Exhibit 10.1

This Exhibit 10.1 includes certain identified information that has been redacted because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private and confidential. Where information has been redacted, it has been so indicated by a “[***]”.

Execution Version

ASSET PURCHASE AGREEMENT

between

THE CHOSEN, INC.

and

COME AND SEE FOUNDATION, INC.

dated as of

May 13, 2024

i

ii

Exhibit A	Form of Amended and Restated Distribution License and Marketing Services Agreement
Exhibit B	Form of Mutual Consent Under Funding Agreement
Exhibit C	Form of Production Services and Funding Agreement
Exhibit D	Form of Security Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 13, 2024, is entered into between The Chosen, Inc., a Delaware corporation (“Seller”), and Come and See Foundation, Inc., a North Carolina nonprofit corporation (“Buyer”).

Recitals

WHEREAS, Buyer and Seller previously entered into that certain Intellectual Property Assignment and Limited Assumption Agreement, dated as of November 29, 2022, between Seller (as successor-in-interest to The Chosen, LLC, a Utah limited liability company) and Buyer (the “IPAA”), pursuant to which Buyer purchased from Seller all right, title and interest in and to the Chosen Brand and the Intellectual Property comprising the audio-visual series called “The Chosen” (the “Chosen Series”) and any and all successor, prequel or spin-off series or any other derivatives thereof (including, without limitation, an initial program, entitled “The Shepherd” published December 24, 2017 (written by Tyler Thompson and Dallas Jenkins); all subsequent episodes (defined herein) of the Chosen Series (each of which was written by one or more of Dallas Jenkins, Ryan Swanson and Tyler Thompson and each of which is owned by The Chosen, LLC), including without limitation “The Shepherd”, “I Have Called You By Name”, “Shabbat”, “Jesus Loves the Little Children”, “The Rock On Which It Is Built”, “The Wedding Gift”, “Indescribable Compassion”, “Invitations”, “I Am He”, “Thunder”, “I Saw You”, Matthew 4:24”, “The Perfect Opportunity”, “Spirit”, “Unlawful”, “Reckoning”, “Beyond Mountains”, “The Messengers”, “Homecoming” and “Two by Two,” and all subsequent episodes and derivatives works thereof; any Bible roundtables, Christmas-themed, seasonal, or other specials, animated productions of any and all kinds, live action productions of any and all kinds, so-called bonus materials and/or director’s cuts, behind the scenes footage, trailers, live streams, character recaps, Chosen extras, documentaries, aftershows, bonus content, presentation/“The Chosen Presents” title and title licensing rights, expanded versions of episodes; all content uploaded to The Chosen App, whether now existing or hereafter created; and all other items defined as “Property” or “Programs” under the IPAA) (collectively with the Chosen Series, the “Programs”; provided, that, Buyer and Seller each acknowledge and agree that neither [***] nor “Jonathan and Jesus” is or ever was a “Program”), and any other additional property comprising a derivative work of a Program (other than [***] and “Jonathan and Jesus”) (collectively with the Programs, “IPAA Property”);

WHEREAS, Buyer has licensed, subject to the CAS Reserved Rights (as such term is defined in the License Agreement (as defined below)), all worldwide rights to the Chosen Series and any and all derivatives thereof (including, without limitation, Christmas-themed or other specials, animated productions of any and all kinds, so-called bonus materials and/or director’s cuts, presentation/“The Chosen Presents” title and title licensing rights, and expanded versions of episodes) (such rights, without limiting the scope thereof referred to hereinafter for ease of reference as the “Commercial Rights”) to Seller pursuant to that certain License Agreement, dated as of November 29, 2022, by and between Buyer and Seller (the “License Agreement”);

WHEREAS, Seller is in the business of developing, producing, distributing, and marketing the Programs (the “Business”);

WHEREAS, Buyer desires to purchase and receive, and Seller desires to sell and transfer, the Commercial Rights and certain other assets, rights, properties related to the Programs, as more fully described herein; and

WHEREAS, Buyer and Seller each wish to enter into new arrangements between the Parties regarding the terms of the development, production, distribution, licensing, and marketing of the Programs, and of the financing of the foregoing, as more fully described herein and in the Exhibits hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional IPAA Property” shall have the meaning set forth in Section 2.10(a).

“Adverse Recommendation Change” means the Board of Directors of Seller (the “Seller Board”): (a) failing to make, withholding, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Buyer, the Seller Board Recommendation; (b) [reserved]; (c) adopting, approving, recommending, endorsing, or otherwise declaring advisable an Acquisition Proposal; (d) failing to reaffirm (publicly, if so requested by Buyer) the Seller Board Recommendation within five Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by Seller or the Person making such Acquisition Proposal; (e) making any public statement inconsistent with the Seller Board Recommendation; or (f) resolving or agreeing to take any of the foregoing actions.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Allocation” has the meaning set forth in Section 2.07.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means (a) each of the Purchased Assets Transfer Instruments, (b) the Trademark Transfer Agreement, (c) the Distribution License Agreement, (d) the Production Services and Funding Agreement, (e) the Mutual Consent Under Funding Agreement, (f) the Security Documents, and (g) the other agreements, instruments and documents required to be delivered at the Closing.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Expenses" means, with respect to Buyer, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the Ancillary Documents, and any transactions related hereto or thereto, any litigation with respect hereto or thereto, the review and comment on the Information Statement, the filing of any required notices in connection with regulatory approvals, and all other matters related to the transactions contemplated by this Agreement or any Ancillary Document.

“CAS Non-Profit Interests Balance” means an amount equal to Thirty-Four Million Five Hundred Fifty-Seven Thousand and Nine Hundred Fifty-Three Dollars ($34,557,953), representing the balance of the Final Purchase Price (as defined in the Funding Agreement) for the CAS Non-Profit Interests (as defined in the Funding Agreement), after giving effect to the Mutual Consent Under Funding Agreement.

“Chosen Brand” has the meaning set forth in the Distribution License Agreement.

“Chosen Series” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Commercial Rights” has the meaning set forth in the recitals.

“Competition Laws” shall mean any domestic, federal, foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade means.

“Contracts” means all contracts relating to Intellectual Property in and to the Programs, whether written or oral.

“Copyright Assignment” has the meaning set forth in Section 3.02(a)(ii)(C).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Definitive Information Statement” has the meaning set forth in Section 6.15.

“Designated Litigation” has the meaning set forth on Schedule 4.10.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Distribution License Agreement” means that certain Amended and Restated Distribution License and Marketing Services Agreement, dated as of the Closing Date, between Buyer and Seller, in the form attached hereto as Exhibit A.

“Dollars” or “$” means the lawful currency of the United States.

“Domain Name Assignment” has the meaning set forth in Section 3.02(a)(ii)(D).

“Encumbrance” means any charge, claim, community property interest, pledge, assignment, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Finally Determined” means, with respect to a claim or dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Funding Agreement” means that certain Contribution Funding and Production Agreement, dated as of November 29, 2022, between Buyer and Seller (as successor-in-interest to The Chosen, LLC, a Utah limited liability company), as amended by that certain First Amendment to the Funding Agreement, dated as of December 19, 2022, and as further amended by that certain Second Amendment to Contribution Funding and Production Agreement, dated as of October 31, 2023.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world relating to the Programs: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites, and pages, and all content and data thereon or relating thereto, whether or not Copyrights; and (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, Social Media Platform Agreements, and other Contracts, whether written or oral, relating to any Intellectual Property relating to the Programs that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller or any Seller Affiliate is a party, beneficiary or otherwise bound.

“Intellectual Property Registrations” means all Purchased Assets and IPAA Property Assets relating to the Programs that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“IPAA” means has the meaning set forth in the Recitals.

“IPAA Property” means has the meaning set forth in the Recitals.

“IPAA Property Assets” means, with respect to any of the IPAA Property or Additional IPAA Property relating to the Programs, all of Seller’s right, title, and interest in and to the following: (a) any and all versions existing of such IPAA Property or Additional IPAA Property, and all elements thereof (including the teleplay and story) and all promotional and advertising materials, metadata, trailers, “bloopers”, footage, trims and outtakes thereof (including, without limitation, the director’s cut and the final cut and any and all versions of each of the foregoing (in any and all languages), “behind the scenes”, “making of”, and any and all other documentary or short form content concerning any IPAA Property or Additional IPAA Property, and all footage, “bloopers”, trims and outtakes of each of the foregoing) regardless of whether the format is physical, digital or otherwise; (b) all physical, digital, or other embodiments of such IPAA Property or Additional IPAA Property, or its elements in whatever state of completion or format, wherever located (including in any film laboratory, file, server, non-fungible token, or storage facility owned or controlled by Seller or any Seller Affiliate or any other Person), in any video, audio, digital, social media app, or other format now existing or hereafter developed; (c) the Copyrights for such IPAA Property or Additional IPAA Property; (d) all Trademarks and Patents (if any) relating to such IPAA Property or Additional IPAA Property or any of the elements thereof and any other Intellectual Property rights therein that do not comprise third party Intellectual Property rights; (e) all negatives, prints, files, digital assets, and all other materials and personal property (including props) constituting the IPAA Property or Additional IPAA Property; (f) all rights anywhere in the world to manufacture, distribute, license, exhibit, market, promote, reissue, repackage, and otherwise exploit such IPAA Property or Additional IPAA Property, in all languages, by any and all means and devices now known or hereafter devised, and howsoever accessed by the viewer, and to otherwise exploit such IPAA Property or Additional IPAA Property in all media, whether now known or hereafter existing and howsoever accessed, including, without limitation, theatrical, home video, video-on-demand, subscription video-on-demand, pay, cable and free television (including broadcast and FAST), the internet, computers, hand held devices, cell phones, and other accessing devices; and all rights to license and exploit such IPAA Property or Additional IPAA Property in all ancillary markets (including, without limitation, hotels, airlines, ships, military bases, etc.); (g) all merchandising rights with respect to such IPAA Property or Additional IPAA Property, including, without limitation the right to merchandise and license such IPAA Property or Additional IPAA Property (including its name, characters and elements) in connection with the manufacture, distribution, license, sale, advertising, promotion and/or other exploitation of products, goods, services and commercial activities, co-promotions and/or tie-ins (and the advertising and promotion thereof) that use, embody or are based on such IPAA Property or Additional IPAA Property (including its characters and elements), including, without limitation, apparel, accessories, toys, activities, games, video games, wireless games, wireless downloads, electronics, interactive software, non-fungible tokens, collectibles, novelties, souvenir, household items, jewelry, food products and services, stationary, posters and other paper goods, office and school supplies; (h) all liens, security interests and other legal Encumbrances against any IPAA Property or Additional IPAA Property by or for the benefit of Seller; (i) all other rights to exploit such IPAA Property or Additional IPAA Property and any and all elements thereof not expressly provided for hereunder, including, but not limited to, distribution rights, Intellectual Property rights, reversion rights therein or related thereto (and encompassing all rights which would otherwise have been recaptured after the expiration of any licenses or grant of rights in the IPAA Property or Additional IPAA Property to any third parties, or otherwise), as well as all electronic publishing, print publication, music publishing, soundtrack rights separate from such IPAA Property or Additional IPAA Property, live-television, radio and dramatic rights, legitimate theater rights, non-theatrical rights, all rights related to home video, DVD, and interactive, CD-ROM, internet and computer rights, both linear and non-linear; novelization, and publication rights, commercial sponsorships and other ancillary or allied rights, and all rights in the underlying literary, dramatic and musical material contained in such IPAA Property or Additional IPAA Property, or upon which such IPAA Property or Additional IPAA Property is based, in all cases in the form owned by Seller as of the Closing Date; and (k) all chain of title documentation and records in the possession of Seller or any Seller Affiliate, including all rights and financial documentation, all U.S. and foreign Copyright certificates for any IPAA Property or Additional IPAA; and such other chain-of-title documentation for the IPAA Property or Additional IPAA Property.

“Key Man” means Dallas Jenkins.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of each of Brad Pelo, JD Larsen or David Stidham, and such knowledge that any such Person would be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation (whether or not such investigation occurs) concerning the matters to which such phrase pertains.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” has the meaning set forth in the recitals.

“Licensed Intellectual Property” means all Intellectual Property in which Seller or any Seller Affiliate holds any rights or interests granted by other Persons that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, excluding indirect, incidental, consequential, special and punitive damages (in each case, except to the extent paid to a third party).

“Mandatory Arbitration” shall have the meaning set forth in Section 10.10(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 4.07(a)(i).

“Milestone” has the meaning set forth in Section 2.06(b).

“Milestone Payment” has the meaning set forth in Section 2.06(b).

“Mutual Consent Under Funding Agreement” shall mean that certain Mutual Consent Under Funding Agreement, dated as of the Closing Date, between Buyer and Seller, in the form attached hereto as Exhibit B.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preliminary Information Statement” has the meaning set forth in Section 6.15.

“Production Services and Funding Agreement” means that certain Production Services and Funding Agreement, dated as of the Closing Date, between Buyer and The Chosen Texas, LLC, in the form attached hereto as Exhibit C.

“Programs” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Rules” shall have the meaning set forth in Section 10.10(b).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.14.

“Security Agreement” means that certain Amended, Restated and Consolidated Copyright Mortgage and Security Agreement substantially in the form attached hereto as Exhibit D.

“Security Documents” means the Security Agreement, together with all other ancillary security agreements, instruments or documents to be executed in connection therewith (which may include, without limitation, deposit account control agreements, collateral assignment agreements, short-form intellectual property security agreements, pledges and any other agreements reasonably required by Buyer) in order to create, attach, and perfect a first priority lien on the collateral granted pursuant to the Security Agreement to secure the “Secured Obligations” as defined in the Security Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Acquisition Agreement” shall have the meaning set forth in Section 6.03(a).

“Seller Affiliate” means any of Seller’s wholly-owned subsidiaries as well as Impossible Math, LLC.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(g).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Social Media Handles” has the meaning set forth in Section 4.09(f).

“Social Media Platform Agreements” has the meaning set forth in Section 4.09(f).

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of Section 6.03 that the Seller Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to Seller’s stockholders than the transactions contemplated by this Agreement, in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Acquisition Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (iv) the other terms and conditions of such Acquisition Proposal and the implications thereof on Seller, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Seller Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement proposed by Buyer during the Superior Proposal Notice Period set forth in Section 6.03(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TCI Bridge Loan Debt” means the outstanding principal balance and accrued but unpaid interest on the TCI Bridge Note as of the Closing Date.

“TCI Bridge Note” means that certain Bridge Loan Promissory Note, dated on or about the date hereof, issued by Seller in favor of Buyer, in the original principal amount of Eleven Million Six Hundred Eighty-Three Thousand Six Hundred Fifty-Nine Dollars and Seventeen Cents ($11,683,659.17).

“TCI Initial Debt” means the outstanding principal, as of the Closing Date, owed by Seller under a loan (the “TCI Initial Loan”) previously made from Buyer to Seller pursuant to the Funding Agreement, which outstanding principal shall be in the amount of One Hundred and Forty-Five Million Five Hundred Thousand Dollars ($145,500,000) as of the Closing Date, and any accrued but unpaid interest thereon.

“Termination Fee” means an amount equal to the sum of $8,305,028.24, plus Buyer’s Expenses.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trademark Assignment” has the meaning set forth in Section 3.02(a)(ii)(D).

“Trademark Transfer Agreement” means a transfer instrument, in form and substance to be mutually agreed between Buyer and Seller prior to the Closing, providing for the transfer of the “5 and 2” and “5&2” Trademarks to Seller.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

ARTICLE II
Purchase and Sale

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, (i) Seller shall transfer the Commercial Rights to the Buyer and (ii) Seller shall, and shall cause its applicable Seller Affiliates to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller and the applicable Seller Affiliates, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s and each Seller Affiliate’s right, title and interest in, to and under all of the following assets, rights, and properties related to the Programs (the Commercial Rights and such assets, rights, and properties, collectively, the “Purchased Assets”):

(a)            all work in progress under the License Agreement, including, without limitation, any masters, variations and footage rights associated with any Program and all derivative, ancillary and subsidiary rights therein, except to the extent any of the same constitute Additional IPAA Property (as discussed below in Section 2.09);

(b)            all rights to any Actions of any nature available to or being pursued by Seller or any Seller Affiliate to the extent arising from or relating to the ownership of any of the other Purchased Assets identified herein following the Closing, whether arising by way of counterclaim or otherwise;

(c)            all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent arising from or relating to the ownership of any of the Purchased Assets identified herein following the Closing;

(d)            all insurance benefits, including rights and proceeds, arising from or relating to ownership of the Purchased Assets following the Closing; and

(e)            all goodwill associated with the foregoing assets.

Section 2.02         Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, Seller shall not sell, and Buyer shall not purchaser or acquire, and the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)            all cash and cash equivalents of Seller;

(b)            all accounts receivable of Seller;

(c)            any prepaid expenses, credits, accounts receivable, refunds, rights of set off, rights of recoupment, deposits and other amounts or receivables arising from or relating to the ownership of the Purchased Assets prior to the Closing;

(d)            all rights to any Actions of any nature available to or being pursued by Seller or any Seller Affiliate to the extent arising from or relating to the ownership of any of the Purchased Assets identified herein prior to the Closing, whether arising by way of counterclaim or otherwise, including, without limitation, any cause of action, judgment, award, recovery, proceeds or other amounts received or recovered with respect to the Designated Litigation

(e)            all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent arising from or relating to the ownership of any of the Purchased Assets identified herein prior to the Closing;

(f)             all insurance benefits, including rights and proceeds, arising from or relating to ownership of the Purchased Assets prior to the Closing;

(g)            any equity interest in Seller or any of its Subsidiaries (including, for the avoidance of doubt, The Chosen Texas, LLC);

(h)            all right, title and interest in and to the Intellectual Property and any and all other tangible and intangible property and rights with respect to projects currently entitled [***] and “Jonathan and Jesus”;

(i)             all tangible or physical assets (including, without limitation, props, sets, wardrobe, equipment, etc.) whether now in existence or hereafter created, in connection with the production of the Chosen Series;

(j)             all computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, owned or licensed by Seller and/or an Affiliate of Seller, including, without limitation, software licensed and or owned by Seller and/ or an Affiliate of Seller in connection with the development, production and/or post-production of audiovisual productions and/or otherwise used in connection with the operations or management of Seller (“Software”);

(k)            any Contracts;

(l)             those certain license agreements (x) set forth on Section 2.02(l) of the Disclosure Schedules, and (y) to which Angel Studios, Inc. or any Affiliate thereof is a party as of the date hereof;

(m)           any Tax Return of Seller or any Seller Affiliate;

(n)            all current and future saleable items of merchandise of every type and description;

(o)            the assets set forth on Section 2.02 of the Disclosure Schedules; and

(p)            any consumer good or product existing only in a digital or electronic form and which is transferred electronically or any similar digital asset under applicable state law, including, without limitation, any e-books, movies streamed over the internet, phone ringtones, podcasts, electronic music, sound and video files, web URLs, digital images or photographs, digital tickets/tokens, audiobooks, digital fonts/logos/graphics, digital code on a blockchain comprised of unique identification codes and metadata that distinguish them from one another, and other digital goods of a similar nature (excluding, for the avoidance of doubt, any rights that may be associated therewith).

Section 2.03          Reserved.

Section 2.04          Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not, pursuant to this Agreement, assume and shall not, pursuant to this Agreement, be responsible to pay, perform or discharge any Liabilities of any kind or nature whatsoever of Seller or any Seller Affiliate (collectively, such Liabilities are “Excluded Liabilities”) from Seller or any Seller Affiliate.

Section 2.05          Purchase Price.

(a)            As a material inducement to Seller to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer, Buyer (i) shall pay the Purchase Price (as defined below) and perform its obligations under this Agreement and (ii) shall enter into, and pay the amounts and grant to Seller or the applicable Seller Affiliate the rights set forth in, each of the Production Services and Funding Agreement and the Distribution License Agreement. The purchase price (the “Purchase Price”) for the purchase and sale of the Purchased Assets as contemplated by Article II shall be an amount equal to: (A) the amount of the TCI Bridge Loan Debt, plus (B) the difference resulting from the amount of the TCI Initial Debt less the CAS Non-Profit Interests Balance (the “TCI Initial Debt Balance” and, together with the amount of the TCI Bridge Loan Debt, the “Initial Purchase Price”), plus (C) the Milestone Payments, to the extent earned pursuant to Section 2.06 and as may be adjusted pursuant to Section 2.06(d).

(b)            No portion of the Initial Purchase Price shall be payable in cash. Rather, at Closing:

(i)            the TCI Bridge Note shall be cancelled in full and the indebtedness represented thereby deemed extinguished, thereby satisfying the portion of the Initial Purchase Price in the amount of the TCI Bridge Loan Debt; and

(ii)           that portion of the TCI Initial Debt represented by the TCI Initial Debt Balance shall be cancelled and the TCI Initial Debt represented thereby deemed extinguished, thereby satisfying the portion of the Initial Purchase Price in the amount of the TCI Initial Debt Balance.

(c)            Further, at Closing, the remaining portion of the TCI Initial Debt, in the amount of the CAS Non-Profit Interests Balance, shall be cancelled and the remaining TCI Initial Debt represented thereby deemed extinguished, thereby satisfying Buyer’s obligation to deliver the CAS Non-Profit Interest Balance pursuant to the Funding Agreement, as modified by the Mutual Consent Under Funding Agreement.

(d)            For the avoidance of doubt, at Closing, automatically and without any further action of the parties hereto, (i) Seller shall be deemed to have satisfied the payment of and shall be forever discharged from its obligation to pay the TCI Initial Debt pursuant to the TCI Initial Loan, and (ii) Buyer shall be deemed to have satisfied the payment of and shall be forever discharged from its obligation to pay the CAS Non-Profit Interests Balance pursuant to the Funding Agreement, as modified by the Mutual Consent Under Funding Agreement.

(e)            After Closing, the Milestone Payments, if any, shall be paid in accordance with Section 2.06.

(f)             Buyer and Seller shall review in good faith the Purchase Price and other terms and implementation details of this Agreement with the objectives of ensuring that such terms and structure (A) avoid excise taxes to TCI on excess benefit transactions under Section 4958 of the Code and the regulations thereunder, (B) avoid providing an impermissible “private benefit” or “private inurement” to TCI by CAS as an organization exempt from federal income tax under Section 501(c)(3) of the Code, and (C) to the extent reasonably possible, comply, with an arm’s-length standard principles under Section 482 of the Code and the regulations thereunder (collectively, the “Tax Objectives”). If mutually agreed, CAS and TCI or their representatives shall, individually, and if appropriate jointly, engage, or continue their engagements with, qualified independent third-party experts to assist in such review. CAS and TCI shall cooperate in good faith in providing all necessary information and documentation to facilitate such review and work in good faith to agree to any modifications to the Transaction Agreements to achieve the Tax Objectives. The Parties may in their mutual good faith discretion agree to further adjustments, refinements and changes to the Purchase Price and other terms of this Agreement based upon third party fair market value appraisals, provided that such adjustments shall be made no later than December 31, 2024.

Section 2.06          Milestone Payments.

(a)            Certain Definitions. For the purposes of this Section 2.06, the following terms shall have the meanings set forth below:

(i)            “Completion and Delivery” means, with respect to a Season of the Chosen Series, Delivery (as such term is defined in the Production Services and Funding Agreement) thereof in accordance with the terms set forth in the Production Services and Funding Agreement; and

(ii)           “Season” means an eight (8)-episode season of the Chosen Series, each episode being approximately forty-five (45) minutes to one hour in length; provided, however, any Season may include “supersized” episodes” or feature-length episodes or otherwise vary as may be agreed pursuant to the Production Services and Funding Agreement.

(b)            Conditional Payment Obligations. As additional consideration for the delivery by Seller of the Purchased Assets, Buyer shall pay to Seller the following additional amounts (each, a “Milestone Payment”) upon the achievement of following events (each, a “Milestone”):

(i)            Twenty-One Million Two Hundred Fifty Thousand Dollars ($21,250,000) upon Completion and Delivery of the fifth Season of the Chosen Series;

(ii)           Twenty-One Million Two Hundred Fifty Thousand Dollars ($21,250,000) upon Completion and Delivery of the sixth Season of the Chosen Series; and

(iii)          Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) upon Completion and Delivery of the seventh Season of the Chosen Series.

(c)            Notification by Seller and Payment by Buyer. Within thirty (30) days following the realization of a Milestone, Buyer shall pay or cause to be paid the corresponding Milestone Payment in cash by wire transfer of immediately available funds to a bank account designated in writing by Seller to Buyer. Seller acknowledges that there is no assurance that Seller will receive any Milestone Payment and Buyer has not promised any Milestone Payment, in each case, solely in the event that a Milestone has not been achieved.

(d)            Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.06: (i) the amount of any Losses to which any Buyer Indemnified Party is entitled under Article VIII of this Agreement, and (ii) the amount of any of Seller’s indemnity obligations to which any Buyer Indemnified Party is entitled under either of the Production Services and Funding Agreement or the Distribution License Agreement.

Section 2.07         Allocation of Purchase Price. Seller and Buyer agree that the Initial Purchase Price and Milestone Payments, if any, shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as determined in accordance with this Section 2.07 (the “Agreed Allocation”). Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Agreed Allocation except as otherwise required by a “determination” within the meaning of Section 1313 of the Code. The Agreed Allocation will be subsequently adjusted, as necessary, to take into account any incremental payments or other amounts treated as consideration for U.S. federal income tax purposes (including Milestone Payments). Seller shall prepare and deliver to Buyer for its review an allocation (the “Proposed Allocation”) of amounts treated as consideration for U.S. federal income tax purposes and applicable state and local, income tax purposes. Buyer shall be entitled to review and comment on such Proposed Allocation and shall provide Seller with comments within 30 days after Buyer’s receipt of the Proposed Allocation from Seller, or else the Proposed Allocation shall be applied as an update to the Allocation Schedule. In the event that Seller and Buyer are unable to agree on any of Buyer’s comments to the Proposed Allocation within 10 days (or such longer period as Seller and Buyer may agree) after Buyer has delivered its comments, Buyer and Seller shall refer such dispute to an impartial reputable firm of certified public accountants mutually agreed by Seller and Buyer (the “Accounting Firm”) for final determination, the costs of which shall be borne equally by Buyer and Seller. The decision of the Accounting Firm shall be final, conclusive and binding upon the parties. All agreed comments of Buyer, if any, and all determinations by the Accounting Firm, if any, shall be reflected in preparing the updated Agreed Allocation.

Section 2.08          Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.  In the event Buyer determines that it is required to deduct or withhold any amount from any payment to Seller for hereunder, Buyer will provide at least three (3) Business Days’ prior written notice thereof to the Seller, including a reasonably detailed explanation therefor, and shall reasonably cooperate with the Seller and provide Seller with a reasonable opportunity to deliver any forms or other documentation or take any other steps to avoid such deduction or withholding in accordance with applicable Law.

Section 2.09          Wrong Pockets.

(a)            If, after the Closing, either Buyer or Seller identifies an asset, right or property owned by Seller or any Seller Affiliate that is a Purchased Asset and that should have been, but was not previously, transferred by Seller or the applicable Seller Affiliate to Buyer pursuant to this Article II, then (x) if such asset, right or property is owned by Seller, Seller hereby assigns and transfers such asset, right or property to Buyer, and (y) if a Seller Affiliate owns such asset, right or property, then Seller shall, and shall cause any applicable Seller Affiliate to, promptly assign and transfer such asset, right or property to Buyer, in each case under the foregoing clauses (x) and (y), for no additional consideration other than as previously paid under this Agreement; without limiting the generality of the foregoing, Seller shall, or shall cause any applicable Seller Affiliate to, execute, acknowledge and deliver all reasonable further documents in order to effectuate such transfer.

(b)            If, after the Closing, either Buyer or Seller identifies an asset, right or property owned by Buyer or any Buyer Affiliate that is an Excluded Asset and that should have been retained by Seller or a Seller Affiliate pursuant to this Article II, but was transferred by Seller or the applicable Seller Affiliate to Buyer, then (x) if such asset, right or property is owned by Buyer, Buyer hereby assigns and transfers such asset, right or property to Seller, and (y) if a Buyer Affiliate owns such asset, right or property, then Buyer shall, and shall cause any applicable Buyer Affiliate to, promptly assign and transfer such asset, right or property to Seller or the applicable Seller Affiliate, in each case under the foregoing clauses (x) and (y), for no additional consideration other than as previously set forth in this Agreement; without limiting the generality of the foregoing, Buyer shall, or shall cause any applicable Buyer Affiliate to, execute, acknowledge and deliver all reasonable further documents in order to effectuate such transfer.

(c)            If, after the Closing, either Seller or any Seller Affiliate, on the one hand, or Buyer or any Affiliate of Buyer, on the other hand, receives or collects any monies due to Buyer or Seller, as applicable, in respect of the Purchased Assets, then Seller shall, or shall cause the applicable Seller Affiliate to, or Buyer shall, or shall cause the applicable Affiliate of Buyer, in either case as applicable, promptly, and in any event within two (2) Business Days, remit or deliver such monies to Buyer or Seller, as applicable, for no additional consideration other than as previously paid under this Agreement. Prior to any such remission or delivery, Seller shall, or shall cause the applicable Seller Affiliate to, or Buyer shall, or shall cause any applicable Affiliate of Buyer to, in either case as applicable, hold such monies in trust for Buyer or Seller, as applicable.

(d)            If, after the Closing, either Buyer or Seller identifies any Liability that is an Excluded Liability that should not have been, but was previously, transferred to or assumed by Buyer, then Buyer shall promptly transfer and assign to Seller, and Seller shall promptly accept and assume, such Liability for no additional consideration other than as previously paid under this Agreement. Such determination of Buyer or Seller, as applicable, shall be made no later than December 31, 2024.

Section 2.10          IPAA.

(a)            Buyer and Seller each acknowledge and agree that it was their mutual intent under the IPAA that Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase, receive and accept from Seller, all of Seller’s right, title, and interest in, to, and under all of the IPAA Property Assets, whether in existence as of or created after the date of the IPAA. Further, Buyer and Seller wish to affirm their mutual understanding and agreement that neither [***] nor “Jonathan and Jesus” are, and neither has ever been, a “Program” under the IPAA and neither such series constitutes IPAA Property. As of the date hereof, except as disclosed on Section 2.10 of the Disclosure Schedules (the “Additional IPAA Property”) Seller has not identified nor been made aware of any IPAA Property Asset that should have been, but was not previously, transferred by Seller or the applicable Seller Affiliate to Buyer pursuant to the IPAA.

(b)            Buyer and Seller agree and acknowledge that all Additional IPAA Property belongs to Buyer pursuant to the terms of the IPAA. To the extent any Additional IPAA Property appears to be owned of record (pursuant to any Contract, recordation, registration, or otherwise) by Seller, Seller hereby assigns and transfers such Additional IPAA Property to Buyer, and, to the extent any Additional IPAA Property appears to be owned of record (pursuant to any Contract, recordation, registration, or otherwise) by a Seller Affiliate or third party, as a condition to the consummation of the transactions contemplated hereby, Seller shall, and shall cause such Seller Affiliate or third party to, promptly assign and transfer such Additional IPAA Property to Buyer, in each case, for no additional consideration other than was previously paid under the IPAA. Without limiting the generality of the foregoing, Seller shall, or shall cause any applicable Seller Affiliate or third party to, execute, acknowledge and deliver all reasonable further documents in order to effectuate such transfer. Further, after Closing, if requested by Buyer in connection with any Additional IPAA Property identified on Section 2.10 of the Disclosure Schedules or any further Additional IPAA Property identified or created by or on behalf of Seller or any Seller Affiliate or any third party after Closing, Seller shall, and shall cause any applicable Seller Affiliate or third party to, take all action, execute all documentation, and make all filings, notifications and recordations, as applicable, required to ensure that Buyer is the sole and exclusive legal and beneficial, and as applicable, record, owner of all right, title and interest in and to the IPAA Property and any Additional IPAA Property.

(c)            If, after the Closing, either Seller or any of Seller Affiliate receives or collects any monies due to Buyer in respect of the exploitation of any IPAA Property Assets or any Additional IPAA Property (excluding amounts received or payable pursuant to the Distribution License Agreement and/or the Production Services and Funding Agreement and excluding any Excluded Assets), then Seller shall, or shall cause the applicable Seller Affiliate to, promptly, and in any event within two (2) Business Days, remit or deliver such monies to Buyer for no additional consideration other than as previously paid under this Agreement. Prior to any such remission or delivery, Seller shall, or shall cause the applicable Seller Affiliate to, hold such monies in trust for Buyer.

Section 2.11          Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Buyer and Seller shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible; provided, that all costs and expenses relating to taking all actions necessary to obtain or cause to be obtained, and all third party consents that may be or become necessary in connection with the transactions contemplated by this Agreement and the Ancillary Documents shall be borne, on the one hand, fifty percent (50%) by Seller and, on the other hand, fifty percent (50%) by Buyer; provided, that each party shall bear its own costs and expenses with respect to any consents, clearances, expirations or terminations of a waiting period, authorizations, orders and approvals of, or exemptions by, all Governmental Authorities (which actions shall include furnishing all information required under the HSR Act or any other applicable Competition Laws). If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01          Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, at 10:00 a.m., Eastern Time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02          Closing Deliverables.

(a)            At the Closing, Seller shall deliver to Buyer the following:

(i)            evidence, in form and substance satisfactory to Seller, of the cancellation of the TCI Bridge Loan Debt and the TCI Initial Debt;

(ii)           the Distribution License Agreement, duly executed by each party thereto other than Buyer, and each ancillary document to be delivered pursuant thereto, duly executed by each of the parties thereto other than Buyer or its Affiliates;

(iii)          such instruments of transfer as may be reasonably requested by Buyer in connection with the Purchased Assets, in form and substance reasonably satisfactory to Buyer and Seller (the “Purchased Assets Transfer Instruments”);

(iv)          the Mutual Consent Under Funding Agreement, duly executed by Seller;

(v)           a properly executed IRS Form W-9 of Seller;

(vi)          the Production Services and Funding Agreement, duly executed by each party thereto other than Buyer, and each ancillary document to be delivered pursuant thereto, duly executed by each of the parties thereto other than Buyer;

(vii)         each Security Document, duly executed by the parties thereto;

(viii)        evidence, in form and substance satisfactory to Buyer, of the termination of the security documents, the release of the Encumbrances, and the making of the respective filings with Government Authorities evidencing the foregoing, set forth on Section 3.02(a)(viii) of the Disclosure Schedules;

(ix)           the Trademark Transfer Agreement, duly executed by Seller;

(x)            the Seller Closing Certificate;

(xi)           the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(k) and Section 7.02(l);

(xii)          such other customary instruments of transfer, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(xiii)         the side letters and other agreements set forth on Section 3.02(a)(xiii) of the Disclosure Schedules or otherwise reasonably requested by Buyer.

(b)            At the Closing, Buyer shall deliver to Seller the following:

(i)            the Mutual Consent Under Funding Agreement, duly executed by Buyer;

(ii)           the Distribution License Agreement, duly executed by Buyer, and each ancillary document required to be delivered at the Closing pursuant thereto to which Buyer is a party, duly executed by Buyer;

(iii)          the Purchased Assets Transfer Instruments to which Buyer is a party, duly executed by Buyer;

(iv)          the Production Services and Funding Agreement, duly executed by Buyer, and each ancillary document to be delivered at the Closing pursuant thereto to which Buyer is a party, duly executed by Buyer;

(v)           each Security Document to which Buyer is a Party, duly executed by Buyer;

(vi)          the Trademark Transfer Agreement, duly executed by Buyer;

(vii)         the Buyer Closing Certificate;

(viii)        a properly executed IRS Form W-9 of Buyer;

(ix)           the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g); and

(x)            such other customary instruments of transfer, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

At Closing, the Buyer may also submit for filing or recording, as applicable, any UCC-1 financing statements or record any other agreements or instruments in the appropriate registry required to perfect the Buyer’s lien in the collateral granted under the Security Agreement.

ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01          Organization and Qualification of Seller.

(a)            Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(b)            Each Seller Affiliate is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted to the extent conducted by it. Each Seller Affiliate is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets owned by such Seller Affiliate or the operation of the Business as currently conducted by such Seller Affiliate makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(c)            Other than as set forth on Section 4.01(c) of the Disclosure Schedules, Seller does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 4.02          Authority of Seller.

(a)            Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Board of Directors of Seller has recommended to the stockholders of Seller that they vote in favor of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies.

(b)            Each Seller Affiliate has full limited liability power and authority to enter into the Ancillary Documents to which it is or will be a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Seller Affiliate of any Ancillary Document to which it is or will be a party, the performance by such Seller Affiliate of its obligations thereunder, and the consummation by such Seller Affiliate of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action on the part of such Seller Affiliate. When each Ancillary Document to which any Seller Affiliate is or will be a party has been duly executed and delivered by such Seller Affiliate (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller Affiliate enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies.

Section 4.03          No Conflicts; Consents.

(a)            Except as set forth on Section 4.03(a) of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (ii) other than compliance with any applicable requirements of each of the HSR Act and Section 14(c) of the Exchange Act, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business, or the Purchased Assets; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject; (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets, or (v) require any consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby or thereby, except, in the cases of clauses (ii) and (v), for such conflicts, violations or breaches that would not have, or such consents, approvals, Permits, Governmental Orders, declarations or filings, notices or other actions the failure of which to obtain or make would not have, a Material Adverse Effect.

(b)            Except as set forth on Section 4.03(b) of the Disclosure Schedules, the execution, delivery and performance by each Seller Affiliate of the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of such Seller Affiliate; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller Affiliate, the Business or the Purchased Assets; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which such Seller Affiliate is a party or by which such Seller Affiliate or the Business is bound or to which any of the Purchased Assets are subject; (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets; or (v) require any consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority with respect to any Seller Affiliate in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which such Seller Affiliate is or will be a party and the consummation of the transactions contemplated hereby or thereby, except, in the cases of clauses (ii), (iii) (except with respect to the Purchased Assets) and (v), for such conflicts, violations or breaches that would not have, or such consents, approvals, Permits, Governmental Orders, declarations or filings, notices or other actions the failure of which to obtain or make would not have, a Material Adverse Effect.

Section 4.04          Financial Statements; Stout and Lincoln Information.

(a)            Complete copies of the audited, consolidated financial statements consisting of the consolidated balance sheet of Seller as at December 31 in each of the years 2023, 2022, and 2021 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”) are included in Section 4.04(a) of the Disclosure Schedules. The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Audited Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The consolidated balance sheet of Seller as of December 31, 2023, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

(b)           All financial information and data concerning the Business or any part thereof (excluding, for the avoidance of doubt, any assumptions, projections, estimates and forward-looking statements) provided by Seller to Stout Risius Ross, LLC (“Stout”), in connection with the preparation by Stout of one or more valuation reports for Buyer in connection with the transactions contemplated hereby (including, without limitation, the preparation by Stout of projections relating to the Business forming the bases for Stout’s conclusions in such valuation reports), or to Lincoln Partners Advisors LLC (“Lincoln”), in connection with the preparation by Lincoln of a fairness opinion for Buyer in connection with the transactions contemplated hereby, have been, to the knowledge of Seller, true, accurate, and complete in all material respects. All management assumptions concerning the Business or any part thereof provided by Seller to Stout or Lincoln in connection with the preparation by either of them of reports or opinions, as applicable, for Buyer in connection with the transactions contemplated hereby (including, without limitation, the preparation by Stout of projections relating to the Business forming the bases for Stout’s conclusions in such valuation reports) have been prepared in good faith by the Seller’s management based on its then-current views and assumptions as of the date of this Agreement.

Section 4.05          Undisclosed Liabilities. Except as set forth on Section 4.05 of the Disclosure Schedules, Seller has no Liabilities with respect to the Business required to be set forth on a Balance Sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (c) those which are not, individually or in the aggregate, material in amount.

Section 4.06          Absence of Certain Changes. Since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.07          Material Contracts.

(a)            Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller or any Seller Affiliate is a party or by which any of them is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Intellectual Property Agreements set forth in Section 4.09(b) of the Disclosure Schedules, being “Material Contracts”):

(i)            all Contracts pursuant to which Seller or any Seller Affiliate exploits the Commercial Rights, including, without limitation, any sub-license agreements, sub-distribution agreements, production services agreements, agreements with actors involved in any Program, Contracts providing for financing arrangements in respect of any Program, or other agreements; and

(ii)           all Contracts pursuant to which Seller or any Seller Affiliate partners with one or more counterparties to market, source, curate and/or distribute any Program through (A) existing or emerging digital home entertainment platforms, (B) physical media, (C) linear television, (D) theatrical distribution, (E) books, and/or (F) merchandise;

(iii)          all Contracts between Seller or any Seller Affiliate and any customer who provided ten percent (10%) or more of Seller’s accounts receivable or annual revenues during either of the two fiscal years ended December 31, 2023 or December 31, 2022, based on the applicable Audited Financial Statements;

(iv)          all Contracts between Seller or any Seller Affiliate, on the one hand, and the Key Man, on the other hand, if such Contract is material to the Business;

(v)           all Contracts between or among Seller or any Seller Affiliate and any guild, union or collective bargaining organization (including, without limitation, the Screen Actors Guild-American Federation of Television and Radio Artists is an American, the Directors Guild of America, the Writers Guild of America, the Producers Guild of America, the International Alliance of Theatrical Stage Employees, or any music performance or publishing guild (each, a “Guild”)) with respect to the production or distribution of any Program;

(vi)          the License Agreement, the Funding Agreement, and each other existing Contract between Seller or any of Seller Affiliate and Buyer; and

(vii)         all other Contracts that are material to the Purchased Assets and not previously disclosed pursuant to this Section 4.07.

(b)           Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against Seller or the applicable Seller Affiliate and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies. None of Seller or any Seller Affiliate or, to Seller’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Purchased Assets.

Section 4.08          Title to Purchased Assets; Title to Commercial Rights and Purchased Assets.

(a)            Seller or the applicable Seller Affiliate (as specified on Section 4.08(a) of the Disclosure Schedules with respect to each of the Purchased Assets) has good and valid title to all of the Purchased Assets which it licenses from Buyer on an exclusive basis. All such Purchased Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)            those items set forth in Section 4.08(a)(i) of the Disclosure Schedules;

(ii)           liens for Taxes not yet due and payable; and

(iii)          mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

None of Seller’s rights, title, privileges or remedies under the License Agreement are subject to any Encumbrances other than Permitted Encumbrances.

(b)            As of the Closing Date, Seller has taken all action, executed all documentation, and made all filings, notifications and recordations, as applicable, required to ensure that Buyer is the sole and exclusive legal and beneficial, and as applicable, record, owner of all right, title and interest in and to the IPAA Property Assets, IPAA Property Assets, and Additional IPAA Property. Except as may pertain to Trademark applications which Buyer has failed to maintain and which are, as of the date hereof, deemed abandoned, Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any Action (including any opposition, cancellation, revocation, review, or other proceeding) challenging the validity, enforceability, registrability, patentability, or ownership of Buyer in any IPAA Property Assets, IPAA Property Assets, and Additional IPAA Property.

Section 4.09          Intellectual Property.

(a)            Reserved.

(b)            Section 4.09(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller or any Seller Affiliate is a licensor or otherwise grants to any Person any right or interest relating to any IPAA Property Asset; (ii) under which Seller or any Seller Affiliate is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s or any Seller Affiliate’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. To Seller’s Knowledge, neither Seller nor any Seller Affiliate, nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)            To Seller’s Knowledge, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any IPAA Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted.

(d)            Reserved.

(e)            The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the IPAA Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business to Seller’s Knowledge have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any IPAA Property Assets or Licensed Intellectual Property.

(f)            There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any IPAA Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any IPAA Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any IPAA Property Assets or Licensed Intellectual Property.

(g)            Section 4.09(g) of the Seller Disclosure Schedules contains a correct, current, and complete list of all handles used by Seller or a Seller Affiliate in connection with the Programs (the “Social Media Handles”). The Seller and each Seller Affiliate has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of the Social Media Handles (collectively, “Social Media Platform Agreements”). There are no Actions settled, pending, or threatened alleging (i) any breach or other violation of any Social Media Platform Agreement by Seller or any Seller Affiliate; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Seller or any Seller Affiliate in connection with its use of social media in the conduct of the Business.

(h)            Seller and each Seller Affiliate has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past two (2) years, to Seller’s Knowledge, neither Seller nor any Seller Affiliate has (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Seller’s or any Seller Affiliate’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.10          Legal Proceedings; Governmental Orders.

(a)            Except as set forth in Section 4.10(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any Seller Affiliate (i) relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred, or circumstances exist, that may give rise to, or serve as a basis for, any such Action.

(b)            Except as set forth in Section 4.10(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets.

Section 4.11          Compliance with Laws; Permits.

(a)            Each of Seller and each Seller Affiliate has complied since January 1, 2021, and is now in compliance, in each case, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)            All Permits required for Seller or any Seller Affiliate to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller or the applicable Seller Affiliate and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

Section 4.12          Solvency; Effect of Transactions.

(a)            Immediately after giving effect to the transactions contemplated hereby, Seller shall be able to pay its debts and obligations generally as they become due. No insolvency or receivership proceedings of any nature are now pending or threatened in writing by or against Seller. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller and its Subsidiaries.

(b)            To Seller’s Knowledge, Seller believes in good faith as of the date hereof that the consummation of the transactions contemplated by this Agreement, the Distribution and License Services Agreement and the Production Services and Funding Agreement shall enable Seller to satisfy its financial obligations to all persons as they come due during the three-year period following the Closing Date.

Section 4.13          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller or any Seller Affiliate.

Section 4.14          SEC Filings. Since January 1, 2021, Seller has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the reporting requirements of the Exchange Act (such items, including exhibits thereto and documents incorporated by reference therein collectively, the “SEC Documents”). As of their respective filing dates, each SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, and none of the SEC Documents contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by subsequently-filed SEC Documents.

Section 4.15          No Other Representations or Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 4, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING SELLER, THE BUSINESS OR ANY OF THE PURCHASED ASSETS, OR ANY OTHER MATTERS. SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01         Organization of Buyer. Buyer is a nonprofit corporation duly organized, validly existing and in good standing under the Laws of the state of North Carolina and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.02         Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies.

Section 5.03          No Conflicts; Consents. Except as set forth on Section 5.03 of the Disclosure Schedules, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or permit to which Buyer is a party, or (d) require any consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority, except, in the cause of clauses (b), (c) and (d), for such conflicts, violations or breaches that would not have, or such consents, approvals, Permits, Governmental Orders, declarations or filings, notices or other actions the failure of which to obtain or make would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.04         Available Funds. Buyer has, and will at all times have available to it, sufficient cash on hand to consummate the transactions contemplated by this Agreement and to pay all fees and expenses of Buyer related to the transactions contemplated by this Agreement.

Section 5.05          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer or any of Buyer’s Affiliates.

Section 5.06          Legal Proceedings. Except as set forth on Section 5.03 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred, or circumstances exist, that may give rise to, or serve as a basis for, any such Action.

Section 5.07          No Reliance other than Express Representations and Warranties. Except for the representations and warranties contained in this Agreement (as modified by the Disclosure Schedules), Buyer has, in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby, not relied upon any other express or implied representation or warranty with respect to Seller, the Business, the Purchased Assets, or the transactions contemplated by this Agreement, whether made by Seller or any of its Affiliates, officers, directors, employees, agents or representatives, including without limitation, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or its Affiliates by any director, officer, employee, agent, consultant, or representative of Seller or Seller Affiliate). Buyer acknowledges and agrees that (i) in connection with its investigation of the Seller and the Purchased Assets, Buyer has received from or on behalf of Seller certain estimates, projections and other forecasts and plans, and (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Seller or any direct or indirect equity holder of Seller with respect thereto. Accordingly, except as expressly set forth herein, none of the Company, its Subsidiaries and Seller makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE VI
Covenants

Section 6.01          Conduct of Business Prior to the Closing. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as required by applicable Law, otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations, and franchise and to preserve the Purchased Assets and the rights, franchises, goodwill and relationships of its employees (including, without limitation, the Key Man), customers, lenders, suppliers, regulators, sub-licensees, sub-distributees, production services providers, actors involved with any Program, financing sources for any Program, and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as required by applicable Law, otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall:

(a)            maintain the properties, rights and assets included in the Purchased Assets and Additional IPAA Property in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(b)           defend and protect the properties, rights and assets included in the Purchased Assets from infringement or usurpation;

(c)            perform in all material respects its obligations under the Material Contracts, and not amend or terminate in any material respect that is adverse to Buyer any Material Contract that relates to a Purchased Asset, except as expressly contemplated by this Agreement or any Ancillary Document;

(d)            not take any action that would reasonably be expected to adversely affect Seller’s relationship with the Key Man;

(e)            maintain the books and records relating to the Purchased Assets in accordance with past practice in all material respects;

(f)            comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(g)            timely comply in all material respects with the information reporting obligations applicable to Seller pursuant to U.S. federal securities laws; and

(h)            not take or permit any action that would cause Seller to breach any of its obligations under the foregoing subclauses (a)-(g).

Section 6.02          Access to Information. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall (a) upon reasonable advance notice during normal business hours, afford Buyer and its Representatives access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Purchased Assets; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Purchased Assets as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Purchased Assets. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the use of the Purchased Assets, the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information if such disclosure would be reasonably likely to jeopardize any attorney-client or other legal privilege, contravene any applicable Laws or Contracts entered into prior to the date hereof, including data privacy or protection Laws applicable to employee personal information; provided, however, that the parties shall cooperate in good faith to provide substantially the information the other parties request in such a manner as to not waive any attorney client or other legal privilege or contravene applicable Laws or Contracts.

Section 6.03          No Solicitation of Other Bids.

(a)            No Solicitation. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal (each, a “Seller Acquisition Agreement”). Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Purchased Assets.

(b)            Permitted Conduct Related to Certain Acquisition Proposals. Notwithstanding Section 6.03(a), prior to the Closing Date, the Seller Board may, subject to Section 6.03(c) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited written Acquisition Proposal that the Seller Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal; provided, that: (i) none of the Seller nor any of its Subsidiaries nor any of their respective Representatives shall have violated any of the provisions of this Section 6.03, and (ii) the Seller Board first shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the Seller Board’s fiduciary duties under applicable Law.

(c)            Notification to Buyer. The Seller Board shall not take any of the actions referred to in Section 6.03(b) unless Seller shall have delivered to Buyer a prior written notice advising Buyer that it intends to take such action. Seller shall notify Buyer promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by Seller (or any of its Representatives) of any Acquisition Proposal, any inquiry that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Seller or any of its Subsidiaries or for access to the business, properties, assets, books, or records of Seller or any of its Subsidiaries by any third party in connection with an Acquisition Proposal. In such notice, Seller shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request, including any proposed financing. Seller shall keep Buyer fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Seller shall provide Buyer with at least 48 hours’ prior notice of any meeting of the Seller Board (or such lesser notice as is provided to the members of the Seller Board) at which the Seller Board is reasonably expected to consider any Acquisition Proposal. Seller shall promptly provide Buyer with a list of any non-public information concerning Seller’s and any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party in connection with an Acquisition Proposal, and, to the extent such information has not been previously provided to Buyer, copies of such information.

(d)            Permitted Conduct Related to a Superior Proposal. Except as expressly permitted by this Section 6.03(d), neither the Seller Board nor any committee thereof shall effect an Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Seller Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Closing Date, the Seller Board may: (i) effect an Adverse Recommendation Change with respect to a Superior Proposal or (ii) terminate this agreement pursuant to Section 9.01(c)(iii) in order to enter into a Seller Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a breach of this Section 6.03, if: (A) Seller promptly notifies Buyer, in writing, at least ten Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (i) or (ii) of this Section 6.03(d), of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that Seller has received an Acquisition Proposal that the Seller Board intends to declare is a Superior Proposal and that the Seller Board intends to take the action described in clauses (i) or (ii) of this Section 6.03(d); (B) Seller specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Acquisition Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (C) Seller and its Representatives during the Superior Proposal Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Buyer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least five Business Days remains in the Superior Proposal Notice Period subsequent to the time Seller notifies Buyer of any such material revision (it being understood that there may be multiple extensions)); and (D) the Seller Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Buyer during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would be inconsistent with the Seller Board’s fiduciary duties under applicable Law.

Section 6.04          Notice of Certain Events.

(a)            From the date hereof until the Closing, each of Seller and Buyer shall promptly notify the other party in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (with respect to Seller) or a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and by the Ancillary Documents (with respect to Buyer) or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)          any Actions commenced or, to Seller’s Knowledge or Buyer’s knowledge, as applicable, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or Section 5.06, as applicable, or that relates to the consummation of the transactions contemplated by this Agreement.

(b)            Either party’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer or Seller in this Agreement (including Section 8.02, Section 8.03, Section 9.01(b) and Section 9.01(c)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05          Governmental Approvals and Consents.

(a)            Subject to the terms and conditions hereof, Buyer and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) making, or causing to be made, all filings, notices, registrations and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) taking all actions necessary to obtain or cause to be obtained, all consents, clearances, expirations or terminations of a waiting period, authorizations, orders and approvals of, or exemptions by, all Governmental Authorities (which actions shall include furnishing all information required under the HSR Act or any other applicable Competition Laws or with respect to any other required approval) that may be or become necessary in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, clearances, expirations or terminations of a waiting period, authorizations, orders, approvals and exemptions. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any of the foregoing.

(b)            Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

(c)            Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)            respond to any inquiries by any Governmental Authority regarding any matter with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)          in the event of any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)            Prior to the Closing, to the extent not prohibited by applicable Law, Buyer and Seller shall each keep the other apprised of the status of matters relating to the completion the transactions contemplated by this Agreement and the Ancillary Documents, and shall work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority. In that regard, to the extent not prohibited by applicable Law, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Buyer or Seller before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. To the extent not prohibited by applicable Law, all correspondence from any Governmental Authority or the staff or regulators of any Governmental Authority shall be disclosed to Buyer or Seller shall be promptly disclosed to the other party. To the extent not prohibited by applicable Law, each of Buyer and Seller shall promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any communication from any Governmental Authority regarding the transactions contemplated by this Agreement and the Ancillary Documents, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication or submission with or to any such Governmental Authority. If either of Buyer or Seller or any Representative of such party receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement or the Ancillary Documents, then such party shall make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request. Neither Buyer nor Seller shall participate in any meeting with any Governmental Authority in connection with this Agreement or any Ancillary Document, or the transactions contemplated hereby or thereby, or with any other Person in connection with any Action by a private party relating to the HSR Act or any other applicable Competition Laws or any other required approvals in connection with this Agreement or any Ancillary Document, or the transactions contemplated hereby or thereby, or make oral submissions at meetings (whether in person or via video conference) or in telephone or other conversations, unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate thereat. Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/corporate in-house antitrust counsel only.” Such designated materials provided by Purchaser to Seller or by Seller to Purchaser, and the information contained therein, shall be given only to the outside legal counsel and corporate in-house antitrust counsel of the recipient and shall not be disclosed by such outside counsel and corporate in-house antitrust counsel to employees (other than corporate in-house antitrust counsel), officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of Seller and its Affiliates, (ii) as necessary to comply with contractual arrangements or applicable Law and (iii) as necessary to address reasonable privilege concerns.

(e)            Buyer and Seller shall prepare and file or cause to be filed (i) any required notifications under the HSR Act as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, and (ii) any filings and/or notifications required in respect of any other required approvals as promptly as practicable. In the event that the parties hereto receive a request for additional information or documentary materials after an initial notification pursuant to the HSR Act or any other applicable Competition Laws, or a request for additional information from any Governmental Authority in connection with any other required approvals, the parties hereto shall use their respective best efforts to comply with such requests, as applicable, as promptly as possible and produce documents, data, responses to interrogatories, or other information on a rolling basis, and counsel for both Parties shall closely cooperate during the entirety of any such investigatory or review process.

(f)            Seller shall not enter into any transaction, or any contractual arrangement or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to: (a) obtain the expiration or termination of the waiting period under the HSR Act; (b) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, or (c) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(g)            Notwithstanding the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or any Competition Law or if any suit is instituted (or threatened to be instituted) by any Governmental Authority or any other Person challenging the transactions contemplated hereby as violative of any Competition Law or which would otherwise prohibit or materially impair or materially delay the expeditious consummation of the transactions contemplated hereby, Buyer shall take all actions necessary to resolve any such objections or suits (or threatened suits) so as to permit such consummation of the transactions contemplated hereby, including, without limitation, agreeing to sell, hold separate, divest, or otherwise dispose of or operate the Purchased Assets to be acquired or the business of Buyer in a manner which would resolve such objections or suits; or otherwise permitting or facilitating the sale, holding separate, divestiture, or other disposition of, any of the Purchased Assets in a manner which would resolve such objections or suits (or threatened suits); provided that nothing in this Section 6.05 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) take any other action that limits any freedom of action with respect to Buyer or its Affiliates’ ability to retain, operate, manage, govern or influence any of its respective businesses or assets; or (iii) any material modification or waiver of the terms and conditions of this Agreement, in each case, that would have a material adverse effect on the Purchased Assets.

(h)            Without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not (i) sell, hold, divest, discontinue or limit any assets, businesses or interests of Seller or any of its Affiliates; (ii) take any other action that limits any freedom of action with respect to Seller or its Affiliates’ ability to retain, operate, manage, govern or influence any of its respective businesses or assets; or (iii) agree to do any of the foregoing or to make any material modification or waiver of the terms and conditions of this Agreement.

Section 6.06          Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.07          Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.08          Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.09          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyer, on the other hand, when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.10          Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.11          Misconduct. During the period commencing on the date hereof and ending on and including the Closing Date, Seller shall not, shall cause each Seller Affiliate and shall use its reasonable best efforts to cause each officer or director of either of them as well as the Key Man not to, commit any Misconduct. To the extent permitted by applicable Law, Seller shall promptly notify Buyer if it becomes aware of any Misconduct on the part of any of Seller or Seller Affiliate, or any of their respective officers or directors, or the Key Man.

Section 6.12          Chosen Planning Council.

(a)            The parties hereto agree and acknowledge that they have previously established an informal council, referred to as the Chosen Planning Council, composed of representatives of Buyer and Seller, which has facilitated collaboration between the parties in respect of the Business.  Buyer and Seller hereby form a “Chosen Planning Council,” to be comprised of three (3) members of the board of the directors of Seller (plus an executive officer of Seller), and three (3) members of the board of directors of Buyer (plus an executive officer of Buyer). On or before the Closing Date, each of Seller and Buyer shall have designated in writing its three directors and one executive representative for the Chosen Planning Council. The Chosen Planning Council shall have the duties and responsibilities set forth in the Production Services and Funding Agreement and the Distribution License Agreement (collectively, the “CPC Purview”).

(b)            The Distribution License Agreement and the Production Services and Funding Agreement each set forth provisions respecting the Chosen Planning Council which are binding upon the Parties and with respect to the Chosen Planning Council and its guidance over matters specified in such agreements. Notwithstanding anything to the contrary in this Agreement, the Distribution License Agreement or the Production Services and Funding Agreement, the Buyer’s and Seller’s respective obligations set forth herein and therein with respect to the Chosen Planning Council shall not be applicable to either such party the extent (and only to the extent) that such party’s Board of Directors determines in good faith that compliance would be inconsistent with the exercise of the fiduciary duties of such party’s Board of Directors.

Section 6.13          Use of Name. Promptly after the Closing Date, and, in any event, within one hundred eighty (180) days thereof, Seller shall, and shall cause each applicable Seller Affiliate to, cease all use of any name (whether legal or fictitious) containing the word “Chosen”. Not later than one hundred eighty (180) days after the Closing Date, Seller shall have amended its Certificate of Incorporation, and caused each applicable Seller Affiliate to amend its formation documents, to change its name to another name that does not include the word “Chosen”. Seller shall promptly provide Buyer with copies of the instruments filed with the Secretary of State of the State of Delaware and of any other state in which Seller or any Seller Affiliate was formed or is qualified to do business as a foreign entity in order to effect such name changes.

Section 6.14          Confidentiality. Each of the parties hereto shall, and shall cause its Affiliates to, keep confidential the terms of this Agreement and the Ancillary Documents, and the negotiations relating hereto and thereto and all documents and information obtained by such party from the other party in connection with the transactions contemplated hereby and thereby, except (a) to the extent this Agreement or any Ancillary Document, and such negotiations, need to be disclosed to obtain approval of any regulatory authority or such party’s equity holders, (b) for disclosures made in accordance with the terms of this Agreement, (c) to the extent required by applicable Law, regulations or SEC requirements, or (d) in connection with any financings arranged by the Buyer or the Seller.

Section 6.15          Information Statement. Seller shall use its reasonable best efforts to prepare and shall cause to be filed with the SEC as promptly as practicable following the date of this Agreement a preliminary information statement on Schedule 14C (together with any amendments thereof or supplements thereto, the “Preliminary Information Statement”) disclosing that a majority of Seller’s stockholders has, by written consent in lieu of a meeting, adopted and approved this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby. Seller shall include in the Preliminary Information Statement the text of this Agreement and each Ancillary Document, and shall use all commercially reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Preliminary Information Statement. Seller shall share any such comments by the SEC staff with Buyer promptly upon receipt and, in any case, prior to responding to such comments, and shall also share its proposed responses to such comments with Buyer in advance of submitting them to the SEC Staff. Seller shall in good faith consider any comments on any such proposed response provided by Buyer. Seller shall file a definitive information statement on Schedule 14C (together with any amendments thereof or supplements thereto, the “Definitive Information Statement”) as soon as it is reasonably practicable to do so in compliance with the Exchange Act and shall distribute the same to Seller’s stockholders in compliance with the Exchange Act. None of the information included in the Preliminary Information Statement or the Definitive Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant or representation is hereby made by Seller with respect to any information regarding Buyer, its operations, business, directors, officers, or stockholders. Each of the Preliminary Information Statement and the Definitive Information Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 6.16          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.17          Interim Financial Statements. Following the date of this Agreement and prior to the Closing, Seller shall deliver to the Buyer the unaudited, consolidated financial statements consisting of the consolidated balance sheet of Seller as at March 31, 2024 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements”).

ARTICLE VII
Conditions to closing

Section 7.01          Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise permanently restraining or permanently prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)           Any waiting period applicable to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents under the HSR Act (and any extension thereof) shall have expired or been terminated.

(c)            Seller shall have filed the Definitive Information Statement with the SEC and distributed the Definitive Information Statement to its stockholders in accordance with the requirements under Exchange Act, and at least twenty (20) calendar days shall have elapsed from the date of such filing and distribution.

(d)            Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to on Section 5.03 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03(a)(i), (ii) and (iv), Section 4.03(b)(i), (ii) and (iv), Section 4.07, Section 4.08(a), Section 4.09 and Section 4.13, the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without giving effect to materiality or Material Adverse Effect, or similar phrases in the representations and warranties) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The representations and warranties of Seller contained in Section 4.07 and Section 4.09 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03(a)(i), (ii) and (iv) and Section 4.03(b)(i), (ii) and (iv), Section 4.08(a), and Section 4.13 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)            Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c)            No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(d)            No Material Contract shall have been amended or terminated in such a manner that would be adverse in any material respect to the Purchased Assets or the terms of any Ancillary Document, in each case, without Buyer’s prior written consent;

(e)            All approvals, consents and waivers that are listed on each of Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(f)             From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect;

(g)            Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a);

(h)            All Encumbrances relating to the Purchased Assets, if any, shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable discretion, of the release of such Encumbrances;

(i)             The financing statements and security documents set forth on Section 7.02(i) of the Disclosure Schedule shall have been newly filed, terminated or amended, in each case as indicated on Section 7.02(i) of the Disclosure Schedule;

(j)             Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”);

(k)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by each of the board of directors of Seller and the stockholders of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(l)             Buyer shall have received a certificate of the Secretary of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(m)           Neither Seller nor any Seller Affiliate, or any officer or director of any of them nor the Key Man, shall have committed: (i) any misdemeanor of moral turpitude that is punishable by a prison term of at least 6 months or a felony (regardless of the length of prison term associated with such offense), or (ii) any act which (A) cannot be reasonably cured which can reasonably be considered by contemporary community standards to be immoral, deceptive, scandalous, or obscene that is likely to cause public ridicule or disapproval, (B) otherwise would reasonably be expected to negatively affect the reputation and goodwill associated with any Program or Program-related trademark, the Business, any Purchased Asset, Seller, any Seller Affiliate, Buyer or any of its Affiliates, or the Key Man, (C) would reasonably be expected to subject any Program or Program-related trademark, the Business, any Purchased Asset, Seller, any Seller Affiliate, Buyer or any of its Affiliates, or the Key Man to public ridicule or disapproval or uses thereof which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner (any such act, violation, or other conduct is referred to herein as “Misconduct”); and

(n)            Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03          Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03(a)-(b) and Section 5.05, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (without giving effect to materiality or material adverse effect, or similar phrases in the representations and warranties) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder. The representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03(a)-(b) and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)            Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c)            No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby;

(d)           All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing;

(e)            Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b);

(f)            Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”);

(g)            Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by each of the board of directors of Buyer and the members of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(h)            Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(i)             Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03(a)(i), (ii) and (iv), Section 4.03(b)(i), (ii) and (iv), Section 4.08(a), Section 4.09, Section 4.13, Section 5.01, Section 5.02, Section 5.03(a)-(b) and Section 5.05 (collectively, the “Fundamental Representations”) shall survive until the applicable statute of limitations has run plus 30 days. All covenants and agreements of the parties contained herein (i) required to be performed at or prior to the Closing shall survive the Closing for a period of ninety (90) days following the Closing or (ii) required to be performed following the Closing shall survive indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02          Indemnification By Seller. From and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)            any asset, right, or property of Seller or any Seller Affiliate that is not a Purchased Asset;

(d)            any Excluded Liability;

(e)            any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Business conducted, existing or arising prior to the Closing; or

(f)             the Designated Litigation.

Section 8.03          Indemnification By Buyer. From and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)            the ownership, use, operations, properties, assets or obligations of the Purchased Assets conducted, existing or arising following the Closing (including any Third-Party Claim with respect thereto), other than the use or operation of the Purchased Assets pursuant to the terms of the Ancillary Documents (in which case the terms of the Ancillary Documents shall govern).

Section 8.04          Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)            Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $1,000,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar; provided, however, that claims for fraud and claims for any Losses incurred by the Buyer Indemnitees arising out of or resulting from the breach or inaccuracy of any of the Fundamental Representations shall not be subject to the Basket.

(b)            In no event shall the aggregate liability of Seller pursuant to Section 8.02(a) (other than in respect of any Fundamental Representation) exceed an aggregate amount equal to $20,762,570.60 (the “Cap”); provided that in no event shall the aggregate liability of Seller pursuant to Section 8.02(a) exceed an aggregate amount equal to the Purchase Price. In no event shall the aggregate liability of Buyer pursuant to Section 8.03(a) (other than in respect of any Fundamental Representation) exceed an aggregate amount equal to the Cap; provided that in no event shall the aggregate liability of Buyer pursuant to Section 8.03 exceed an aggregate amount equal to the Purchase Price.

(c)            For the purposes of computing the amount of any Losses incurred under this Article VIII, there shall be deducted an amount equal to the amount of any insurance proceeds or indemnification payments actually received by the party incurring such Losses in respect of such Losses or any of the circumstances giving rise thereto.

(d)            Each Person entitled to indemnification hereunder shall use its commercially reasonable efforts to take all reasonable steps, but solely to the extent required by applicable Law, to reasonably mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses which are indemnifiable or recoverable hereunder or in connection herewith.

Section 8.05          Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)            Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.14) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)           Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have ten (10) Business Days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such ten (10)-Business Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06          Set-Off and Security. Seller hereby expressly acknowledges Buyer’s right of set-off under Section 2.04(d), and that Seller’s indemnification obligations pursuant to Section 8.02 are secured obligations under the Security Agreement.

Section 8.07          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08          Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09          Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties, or otherwise. Notwithstanding the foregoing, from and after the Closing, this Article VIII shall be the sole and exclusive monetary remedy of the Seller Indemnitees and the Buyer Indemnitees in connection with any breach of this Agreement (and, for the avoidance of doubt, not any other agreement) and (ii) neither the Buyer nor the Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) for monetary damages to any Indemnitee for a breach of this Agreement (and, for the avoidance of doubt, not any other agreement) except pursuant to the indemnification provisions set forth in this Article VIII.

ARTICLE IX
Termination

Section 9.01         Termination. This Agreement may be terminated at any time:

(a)            prior to the Closing, by the mutual written consent of Seller and Buyer;

(b)            prior to the Closing, by Buyer by written notice to Seller if:

(i)            Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within twenty days of Seller’s receipt of written notice of such breach from Buyer;

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 15, 2024, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)          if, prior to the Closing: (A) an Adverse Recommendation Change shall have occurred or Seller shall have approved or adopted, or recommended the approval or adoption of, any Seller Acquisition Agreement; or (B) Seller shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 6.03.

(c)            prior to the Closing, by Seller by written notice to Buyer if:

(i)            Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within twenty days of Buyer’s receipt of written notice of such breach from Seller;

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 15, 2024, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)           if, prior to the Closing, the Seller Board authorizes the Seller, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.03 hereof, to enter into a Seller Acquisition Agreement in respect of a Superior Proposal; provided, that Seller shall have paid any amounts due pursuant to Section 9.02 in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, Seller substantially concurrently enters into such Seller Acquisition Agreement.

(d)            prior to the Closing, by Buyer or Seller in the event that (i) any applicable Law shall have been promulgated, enacted or enforced, shall be then in effect, shall have the effect of making the consummation of the transactions contemplated by this Agreement illegal or otherwise permanently prohibited, or (ii) any Governmental Authority shall have issued or entered a Governmental Order permanently restraining or permanently enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a material contributing cause of, or was a material contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Governmental Order.

Section 9.02          Fees and Expenses Following Termination.

(a)            If this Agreement is terminated by Buyer pursuant to Section 9.01(b)(iii), then Seller shall pay to Buyer (by wire transfer of immediately available funds), within two Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)            If this Agreement is terminated by Seller pursuant to Section 9.01(c)(iii), then Seller shall pay to Buyer (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c)            If this Agreement is terminated: (i) by Buyer other than pursuant to Section 9.01(b)(iii) or Section 9.01(d), or (ii) by Seller other than pursuant to Section 9.01(c)(i) (provided, that, no Adverse Recommendation Change shall have occurred prior to the alleged breach triggering Seller’s termination), Section 9.01(c)(iii) or Section 9.01(d) (provided, that, at the time of Seller’s termination Buyer shall not also be entitled to terminate this Agreement pursuant to Section 9.01(b)(iii)) and in each such case: (A) prior to such termination, an Acquisition Proposal shall have been publicly disclosed or otherwise made or communicated to Seller or the Seller Board, and not withdrawn, and (B) within 12 months following the date of such termination of this Agreement Seller shall have entered into a definitive agreement with respect to any Acquisition Proposal, or consummated any Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, or publicly disclosed), then in any such event Seller shall pay to Buyer (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee. If a Person (other than Buyer) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been "not withdrawn" for the purposes of this Section 9.02(c).

(d)            Seller acknowledges and hereby agrees that the provisions of this Section 9.02 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Buyer would not have entered into this Agreement. If Seller shall fail to pay in a timely manner the amounts due pursuant to this Section 9.02, and, in order to obtain such payment, Buyer makes a claim against Seller that results in a judgment against Seller, Seller shall pay to Buyer the reasonable costs and expenses of Buyer (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.02 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(e)            The parties hereby acknowledge and agree that (i) in the event that the Termination Fee is paid by the Seller to Buyer in accordance with this Section 9.02, the Termination Fee shall be Buyer’s sole and exclusive remedy for monetary damages arising from the termination of this Agreement by Buyer or Seller, as applicable, triggering Seller’s obligation to pay the Termination Fee under Section 9.02; provided, that, notwithstanding the foregoing, nothing herein shall limit Buyer’s rights or remedies or relieve Seller from liability, in each case, with respect to any breach of this Agreement or any fraud by Seller.

Section 9.03          Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)            that the obligations set forth in this Article IX and Article X hereof shall survive termination; and

(b)            that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof or fraud.

ARTICLE X
Miscellaneous

Section 10.01       Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	The Chosen, Inc. 4 South 2600 West, Suite 5 Hurricane, Utah 84737 E-mail: Brad Pelo Attention: brad@thechosen.tv

with a copy (which shall not constitute notice) to:	Willkie Farr & Gallagher LLP 2029 Century Park East Los Angeles, CA 90067-2905 E-mail: akramer@willkie.com Attention: Andrew Kramer

If to Buyer:	Come and See Foundation, Inc. 6385 Corporate Drive, Suite 200 Colorado Springs, CO Attn: Ryan Dunham, COO Email: ryan@comeandseefoundation.org with copies (which shall not constitute notice) to:

Envisage Law

2601 Oberlin Road

Raleigh, North Carolina 27608

Attn: Anthony Biller

Email: AJBiller@envisage.law

and

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, NY 10111

E-mail: melkin@bakerlaw.com; sgoldberg@bakerlaw.com

Attention: Matthew R. Elkin; Steven H. Goldberg

and

Barnes Law Firm

24 West Camelback Road, #467

Phoenix, Arizona 85013

Attn: Michael Barnes Esq.

Email: MBarnes@BarnesLaw.US

Section 10.03      Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties hereto acknowledge that they have been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 10.04        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.06        Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including that certain letter of intent, dated January 5, 2024, by and between Buyer and Seller.

Section 10.07        Assignment. This Agreement may not be assigned by any party hereto by operation of Law or otherwise without the express written consent of the other party hereto (which consent may be granted or withheld in the sole discretion of any of them), as the case may be, and any attempted assignment without such consent shall be null and void.

Section 10.08        No Third-Party Beneficiaries. Except as provided in Article VIII, Section 9.02(e), and Section 10.12, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party; or (b) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any other right, remedy, power or privilege hereunder. The failure of any party hereto to assert any of its rights, remedies, powers or privileges hereunder shall not constitute a waiver of any of such rights, remedies, powers, or privileges.

Section 10.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            Subject to Mandatory Arbitration and the Rules, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely therein, without regard to any conflict of law principles; provided that if there is any conflict between such choice of law and the Rules or Mandatory Arbitration provisions, the Rules sand the Mandatory Arbitration shall control, and such choice of law may not adversely affect or vitiate the Mandatory Arbitration provisions hereof or the application of the Rules in such Mandatory Arbitration.

(b)           The parties hereto are Christians and believe that the Bible commands them to make every effort to live at peace and to resolve disputes with each other in private or within the Christian church (see Matthew 18:15-20; 1 Corinthians 6:1-8). Therefore, the Parties hereto agree that any claim or dispute arising from or related to this Agreement shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (the “Rules”), to be held in Dallas County, Texas. Subject to the primacy of applying such Rules, the parties will make best efforts to select an arbitrator who has substantial experience in adjudicating and/or arbitrating disputes in the motion picture and television industry. If the parties are not able to locate an arbitrator with such experience, the parties agree that the arbitrator may (and should) select a Special Master at the parties’ shared expense with substantial experience in the industry to advise the arbitrator. The parties further agree that for disputes forecast to involve less than $100 million in controversy, the matter shall be resolved by a single arbitrator, and for matters in excess of $100 million, the matter shall be resolved by a panel of three arbitrators. (As used herein, the singular “arbitrator” includes the plural if applicable.) The arbitrator shall decide all issues and questions of whether a dispute or claim is subject to mediation and/or arbitration pursuant to the Rules and/or of the arbitrability (including the existence, validity, and scope of the arbitration agreement) and/or jurisdiction of a dispute or claim, pursuant to Rules 24 and 34. The arbitration award shall also provide for payment by the non-prevailing party to the prevailing party of all fees and costs incurred in connection with said arbitration, as well as the reasonable outside attorneys’ fees and costs incurred by the prevailing parties. Judgment upon any such arbitration decision or award may be entered in and enforced by any court having jurisdiction thereof. These mandatory arbitration provisions are referred to collectively as “Mandatory Arbitration”.

(c)            Each Party hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; and (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, THIS AGREEMENT; and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which the applicable Party and its assets are subject.

Section 10.11        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12        Conflict Waiver; Attorney-Client Privilege.

(a)            Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, shareholders, officers, partners, employees and Affiliates, that:

(i)            Each of Baker & Hostetler LLP, Envisage Law, and Barnes Law Firm (collectively, “Buyer Law Firms”) has acted as counsel to Buyer, and Willkie Farr & Gallagher LLP (“Seller Law Firm”) has acted as counsel to Seller, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Engagement”). The parties hereto agree that, following consummation of the transactions contemplated hereby, the Engagement and any prior representation of Buyer by any Buyer Law Firm and of Seller by Seller Law Firm shall not preclude (x) any Buyer Law Firm from serving as counsel to Buyer or any of its Affiliates or any of their respective directors, managers, members, shareholders, partners, officers or employees or (y) Seller Firm from serving as counsel to Seller or any of its Affiliates or any of their respective directors, managers, members, shareholders, partners, officers or employees in connection with any Proceeding relating to the Engagement.

(ii)           The parties hereto shall not seek or have any Buyer Law Firm or Seller Law Firm disqualified from any such representation based on the Engagement. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from the Engagement. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.12 shall not be deemed exclusive of any other rights to which Buyer Law Firm or Seller Law Firm is entitled whether pursuant to Law, Contract or otherwise.

(b)           This Section 10.12 is intended for the benefit of, and shall be enforceable by, Buyer Law Firm and Seller Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Buyer Law Firm and Seller Law Firm.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

THE CHOSEN, INC.

By	/s/ Brad Pelo
Name: Brad Pelo
Title: President

COME AND SEE FOUNDATION, INC.

By	/s/ C. Ryan Dunham
Name: Ryan Dunham
Title: Chief Operating Officer

[Signature page to Asset Purchase Agreement]

Exhibit A

Form of Distribution License Agreement

[See attached]

EXECUTION COPY

AMENDED AND RESTATED DISTRIBUTION LICENSE AND

MARKETING SERVICES AGREEMENT

This Amended and Restated Distribution License and Marketing Services Agreement (this “Agreement”) is made and entered into as of June __, 2024 (the “Effective Date”) by and between The Chosen, Inc., a Delaware corporation (“Distributor”), and Come and See Foundation, Inc., a North Carolina non-profit corporation (“CAS”) and (as provided herein) amends and restates, as of the Effective Date, that certain License Agreement between Distributor (as successor in interest to The Chosen LLC) and CAS dated November 29, 2022 (the “2022 License Agreement”). Each of Distributor and CAS are sometimes referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

RECITALS

I.	WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of May 13, 2024 between Distributor and CAS (the “2024 CAS APA”) and that certain Intellectual Property Assignment and Limited Assumption Agreement between Distributor and CAS dated November 29, 2022, CAS is the owner of all intellectual property rights in and to the Programs (as defined herein).

II.	WHEREAS, pursuant to that certain Production Services and Funding Agreement of even date herewith between The Chosen Texas, LLC, a wholly-owned subsidiary of Distributor (“TCT” or “Producer”) and CAS, CAS has engaged TCT to produce future Programs (the “2024 PSFA”).

III.	WHEREAS, CAS desires to license to Distributor, and Distributor desires to accept such license in and to, certain distribution and Marketing Duties to the Programs, as more particularly set forth herein.

IV.	WHEREAS, pursuant hereto, CAS shall have the right to receive certain proceeds from Distributor’s exploitation of the Programs and Ancillary Rights (as defined herein), as more particularly set forth herein.

V.	WHEREAS, pursuant hereto, CAS is reserving and retaining certain rights in and to the Programs, as more particularly set forth herein.

The recitals set forth herein are for descriptive purposes only.

AGREEMENT

NOW THEREFORE, in consideration of the agreements and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Defined Terms. Unless otherwise defined in this Agreement, the following terms and phrases shall have the meanings set forth herein below:

(a)            “2022 Transaction Agreements” shall mean the following agreements between CAS and Distributor, each dated as of November 29, 2022, as amended to date: (i) an Intellectual Property Assignment And Limited Assumption Agreement, (ii) a Contribution Funding and Production Agreement; (iii) the 2022 License Agreement, and (iv) the various security agreements, ancillary agreements, mortgages, side letters, exhibits and schedules appended thereto or consummated concurrently therewith.

(b)            “2024 Transaction Agreements” shall have the meaning set forth in Paragraph 2 below.

(c)            “Action” means any action, charge, audit, hearing, investigation, suit, claim, complaint, litigation, investigation, proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private), arbitration or other similar dispute.

(d)            “Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, control, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing.

(e)            “Ancillary Rights Gross Receipts” means all receipts, value or other consideration (including advances) irrevocably received by or credited to or irrevocably credited by way of offset to the account of Distributor in connection with the exploitation of the Ancillary Rights (including, for the avoidance of doubt, physical home entertainment goods [including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems]) for a given Program without any deductions (other than sales and remittance taxes) and uncrossed with receipts, value or other consideration from any other means of distribution.

(f)            “Ancillary Rights” means any and all so-called ancillary, subsidiary and allied rights, whether now known or hereafter devised, including, without limitation, Merchandising Rights, soundtrack rights, music publishing, master recording rights, record label naming rights, music publishing catalog naming rights, print publishing, print publishing label naming rights, screenplay, publication, sponsorship, commercial tie-up, character, live stage, radio, interactive, theme park, location-based entertainment, commercial film clip licensing rights and non-fungible token (i.e., NFT) of every kind and nature whatsoever derived from, appurtenant to or related to the Programs, the Licensed Trademarks and the Underlying Materials.

(g)            “Angel Agreement” means that certain Content License Agreement between Distributor and Angel Studios dated October 18, 2022 whereby Distributor granted Angel Studios, among other things, the right to exploit the Chosen Series by means of the Angel App, which agreement has been terminated by Distributor, but is subject to pending litigation (“Angel Litigation”).

(h)            “Angel App” means the proprietary streaming application owned and/or controlled by Angel Studios, extant as of the date of the 2022 License Agreement.

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(i)            “Angel Studios” means Angel Studios, Inc.

(j)            “App Exclusive Window” shall have the meaning set forth in Paragraph 4(b) below.

(k)           “Assignee” shall have the meaning set forth in Paragraph 26(c) below.

(l)             “[***] Project Right of First Negotiation” shall have the meaning set forth in the 2024 PSFA.

(m)           “Business Day” means a day other than (i) a Saturday, Sunday, a federal holiday, or other day on which financial institutions in Dallas, Texas, Los Angeles, California or New York, New York are authorized or required by law to close, and/or (ii) days on which Distributor or CAS are otherwise closed for business

(n)           “CAM” shall have the meaning set forth in Paragraph 8(f) below.

(o)           “CAS Ancillary Rights Royalty” shall have the meaning set forth in Schedule Royalties and Participations attached hereto and incorporated herein by this reference (“Schedule R&P”).

(p)           “CAS Foreign Language Version(s)” shall have the meaning set forth in Paragraph 6(b) below.

(q)           “CAS Overspill” shall have the meaning set forth in Paragraph 7 below.

(r)            “CAS Reserved Rights” shall have the meaning set forth in Paragraph 6 below.

(s)            “CAS Residuals” shall have the meaning set forth in Paragraph 10(b) below.

(t)            “CAS Security Agreement” shall mean the Amended, Restated and Consolidated Security Agreement between CAS, Distributor and TCT substantially in the form attached hereto and incorporated herein by this reference as “Exhibit SA.”

(u)            “CAS’ Share” shall have the meaning set forth in Schedule R&P.

(v)           “CAS Versions” shall have the meaning set forth in Paragraph 6(b) below.

(w)           “CAS VOD Rights” shall have the meaning set forth in Paragraph 6(c)(i) below.

(x)            “Change of Control” means a transfer, directly or indirectly, (y) of securities of or other interests in Distributor (or TCT or TCPL) representing a majority of the votes respecting the election of directors (or the individuals performing similar functions, such as a manager of a limited liability company) of Distributor, TCT or TCPL, or (z) by the equity holders of Distributor (or TCT or TCPL) (or the individuals performing similar functions, such as the manager of a limited liability company) of the authority to direct the management and policies of Distributor, TCT or TCPL to any other person or entity (other than its respective board of directors (or manager in the case of a limited liability company)).

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(y)           “Chosen Brand” shall mean: (i) the Licensed Trademarks; (ii) the goodwill associated with or flowing from such Licensed Trademarks, including, without limitation, goodwill respecting the use of the Licensed Trademarks; and (iii) the right to associate with the Licensed Trademarks.

(z)            “Chosen-Branded Production” means any motion picture, television program or other content which includes or incorporates the Chosen Brand into its title, logline or other identifying trade element or a program for which a Trademark Attribution exists; and, for clarity, such program need not be developed, produced or financed by CAS in order to be deemed a Chosen-Branded Production.

(aa)          “Chosen Planning Council” shall have the meaning set forth in Paragraph 3(f) below.

(bb)         “Commercial Exploitation Gross Receipts” means, with respect to each Program, all receipts, value or other consideration irrevocably and actually received by or credited to or irrevocably credited by way of offset to the account of Distributor derived from the exploitation of such Program by means of Commercial Exploitation Rights (excluding, for the avoidance of doubt, physical home entertainment goods [including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems]), net of any and all customary and reasonable sub-distributor fees and sub-distributor expenses.

(cc)          “Commercial Exploitation Rights” means the exclusive rights of every kind or nature, in any and all formats and however delivered, transmitted, or made available, whether now known or hereafter devised, including, without limitation, the rights to release, exhibit, broadcast, distribute, display, project, perform, exploit, sub-distribute, manufacture, reproduce, license, sub-license, lease, issue, reissue, sell copies of, dispose of and otherwise turn to account any and all versions of the Programs and all elements thereof, in whole or in part, in each and every case in any and all media now known or hereafter devised, including, without limitation, all of the following: theatrical; non-theatrical (including, without limitation, airlines, ships and other carriers and the like); pay-per-view/near video-on-demand; interactive media and multi-media, and any other devices and/or formats); all forms of television (including, without limitation, pay, free, network, syndication, cable, FAST, satellite, and digital); all forms of video-on-demand (including, without limitation, AVOD, FVOD and SVOD); all forms of digital and/or online distribution and/or transmission (including, without limitation, the internet, fiber optic or other exhibition, broadcast and/or delivery systems); all rights of communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more identifiable locations or parties, but excluding, for the avoidance of doubt, the Non-Profit Rights.

(dd)         “Confidential Information” shall have the meaning set forth in Paragraph 24 below.

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(ee)          “Covered License” shall mean an exclusive license (for any term) of rights to a Program to any of the territories of North American, Central or Latin America, any member state of the European Union, India, the Philippines, Australia, New Zealand, Japan, Korea, Taiwan or China.

(ff)           “Covered Production” shall have the meaning set forth in Paragraph 13 below.

(gg)         “CPC Purview” shall have the meaning set forth in Paragraph 3(f) below.

(hh)         “CPC Referral Group” shall have the meaning set forth in Paragraph 3(f) below.

(ii)            “Data Protection Laws” means all applicable Laws in any relevant jurisdiction relating to the processing of data (including Personal Information), data protection, data privacy and/or data security (including, where applicable, the guidance, industry standards, and codes of practices issued by regulatory bodies, including industry self-regulatory bodies, in any relevant jurisdiction), including, without limitation, the California Consumer Privacy Act of 2018, as amended by the California Consumer Protection Act of 2020, and its implementing regulations, the EU General Data Protection Act, the Virginia Data Protection Act and the Colorado Privacy Act.

(jj)            “Derivative Production” means any derivative work or production of any kind (including, without limitation, prequel, sequel, remake, spinoff, theatrical motion picture, television or streaming episodic or limited series or long-form program, live stage production, podcast, print publication, location based attraction, live event, etc.) based upon or derived from The Chosen Series.

(kk)          “Designated Responsible Executives” shall have the meaning set forth in Paragraph 3(g) below.

(ll)            “Distributor [***] Program” shall have the meaning set forth in Paragraph 13 below.

(mm)        “Distributor Collateral” shall have the meaning set forth in Paragraph 16(a) below.

(nn)         “Distributor Delivery” shall have the meaning set forth in Paragraph 3(c) below.

(oo)         “Distributor Obligations” shall have the meaning set forth in Paragraph 16(b) below.

(pp)         “Distributor’s Share” shall have the meaning set forth in Schedule R&P.

(qq)         “DMA Key Man Affiliation” shall have the meaning set forth in Paragraph 18(l).

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(rr)           “Donation Rights” shall have the meaning set forth in Paragraph 6(e) below.

(ss)         “Donations” shall have the meaning set forth in Paragraph 6(e)(i) below.

(tt)           “Election to Proceed” shall have the meaning set forth in the 2024 PSFA.

(uu)         “Enhanced Versions” means a modified or enhanced version of one or more pre-existing Program(s), including, without limitation, a version of a Program that includes CAS Versions and/or is an alternative cut or version of a pre-existing Program (including, without limitation, director’s cuts, extended versions, mashups and/or expanded versions of episodes or features, abridged, condensed, abbreviated or compiled versions utilizing segments or content from such pre-existing.

(vv)         “Event of Default” shall have the meaning set forth in Paragraph 21 below.

(ww)        “Feature Derivative Production” means a feature length Derivative Production (i.e., excludes any episodic Derivative Productions).

(xx)          “Financing Proviso” shall have the meaning set forth in Paragraph 26(c) below.

(yy)         “Financing Transaction” shall have the meaning set forth in Paragraph 26(c) below.

(zz)          “First Window” shall have the meaning set forth in Paragraph 4(a) below.

(aaa)       “Governmental Entity” means any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); (iv) multinational organization or body; or (v) individual, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(bbb)      “Guild” means any and all entertainment industry unions and guilds such as the Screen Actors Guild-American Federation of Television and Radio Artists; Directors Guild of America; Directors Guild of Canada; Writers Guild of America, East and West; Writers Guild of Canada; Producers Guild of America; American Federation of Musicians; Union of British Columbia Performers; Alliance of Canadian Cinema Television and Radio Artists; Media Entertainment & Arts Alliance; International Alliance of Theatrical Stage Employees; International Brotherhood of Teamsters, National Association of Broadcast Employees and Technicians; British Equity; British Musicians Union; Broadcasting Entertainment Cinematograph and Theatre Union; Producers Alliance for Cinema and Television and all other applicable guilds, unions, trade associations or collectives.

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(ccc)       “Guild Residuals” means all amounts (other than Participations) payable to any Person(s) in accordance with any applicable standard collective bargaining agreement with a Guild based on the exploitation of a Program by means of the Licensed Rights in the Territory during the Term (including, without limitation, pension, health and welfare payments and employer share of taxes).

(ddd)       “Indemnified Party” shall have the meaning set forth in Paragraph 23(c) below.

(eee)        “Indemnifying Party” shall have the meaning set forth in Paragraph 23(c) below.

(fff)          “Key Man” means Dallas Jenkins.

(ggg)       “Key Man Term” shall have the meaning set forth in Paragraph 18(l).

(hhh)      “Laws” or “Law” means any federal, State, provincial or local laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, licenses and permits of any Governmental Entity.

(iii)           “LG License” means that certain license agreement between Distributor and Lions Gate dated May 4, 2023, as may be amended.

(jjj)           “Licensed Rights” shall have the meaning set forth in Paragraph 3(a) below.

(kkk)        “Licensed Trademarks” means the licensed trademarks as more particularly set forth on Exhibit A attached herein and incorporated herein by this reference.

(lll)          “Licensed Trademarks Rights” means any and all rights to publish, advertise, announce, use and display, in any manner or medium, and in all print styles and forms, the Licensed Trademarks, in connection with: (i) the exercise of any of Distributor’s rights hereunder, including, without limitation, advertising, publicizing, promoting, distributing and exploiting, in whole or part, the Programs and any product or material derived therefrom or related thereto and (ii) in Paragraph 8(c) and subject to the provisions of Paragraph 8(c) and Paragraph 1.1(gggg) below and, if applicable, the Chosen-Branded [***] Project Conditions (as such term is defined in the 2024 PSFA), any and all exploitation (including, without limitation, distribution, marketing, advertising and publicity) of a Chosen-Branded Production.

(mmm)     “Lien” means, with respect to any tangible or intangible asset, any mortgage, option, pledge, easement, right-of-way, covenant, condition or restriction on transfer, right of first refusal, defect of title, security interest, encumbrance, lien, trust (constructive or otherwise), adverse or prior claim, assessment, hypothecation or deed of trust or charge of any kind whatsoever (including any conditional sale, any lease in the nature thereof or the agreement to grant a security interest at a future date), and any contract to give or grant any of the foregoing.

(nnn)       “Lions Gate ” means Lions Gate Television Inc.

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(ooo)       “Major Licensee” shall mean (i) any video broadcast or cable television network or any video streaming platform (e.g., Amazon (including Prime), Netflix, Roku, Hulu, Meta, X, Max, Peacock, Apple, Disney+, Paramount+, HBO, Starz, Spotify, YouTube and any other major United States or foreign streaming service, including their subsidiary or parent entities; and (ii) any licensee under a Covered License.

(ppp)      “Mandatory Arbitration” shall have the meaning set forth in Paragraph 30(b).

(qqq)      “Marketing Duties” shall mean those services set forth in Schedule “MD” attached hereto and incorporated herein by this reference.

(rrr)         “Marketing Duties Costs Reimbursement Amount” shall have the meaning set forth in Schedule “MD”.

(sss)       “Marketing Materials” means all (i) marketing, publicity, advertising and release materials for the Programs created by or on behalf of Distributor (or its Affiliates) and approved by Key Man, including, without limitation, any one sheets, trailers, television advertisements, internet advertisements and website source files (collectively, the “Release Materials”) and (ii) bonus materials created by or on behalf of Distributor (or its Affiliates) and approved by Key Man (and for which clearances have been obtained [i.e., from talent with approval rights thereover]); provided that any such bonus material which has been provided to CAS shall be deemed approved by Key Man and all talent, including, but not limited to, related footage filmed, unused out-takes, interviews featurettes, behind-the-scene footage, and any and all matching sound elements (the “Value Added Materials”).

(ttt)          “Marketing Servicing Rights” means the right to: (i) market, publicize, advertise and promote the Programs in connection with the exploitation of the Commercial Exploitation Rights and Ancillary Rights (including, without limitation, co-promotion and commercial tie-in rights whereby Distributor and/or any of its Affiliates, licensees, sub-distributors or customers may enter into arrangements with third parties to use assets from the Program to promote a Program, and/or simultaneously promote such Program with such third parties’ products and/or services); (ii) use and authorize others to use the names, likenesses, biographies and voices, of any and all Persons who have entered into agreements to render services and/or furnish materials for or in connection with the Programs, and (iii) use any and all material and artwork created (or to be created after the Effective Date by Distributor, its Affiliates, licensees, sub-licensees, sub-distributors, customers and/or any designee of the foregoing) for or in connection with the Programs, for purposes of marketing, publicizing, advertising and promotional activities, as well as more generally, in connection with the exploitation of the Commercial Exploitation Rights and Ancillary Rights in respect of the Programs, through any and all forms and methods and manners, and in any and all means and media of any kind or character whatsoever, and (iii) provide the Marketing Duties, and any marketing budgets for each Season shall be subject to CAS’ mutual approval, (as to the annual budget and categories thereof in reasonable and customary detail, but not as to specific vendor or line item spends)].

(uuu)      “Merchandising Rights” means the right, either directly or through a licensee, to manufacture, reproduce, distribute, sell, advertise, promote and otherwise exploit any and all products, goods, commodities, services, venues or other items, including, without limitation, physical home entertainment (including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems), video games/gaming, NFTs, and interactive software entertainment products, in any and all formats now known or hereafter devised, books and other print publications of all kinds (e.g., novelizations, comics) based upon or utilizing the title, names, characters, artists’ portrayals of characters, photos, likenesses, artwork, visual representations, trademarks and other elements from or otherwise associated with the Program; provided, however, that CAS is not purporting to grant any NFT rights which would conflict with the rights, if any, of Angel Studios under the Angel Agreement.

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(vvv)      “New Season” means a Season that has not been released by means of any Commercial Exploitation Rights prior to the Effective Date. Notwithstanding the foregoing, the Parties acknowledge and agree that certain episodes of Season 4 of The Chosen Series have been theatrically exhibited prior to the Effective Date, but such Season 4 of The Chosen Series shall nonetheless constitute a New Season hereunder and the provisions of this Agreement shall apply accordingly.

(www)    “Non-Profit Rights” shall have the meaning set forth in Paragraph 6(a) below.

(xxx)        “Non-Profit Sector” means non-profit Person and institutions, including, without limitation, ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations, and public and private educational institutions which are not conducted on a “for profit” basis (and regardless of any affiliation [or lack thereof] of such public or private educational institutions).

(yyy)      “Non-Profit Sector TV Rights” shall have the meaning set forth in Paragraph 6(a) below.

(zzz)        “Non-Profit TV Networks” shall have the meaning set forth in Paragraph 6(a)(i) below.

(aaaa)     “NP Chosen App” means a VOD, OTT and other VOD-like content streaming application owned or operated by CAS (which shall include corresponding website(s)) of the NP Chosen App) which is intended for (but not limited to) distribution to and promotion of programs to the Non-Profit Sector, subject to the Overspill Provisions and other provisions hereof.

(bbbb)    “NP Targeted Marketing Restriction” shall have the meaning set forth in Paragraph 7 below.

(cccc)     “OTT” means an over-the-top media service whereby audiovisual content is delivered to consumers/viewers directly via the Internet instead of through a cable, broadcast or satellite television platforms.

(dddd)    “Overspill” shall have the meaning set forth in Paragraph 7 below.

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(eeee)     “Overspill Provisions” means the provisions in Paragraph 7 below pertaining to Overspill.

(ffff)        “Participations” means any contingent right in or to receive money or other consideration in respect of, the exploitation of the Program (excluding Guild Residuals), by whatever name called, including contingent bonuses, defined receipt contingent bonuses, contingent proceeds, gross receipts, net proceeds, deferments, box office bonuses, startpoint bonuses and advances.

(gggg)    “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(hhhh)    “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Law, has the same meaning as the similar or equivalent term defined thereunder.

(iiii)         “Program” means The Chosen Series, Project B (if produced pursuant to the 2024 PSFA), and any Derivative Production (if produced pursuant to the 2024 PSFA) together with any Supplemental Materials and Enhanced Versions related to the foregoing.

(jjjj)         “Project B” means an unproduced project currently designated as “Project B,” which may be produced pursuant to the 2024 PSFA or this Agreement, whether in the format of one or more feature-length motion pictures or an episodic series.

(kkkk)     “Proviso Conditions” shall have the meaning set forth in Paragraph 26(c) below.

(llll)         “Released Program Quiet Enjoyment” shall have the meaning set forth in Paragraph 25(b) below.

(mmmm) “Reorg” shall have the meaning set forth in Paragraph 26(a) below.

(nnnn)    “ROW” means those parts of the Territory that do not comprise the United States and its territories and possessions.

(oooo)    “Rules” shall have the meaning set forth in Paragraph 30(b).

(pppp)    “Season” means a season of a given Series.

(qqqq)    “Security Document” shall have the meaning set forth in Paragraph 21(e) below.

(rrrr)        “Security Instruments” shall have the meaning set forth in Paragraph 16(a) below.

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(ssss)     “Series” means, individually and/or collectively, The Chosen Series, Project B (if a Series and if produced pursuant to the 2024 PSFA), and any episodic Derivative Production (if produced under the PSFA), if produced.

(tttt)        “Supplemental Materials” means any and all supplemental footage and materials related thereto, including, without limitation, commentaries, menus, deleted scenes, alternative versions and/or cuts, outtakes, interviews, behind-the-scenes footage, screen tests, character profiles, bonus materials, music videos, promotional films, trailers, television spots, production stills, production storyboards, production sketches and concept drawings.

(uuuu)    “Take-Down Notice” shall have the meaning set forth in Paragraph 25(c) below.

(vvvv)    “Tax Objectives” shall have the meaning set forth in Paragraph 31(g) below.

(wwww)  “TCPL” means The Chosen Productions, LLC.

(xxxx)      “Term” means, collectively, the Initial Term (as defined herein below) as extended by the Project B Extended Term (defined herein below), if applicable, and/or any Auto Term Extension (as defined herein below), if applicable. The “Initial Term” means the period commencing on the Effective Date and continuing for a period of ten (10) years; provided, however, that if Project B is produced pursuant to the 2024 PSFA and thereby distributed hereunder, the Initial Term shall be automatically extended by five (5) years (the “Project B Extended Term”); provided further, that: (i) so long as Key Man is engaged by Distributor (or one of its Affiliates) in substantially the same capacity as he was on The Chosen Series as of the date that the Initial Term or, if applicable, the Project B Extended Term, would otherwise expire (the “Expiry Date”) (ii) Distributor is not in material uncured breach hereunder, and (iii) Distributor is actively and materially distributing The Chosen Series during the six (6) month period preceding such Expiry Date, then the Initial Term or the Project B Extended Term, as applicable, shall automatically renew annually for consecutive one-year periods on a rolling basis (each an “Auto Term Extension”). “Actively distributing” shall mean active sales and marketing in open media and territories, and solicitation of renewal licenses for expiring sublicenses. Notwithstanding the foregoing, (i) so long as Key Man is engaged by Distributor (or one of its Affiliates) in substantially the same capacity as he was on The Chosen Series, the Term of this Agreement shall continue pursuant to the Auto Term Extension with respect to Distributor’s right to produce Chosen-Branded Productions, and all provisions applicable to Chosen-Branded Productions (including, without limitation, the provisions of Paragraph 8(c) below) shall still apply and (ii) Distributors rights to exploit (including, without limitation, distribute, market, advertise and promote) any Chosen-Branded Production shall be in perpetuity.

(yyyy)    “Territory” means the Universe.

(zzzz)       “The Chosen Series” means that certain episodic audiovisual series entitled “The Chosen,” including all previously released episodes and Seasons thereof as well as all episodes and Seasons to be produced and/or released in the future, which future Seasons shall be comprised of eight (8) episodes each.

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(aaaaa)    “Third Party License” means an agreement whereby Distributor grants distribution rights in and to a Program to a third party licensee or sub-distributor.

(bbbbb)  “Third Party License Period” means the license period for a given Third Party License, which shall not exceed the end of the calendar year that is two (2) years following the original Term hereof (unless otherwise approved by CAS as set forth in Paragraph 3(c) below).

(ccccc)    “TM Gross Receipts” shall have the meaning set forth in Paragraph 8(c) below.

(ddddd)  “TM Royalty” shall have the meaning set forth in Schedule R&P.

(eeeee)    “Trademark Attribution” means the use or incorporation in a program title, logline or identifying trade elements, of any the following (or phrasing substantially similar thereto) attributes: “The Chosen;” “The Chosen Presents;” “A Chosen Production;” “In association with The Chosen;” “Presented by The Chosen;” “A Chosen Universe production;” and phrases of similar import to the extent they are used in a material manner by Distributor (or its agents, Affiliates, licensees or sub-distributors) to market or promote a program (that is otherwise neither a Chosen-Branded Production nor a Derivative Production) so as to associate such other program with The Chosen or the Chosen Brand or the Licensed Trademarks. [***]

(fffff)       “TV Holdback” means shall mean only a single period, not to exceed thirty (30) days and commencing on a date as designated by Distributor (in its reasonable commercial discretion), where CAS shall not exercise the Non-Profit Sector TV Rights to a New Season anywhere in the Territory. There may not be any additional holdback obligation or blackout (beyond such single 30-day period), other than the First Window and the App Excusive Window, imposed by Distributor or any person (including any licensee of Distributor) upon CAS’s exploitation of the Non-Profit Sector TV Rights to such New Season. CAS (and its licensees) shall be entitled to exploit its Non-Profit Sector TV Rights regardless of any TV license granted by Distributor which purports to exceed such single TV Holdback period. A TV Holdback may be applied solely to a newly-released Season and shall not apply to any previously released Seasons or episodes of the Series, or to Programs which are not episodes of the Series. The TV Holdback shall not be applied on a territory-by-territory basis; rather, only a single TV Holdback period may be designated by Distributor for each New Season.

(ggggg)  “Underlying Materials” means, with respect to a given Program, all literary, musical, dramatic or other works, or particular elements thereof, from which such Program is adapted, and any and all other literary or dramatic materials of any kind and any rights included in or synchronized with such Program or upon which such Program is or may be based, in whole or in part, including screenplays, stories, adaptations, scripts, titles, treatments, bibles, scenarios and characters.

(hhhhh)  “Unfunded Projects” shall have the meaning set forth in Paragraph 18(l).

(iiiii)         “Viewer Data” shall mean all information, metrics and data regarding, detailing or summarizing the viewership of a Program, including episodic information for episodic Programs, including without limitation the accounting of views, unique views, visits, streaming or viewing durations information, page views, traffic sourcing, episodes watched, bounce rates and exit data and rates (as such concepts are applied to VOD and streaming), and device usage; and viewership demographic information (anonymized and/or aggregated as required by applicable law, including Data Protection Laws), in such detail as is legally collected or compiled in accordance with applicable law and applicable terms of service; all as such data comprises, pertains to or is derived from Program viewership on a channel, platform or media and which Distributor (including any Affiliate) comes to possess or to which Distributor has, or reasonably could have, access to via Distributor’s licensee(s).

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2.            Conditions Precedent. The Parties shall have no obligations hereunder unless and until the full execution of the following documents which are being entered into concurrently (except with respect to the 2024 CAS APA which was fully executed on May 13, 2024) with this Agreement (collectively, “2024 Transaction Agreements”): (i) this Agreement; (ii) the 2024 CAS APA; (iii) the 2024 PSFA; and (iv) any applicable security agreement, security documents and such other ancillary agreements, schedules, exhibits, filings, instruments, security agreements, mortgages, account control agreements, payment directions, recordations and certificates as are set forth in and delivered in connection with the consummation of the transactions set forth in the above agreements, including the CAS Security Agreement.

3.            Grant of Rights.

(a)           Licensed Rights. Subject to the terms, conditions and restrictions herein, including, without limitation, in all cases, the CAS Reserved Rights (which, for clarity, are not being granted hereby and which are retained by CAS), CAS hereby licenses, grants and assigns to Distributor during the Term and throughout the Territory, the sole and exclusive right and license, including, without limitation, under copyright and all extensions and renewal terms of copyright, to exploit, in any and all languages, the Commercial Exploitation Rights, Ancillary Rights, Licensed Trademark Rights and Marketing Servicing Rights in and to the Programs and, as applicable, the Chosen-Branded Productions (all such rights, subject to such limitations, collectively referred to herein as the “Licensed Rights”).

(b)           Minimum Distribution Conditions.

(i)            Distributor shall distribute, and cause to be distributed, the Programs and each of them, commercially in a materially similar manner as the distribution of prior Seasons of The Chosen Series, including customary windowing (subject to the terms hereof) which are commensurate with commercially reasonable standards and practices for first class comparable scripted dramatic series programing in each of the United States’ and ROW’s respective network television or streaming industry (and if a Project B Election to Proceed is effected for pursuant to the 2024 PSFA and if produced as one or more motion picture(s), Distributor shall distribute, or cause it to be distributed, in whole or in part, in the United States and certain ROW territories, as a theatrical motion picture) (the “Applicable Distribution Standards”). Distributor (including its subdistributors and licensees) shall not agree to any ‘holdback’ of any Program in any medium or territory in the ROW (i.e., shall not agree to delay release in any United States territory or media as a condition of a release in another ROW territory or media), except as specifically permitted hereunder.

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(ii)           Distributor shall cause all releases of Programs to be effected in a commercially reasonable time following delivery thereof, in accordance with the Delivery Schedule appended to the PDFA. It shall be a presumptively timely release where Distributor effects the release of the initial episode(s) of a New Season within one hundred twenty (120) days of delivery to Distributor of such initial episode.

(iii)          Distributor shall, with respect to the Programs and each of them perform the Marketing Duties set forth on Schedule MD hereto.

(c)            Incorporation of Qualitative Conditions of Production Agreement; Concurrent Delivery. Provided that the 2024 PSFA is in effect, Distributor shall use commercially reasonable good faith efforts to facilitate and ensure that the Programs are delivered to CAS as provided for in the 2024 PSFA in accordance with the Delivery Schedule for each New Season. Distributor agrees to: (i) actively monitor and administer the process of having and effecting “Delivery” under the 2024 PSFA be made to Distributor concurrently with Distributor’s Affiliate tendering and effecting the required Deliveries to CAS and to all other Covered Licenses (each a “Distributor Delivery”); (ii) take such actions in a timely and good faith manner which are necessary and sufficient to review and inspect, on a time- exigent and priority basis each tendered Concurrent Delivery; and (iii) in a time-exigent and commercially reasonable good faith efforts manner, issue to TCT and Distributor any objections or exceptions to any tendered Distributor Delivery, and manage any delivery resubmission and exception processes for all Distributor Deliveries, and (iv) in a time exigent and good faith manner, do all things and take such actions as are otherwise necessary or sufficient to accept Delivery and Distributor Delivery, and cause all deliveries to be effected and accepted under all of the Covered Licenses. Distributor shall further undertake all commercially reasonable actions to cause such Programs to qualify (and be deemed delivered under) any applicable delivery requirements or specifications under any applicable Program license agreement with the Covered Licenses. For clarity, Distributor (at its cost), and not CAS, shall be responsible for undertaking all tasks and actions necessary to accept or certify initial and complete delivery of all Programs delivered pursuant to 2024 PSFA, and upon CAS’s request, Distributor shall make timely written certifications to CAS of such deliveries, including to enable CAS to give its timely notice of acceptance or exception to each Delivery under the 2024 PSFA. For clarity, such obligations of Distributor shall require Distributor (and not CAS) to undertake all actions to document and coordinate the correction of any Delivery exceptions of any tendered Programs, so that such Program qualifies under all of the Covered Licenses. Without limiting the foregoing, Distributor agrees that tender of Delivery to CAS of any Programs under such 2024 PSFA, shall constitute a delivery to Distributor hereunder.

(d)            CAS Distribution Consultation and Access Rights.

(i)            Distributor shall meaningfully consult with CAS in advance of entering into any distribution agreements with respect to the Programs, and such consultation shall include good faith and timely collaboration and coordination between the Parties; provided that any casual or inadvertent failure shall not constitute a breach of this Agreement by Distributor. The Parties shall coordinate (as they have consistent with prior Seasons) with respect to distribution of the Programs in the ROW in order to take advantage of each Parties’ respective relationships with existing and prospective ROW licensees.

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(ii)           The consultation period pursuant to subparagraph (i) shall not be less than 96 hours with respect to a Major Licensee.

(iii)          Distributor shall provide CAS with continuing access to Distributor’s database of all Third Party Licenses, in accordance with prior practice between the Parties, unless Distributor is contractually bound by confidentiality provisions that would prevent Distributor from doing so (provided that Distributor shall use commercially reasonable good faith efforts to not be bound by such restrictions).

(iv)          Distributor shall on a good faith and timely basis, prospectively inform the Chosen Planning Council of any plans to solicit any Major Licensee, including the time period for such anticipated solicitation.

(e)            CAS Approval Rights. CAS shall have the right to review and approve (such approval not to be unreasonably withheld, delayed or conditioned): (i) any license or distribution agreement for a Program with a Third Party License Period which purports to extend beyond two (2) years from and after the expiration of the Term; (ii) any amendment or extension of the term of the LG License (and if Distributor has approval rights to any Existing Transactional Rights Agreements [as defined under the LG License], then to such amendment); (iii) any license of a Program with a Major Licensee, including any amendment thereto; and (iv) any production agreement between the Key Man and a third party for which Key Man is performing any creative services for such third party during the Key Man Term except as permitted pursuant to the Key Man Amendment and the Key Man Affiliation provisions (e.g., exclusivity provisions and services rendered during production hiatus periods). CAS’ review and approval rights do no imply that a CAS representative will attend (or must attend) meeting(s) comprising Distributor’s process of soliciting or marketing Major Licensees. With respect to a license with a Major Licensee, CAS shall have five (5) days from Distributor’s submission thereof to CAS to review such license. If CAS fails to provide its approval within such five (5)-day period, Distributor shall provide CAS with a reminder notice, and in the event CAS fails to respond thereto before the end of the first Business Day following such reminder notice, the submitted license shall be deemed approved by CAS.

(f)            Viewer Data Procurement. Distributor (for clarity, including its Affiliates) shall use commercially reasonable good faith efforts to obtain from each of its Covered Licensees, a copy or (or access to) current Viewer Data for the Programs and any related materials and each of them (including any customary or unique viewer data dashboards and/or reports), and shall provide such Viewer Data to CAS as provided herein (including controlled access to Viewer Data dashboards and/or reports for Programs and any related materials), subject to any applicable contractual obligations, terms or conditions (of general applicability and not so as to frustrate this paragraph) as may be imposed upon Distributor with respect to such Viewer Data. As industry standards and practices develop during the Term, Distributor (for clarity, including its Affiliates) shall use commercially reasonable good faith efforts to enhance its possession of, and access to, Viewer Data from Covered Licensees, including, but not limited to, as required under applicable law (for example, including new provisions for access to the widest available array of Viewer Data in Distributor’s license renewals with Covered Licensees or in any new license with any platform, network or other distribution outlet through which viewers may access a Program), subject to any contractual obligations, terms or conditions (of general applicability) as may be imposed upon Distributor. If Distributor obtains or gains access to such Viewer Data, Distributor shall inform CAS in a timely manner.

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(g)           As used herein, “Chosen Planning Council” or “CPC” shall mean the council that is established and maintained as set forth in the 2024 CAS APA (including certain reserved rights for CAS if the Chosen Planning Council is not established to the mutual approval of Distributor and CAS within 60 days of the Agreement Date), which shall: (i) be comprised of three (3) members of the board of the directors of TCI (plus an executive officer of TCI); and three (3) members of the board of directors of CAS (plus an executive officer of CAS), (ii) address various matters as provided herein, including coordination with related matters under the 2024 PSFA; (iii) serve, as between the Parties, to coordinate, collaborate, communicate and guide the marketing, licensing and distribution of the Programs and the strategic and long term planning of the Programs and (iv) meet monthly for the first six (6) months after being established under the APA and thereafter as frequently as the Chosen Planning Council deems reasonably necessary. The Parties agree that the CPC shall, from time to time, address the matters below respecting this Agreement, and that they shall actively and meaningfully coordinate, collaborate and communicate with respect to the marketing, licensing and distribution of the Programs, including, without limitation, as to matters related to: (i) NP Chosen App matters and performance; (ii) marketing of Programs distributed hereunder; (iii) Program release schedules; (iv) Derivative Productions; (v) Program translation and dubbing; (vi) communications respecting Donations and CAS fundraising initiatives with Distributor marketing efforts (including awareness and coordination of Distributor’s social media activities); (vii) global distribution and licensing matters for Programs, including commercial and noncommercial activities and activation; and (viii) other matters referenced herein as being subject to Chosen Planning Council guidance (“CPC Purview”). The Chosen Planning Council retains the authority with respect to the matters under the CPC Purview, and Distributor and CAS shall coordinate, collaborate and communicate with the Chosen Planning Council with respect thereto, including their respective executives. If there is a disagreement between Distributor and CAS as to a specific action required with respect to CPC guidance on a matter under CPC Purview, either Distributor or CAS may refer the disagreement to the Chosen Planning Council for resolution; and if the Chosen Planning Council cannot resolve the matter, the Chosen Planning Council (or any Party’s appointees thereto) may refer the matter in dispute to Key Man and and a person designated in writing (email shall suffice) by CAS (the “CPC Referral Group”) for their mutual agreement to resolve the disputed matter, and the Parties will each act in accordance with such dispute resolution made by the Chosen Planning Council or (if applicable) the CPC Referral Group. Neither the Chosen Planning Council nor the CPC Referral Group shall be deemed to control the business of either CAS or Distributor. A CAS representative’s participation in the Chosen Planning Council (or CPC Referral Group) shall not impose or imply that such person has any fiduciary duty or other duty to any person other than CAS, and such CAS representative’s good faith fiduciary duties owing to CAS are hereby acknowledged. A Distributor representative’s participation in the Chosen Planning Council (or CPC Referral Group) shall not impose or imply that such person has any fiduciary duty or other duty to any person other than Distributor, and such Distributor representative’s good faith fiduciary duties owing to Distributor are hereby acknowledged. In addition, neither this Agreement nor any other 2024 Transaction Agreement amends the certificate of formation, organizational agreement or operating agreement of Producer, nor the certificate of incorporation or bylaws of Distributor; and the actions of the Chosen Planning Council (and CPC Referral Group) shall not be deemed to effect any amendment to such organizational documents. For clarity, an approval right of either Party under this Agreement (or any other 2024 CAS Agreement) shall be and remain exercisable by such Party in its sole and absolute discretion, even if such Party, from time to time, refers such subject matter to the Chosen Planning Council or the CPC Referral Group.

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4.             First Window; App Exclusive Window. (a)      First Window. Subject in each case to the prior written approval of CAS in its sole and absolute discretion, Distributor shall have the exclusive right to license and/or authorize an initial commercial exhibition of any New Season and/or episode of a Program via: (A) an initial U.S. (and substantially concurrent ROW) theatrical release and (B) subject to the prior written approval of CAS in each instance, one initial ROW television exhibition window (each, a “First Window”). The First Window shall continue for a period of not to exceed ninety (90) days (unless otherwise approved in writing by CAS) from and after the first date of the initial theatrical release of an episode from such New Season (i.e., 90 days after the first day of the First Window); provided, that if CAS agrees to an ROW television exhibition window occurring during the First Window, then the First Window shall terminate on such alternative date as CAS may agree in writing (in its sole and absolute discretion); and provided further, that the First Window may terminate prior to such 90 days, on such earlier date as Distributor may designate in writing upon at least 60 days’ prior written notice to CAS designating such earlier termination date). The expiration date of a First Window of a New Season is referred to as “First Window Expiration Date.”

(b)           App Exclusive Window. CAS shall have the exclusive right to exhibit new episodes of Programs on the NP Chosen App during a period immediately following the First Window as more particularly set forth herein (the “App Exclusive Window”). Regardless of the release pattern of episodes during the First Window, Distributor and CAS shall mutually agree (not later than 20 days prior to the first day of the First Window) the release pattern for Episodes of the New Season (or new episodes of Programs, if not covered by the foregoing) during the App Exclusive Window (“AEW Release Pattern”) (for example, one new Episode per week, or one new Episode every other day, or the like) subject to CAS having taken timely delivery of the Episode to enable its release according to such AEW Release Pattern. The App Exclusive Window shall commence on the day immediately following and consecutive to the First Window Expiration Date and continue until the date that is the sixty (60) days following the date of initial release (per the AEW Release Pattern) of the final episode comprising the New Season of the Series (i.e., after episode 8 is released according to the AEW Release Pattern). For clarity, the App Exclusive Window shall expire at the same time as to all Episodes of the New Season, and not on an episode-by-episode basis.

(c)           The App Exclusive Window shall be extended for the duration of any failure or delay by Distributor (or its Affiliate TCT) to deliver (or accept delivery of) an episode of a New Season.

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(d)           The following exceptions shall apply to the App Exclusive Window provisions hereof:

(i)            During the App Exclusive Window, Distributor (in a good faith and bona fide furtherance of its Marketing Duties hereunder) may broadcast (or license the broadcast of) a single “livestream premiere event” of the New Season (with Distributor using commercially reasonable efforts to have such event be hosted or co-hosted by the live appearance of the Key Man and one key cast member) on one social media platform, with such livestream premiere event being accompanied by the concurrent or immediately adjacent (before or after) exhibition of one new episode of the New Season on such social media platform (for example, on X, Meta, Instagram, Tiktok or YouTube), which such episode shall be taken down within seventy-two (72) hours from its initial exhibition on such platform. Distributor shall use commercially reasonable good faith efforts to arrange for Distributor’s and CAS’ concurrent access to Viewer Data for any such livestream premiere.

(ii)           [***]

5.            Access to Alternative Language Assets. Distributor shall have free access to all CAS Foreign Language Assets, including all picture and sound elements, created by CAS; and (b) Distributor is hereby granted the rights to distribute and exploit such CAS Foreign Language Assets (whether created before or after the Effective Date) by means of any and all of the Licensed Rights hereunder, subject to the terms and limitations hereof. For clarity, Distributor (and not CAS) shall be responsible for any and all clearances (including music licensing) necessary for any distribution by Distributor (or its licensees) of any CAS Foreign Language Version outside of the Non-Profit Sector.

6.            CAS Reserved Rights: The following (for clarity, as set forth in subparagraphs (a)-(j) below) rights in and to the Programs are retained by and reserved to CAS and have not been, and are not being, licensed to Distributor (collectively, the “CAS Reserved Rights”):

(a)            Non-Profit Rights. The exclusive rights of every kind and nature, in any and all formats and however delivered, transmitted or made available, whether now known or hereafter devised, including, without limitation, the rights to release, exhibit, broadcast, distribute, display, project, perform, exploit, sub-distribute, manufacture, reproduce, license, sub-license, lease, issue, reissue, sell copies of, dispose of and otherwise turn to the account any and all versions of the Programs and all elements thereof, in whole or in part, in each and every case, in any and all media (subject to the Overspill Provisions) now known or hereafter devised in all cases solely for distribution to the Non-Profit Sector throughout the Territory in perpetuity, including, without limitation, all of the following solely with respect to the Non-Profit Sector: theatrical; non-theatrical; pay-per-view/near video-on-demand; physical home entertainment (including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems, interactive media and multi-media, and any other devices and/or formats); subject to the single TV Holdback, broadcast television networks and FAST channels (collectively, the “Non-Profit Sector TV Rights”); all forms of video-on-demand, including, without limitation, AVOD, FVOD, SVOD and any VOD exploitation for distribution to the Non-Profit Sector only (and subject to the Overspill Provisions); all forms of digital and/or online distribution and/or transmission, including, without limitation, the internet, fiber optic or other exhibition, broadcast and/or delivery systems; communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more identifiable locations or parties (collectively, the “Non-Profit Rights”). For clarity:

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(i)            the CAS Reserved Rights include the exclusive rights to distribute the Series to Non-Profit Sector broadcast television networks (collectively, the “Non-Profit TV Networks”). CAS shall in good faith, on a case-by-case basis, consider one or more written and detailed requests by Distributor for CAS (in its sole and absolute discretion) to grant individual licenses to Distributor for one or more specified Non-Profit TV Networks and/or for specified FAST channels of one or more specified Non-Profit Organizations or specified Non-Profit TV Networks, with such scope and limitations as CAS in its sole and absolute discretion may agree, and in all cases any such grant by CAS must be in writing and must specify the specific rights being granted).

(ii)           the Non-Profit Rights include the right of CAS in its sole and absolute discretion to grant licenses for some or all of the Non-Profit Rights to Distributor or other Persons (as approved by Distributor in accordance with the Distributor Approval Process), on a case by case basis, including for example, where a distribution arrangement desired to be effected by Distributor might be enhanced by inclusion of certain non-exclusive (or limited exclusive) Non-Profit Rights.

(b)            CAS Versions. The exclusive rights to create and distribute in all media solely to the Non-Profit Sector throughout the Territory: (i) Enhanced Versions and (ii) dubbed, subtitled, translated and/or foreign and/or local-language versions of the Programs or portions thereof, including those created by using hybrid/AI technology (each, a “CAS Foreign Language Asset” and, collectively, the “CAS Foreign Language Assets,” and together with the Derivatives, the “CAS Versions”), provided that CAS shall provide Distributor with timely courtesy copies of such CAS Versions and any marketing and promotional materials associated therewith in accordance with the provisions of Paragraph 9 below.

(c)            Non-Exclusive Video-On-Demand and OTT App Rights. The following rights, which are in addition to the Non-Profit Rights set forth above:

(i)            A non-exclusive royalty-free right to exhibit the Programs through the NP Chosen App, which shall include corresponding website(s) of the NP Chosen App (the “CAS VOD Rights”). CAS’ exercise of the CAS VOD Rights shall include CAS’ exclusive Donation Rights. Neither Distributor nor any licensee of Distributor) may exercise Donation Rights except through CAS.

(ii)            CAS shall have the right to exhibit all episodes of each New Season of The Chosen Series on the NP Chosen App (which may coincide with, but not be restricted by, a concurrent window with the Angel App, as provided herein). The CAS VOD Rights shall include the right to release new episodes of a New Season of the Programs on the NP Chosen App on a day-and-date basis concurrently with the release of such new episodes of such New Season on or in any other media, subject to the First Window and the App Exclusive Window. For clarity, the App Exclusive Window grants exclusivity rights to CAS and potentially to Angel if and to the extent Angel has any rights.

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(d)            Marketing and Promotional Rights. CAS has and shall retain the non-exclusive worldwide right to market and promote the Programs to the Non-Profit Sector in all media and Non-Profit Sector markets, in connection with CAS’ exploitation of the CAS Reserved Rights (including, without limitation, the App Exclusive Window); provided that all marketing and promotional materials created by CAS relating to the exploitation of a given Program shall be provided to Distributor on a courtesy copy basis in accordance with the provisions of Paragraph 9 below; provided further, that in all cases, CAS’ exploitation of its Non-Profit Rights and its marketing thereof, in and of itself shall not be deemed to be a conflicting message or marketing effort; and any Distributor’s approval right which may be established on a going forward basis by the Chosen Planning Council would be solely to coordinate messaging, not to prevent or delay CAS messaging.

(e)            Charitable Donation Rights. CAS has and shall retain the exclusive, worldwide right to (collectively, the “Donation Rights”): (i) solicit, direct and process charitable donations directly tied to exploitation of the Programs (“Donations”), and provided CAS shall administer any such Donations in accordance with applicable Laws. The Parties acknowledge that the Angel License (which was previously terminated by Distributor), if reinstated by a tribunal of competent jurisdiction, included(s), a donation function provision whereby non-profit donations could under certain circumstances be linked and paid directly to CAS. For clarity, CAS has and shall retain one hundred percent (100%) of any Donations made through the NP Chosen App for its charitable purposes and CAS may expend such Donation proceeds as it deems fit in its sole and absolute discretion but in compliance with any applicable Laws.

(f)            Exclusive App and Channel Naming Right. CAS has and shall retain the exclusive right to (collectively, the “Exclusive Channel Name Rights”): use and employ (both itself and through licensees and/or contractors) the name and trademark rights of “The Chosen” in the name or title of the NP Chosen App and in related websites or other digital domains of the NP Chosen App (e.g., TheChosenApp.com, TheOfficialChosenApp.com, GettheChosen App.com or similar URLs and the associated content), and as the name of a channel(s) available, including in or for use in non-profit OTT streaming applications, including content streaming (e.g., The Chosen App Channel, The Chosen Series App, The Chosen Series App Channel, The Chosen Series Non-Profit Channel, The Chosen Non-Profit, or The Official Chosen Non-Profit Channel, or similar uses.

(g)            Distribution of the NP Chosen App. CAS has and shall retain the exclusive right to distribute (both itself and through licensees and/or contractors) the NP Chosen App in all media through any technology, including in third party “app stores” or platforms, by any means of installing apps on mobile devices and desktop, and the exclusive right to use the Exclusive Channel Name Rights in such distribution.

(h)            Convergence Channel Rights. CAS has and shall retain the exclusive right (both itself and through licensees and/or contractors) to use one or more configurations of the NP Chosen App and/or some of its constituent software (including outsourced software and services) as the “Chosen App Channel” (or other Exclusive Channel Name Right) offering on one or more non-profit VOD or OTT platforms.

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(i)            Exclusive Non-Profit Sector Channel Rights. CAS has and shall retain the exclusive right (both itself and through licensees and/or contractors) to distribute the Programs (and employ “The Chosen” trademark rights) solely for access by and exhibition to the Non-Profit Sector media or channels which are notionally restricted to members of one or more designated institutions in the Non-Profit Sector (for example, members of a church, a college, or evangelical groups), including whereby a general audience app store or a VOD, OTT, or similar streaming platform or network (using the NP Chosen App or a derivative of the NP Chosen App) offers access to one or more of the Programs solely to members of such designated institution in the Non-Profit Sector, or which channel is primarily target marketed to such institution in the Non-Profit Sector or to the Non-Profit Sector generally.

(j)            Exclusive Use and Publicity. CAS has and shall retain the exclusive right in all media to use and publicize “The Chosen App” and “The Chosen App Channel” (or other Exclusive Channel Name Right) and the exclusive right to use “The Chosen” (or any Trademark Attribution in marketing to the Non-Profit Sector and distributing to the Non-Profit Sector. In the exercise of its Non-Profit Sector rights hereunder, CAS may license, delegate or assign such rights as it deems fit in its sole and absolute discretion.

7.            Non-Profit Targeted Marketing; Overspill. Distributor and its licensees, sub-licensees, sub-distributors and permitted assigns shall not market or promote the Programs, in whole or part, or any Program distribution platform or app (other than the NP Chosen App), to the Non-Profit Sector (in any language anywhere in the Territory) in any direct or targeted manner, including digital or online marketing (the “NP Targeted Marketing Restriction”). Non-targeted, general and mass marketing (and targeted marketing not directed to the Non-Profit Sector) that incidentally reaches a member or entity in the Non-Profit Sector shall not be deemed to violate the NP Targeted Marketing Restriction. Distributor shall use commercially reasonable efforts to include in any license agreements for any Program with any Affiliates or third parties (including any extensions or amendments or novations of Program licenses entered into by its Affiliates after November 29, 2022) a provision for the NP Targeted Marketing Restriction so as to avoid violation thereof by such third party or Affiliate. Notwithstanding the foregoing, the Parties acknowledge and agree that any incidental overspill from Distributor’s and/or its licensees’ exploitation of the Licensed Rights (e.g., where a church or other member in the Non-Profit Sector organically uses a VOD or OTT service other than the NP Chosen App or uses any other non-CAS controlled method to exhibit a Program to an audience) (the foregoing referred to herein as “Distributor Overspill”) shall not constitute an infringement of the CAS Reserved Rights by such user or a breach by Distributor hereunder. Similarly, notwithstanding the foregoing, the Parties acknowledge and agree that any incidental overspill from CAS’ and/or its licensees’ exploitation of the CAS Reserved Rights (“CAS Overspill,” and together with Distributor Overspill, “Overspill”) shall not constitute an infringement of the Licensed Rights or a breach by CAS hereunder. As provided in Paragraph 25(c) below the Parties (including Distributor’s Affiliates) shall abide by the provisions hereof regarding Take-Down Notices (defined herein) with third parties.

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8.            Application of Commercial Exploitation Gross Receipts; Ancillary Rights Royalty; TM Royalty.

(a)            Application of Commercial Exploitation Gross Receipts. Commercial Exploitation Gross Receipts for each Program (or Season in the case of a Series) shall be applied on in the order listed below (calculated on a Season-by-Season basis with respect to each Series), paid and accounted for on a non-crossed basis:

(i)            First, to collection account manager for actual and customary fees and expenses of the collection account manager, if any, provided that any such fees shall be borne by CAS from the CAS’ Share;

(ii)           Next, to Distributor for the reimbursement of the Marketing Duties Costs Reimbursement Amount (for such Season); and

(iii)          From the amount of remaining Commercial Exploitation Gross Receipts, the CAS’ Share to CAS and the Distributor’s Share to Distributor.

For clarity: (i) any Guild Residuals and re-use fees, royalties and amounts required as a result of Distributor’s (or its licensees) use and exploitation of the Licensed Rights hereunder which were not paid or reserved by Distributor’s licensees shall be paid and satisfied solely from Distributor’s Share, (ii) any Participations payable with respect to the distribution of a Program which were not paid at source or by Distributor’s licensees, shall be paid and satisfied solely from Distributor’s Share; (iii) Distributor or its Affiliates (and not CAS) will be responsible for any Guild Residuals or other Guild payments due from revenues or other receipts generated from exploitation of the Programs (or any rights in connection therewith), except that CAS shall be responsible for any such Guild Residuals solely on account of its exploitation of Reserved Rights. CAS may discharge its obligations therefore by remitting the requisite amounts, if any, to Distributor, and Distributor shall account for any pay any such residuals or other payments which accrue on account of CAS’ exercise of its Reserved Rights. Parties shall agree to a customary and reasonable provision in the CAM for the administration of amounts, if any, that are collectible and payable arising solely from CAS’ exploitation of its Reserved Rights. Schedule Exceptions (attached hereto and incorporated by this reference) shall apply to certain programs and projects of Distributor or its affiliates, notwithstanding any provision hereof.

The calculation of the Marketing Duties Costs Reimbursement Amount does not and shall not imply that CAS has implicitly or otherwise approved any marketing budgets or expenditure. Any rights of CAS (as otherwise provided for herein) to review and approve marketing budgets is separate from the recoupment of the Marketing Duties Costs Reimbursement Amount.

(b)           Ancillary Rights Royalty. Distributor shall pay to CAS (or its designees) the CAS Ancillary Rights Royalty, and the remainder of any Ancillary Rights Gross Receipts shall be retained by Distributor. Distributor shall provide CAS with any and all underlying accounting statement or royalty statement that Distributor receives from any licensee of any Ancillary Rights. The CAS Ancillary Rights Royalty shall not be crossed against any costs of any theatrical exhibition or other exploitation of any Program or New Season, directly or indirectly. Schedule Exceptions (attached hereto and incorporated by this reference) shall apply to certain programs and projects of Distributor or its affiliates, notwithstanding any provision hereof.

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(c)           Trademark Royalty. Distributor shall pay CAS (or its designees) the TM Royalty. Distributor’s gross receipts shall include the aggregate of all receipts, value or other consideration (including advances) irrevocably received by or credited to or irrevocably credited by way of offset to the account of Distributor derived from the exploitation of such Chosen-Branded Production (the “TM Gross Receipts”). For clarity: (i) the TM Royalty shall accrue and be payable on every Chosen-Branded Production; (ii) TM Royalty amounts shall not be crossed against the TM Royalty for any other Chosen-Branded Production nor against any royalty or amount payable hereunder, including without limitation, any Program and (iii) Distributor shall bear all costs and expenses of the development, production, and distribution and marketing of any such Chosen-Branded Production and any Participations with respect thereto (“Distributor’s Derivative Production Costs”). Schedule Exceptions (attached hereto and incorporated by this reference) shall apply to certain programs and projects of Distributor or its affiliates, notwithstanding any provision hereof.

(d)           Accounting; Audit.

(i)            Distributor shall account (including remittance of all amounts payable) to CAS on a calendar quarterly basis with respect to the CAS’ Share, CAS Ancillary Rights Royalty and, if applicable, the TM Royalty, for the initial two (2) years following the initial commercial release or broadcast of each New Season, Feature Derivative Production or, if applicable, ancillary program or Chosen-Branded Production, as the case may be, hereunder and on a calendar semi-annual basis thereafter for so long as amounts of the CAS’ Share, CAS Ancillary Rights Royalty and, if applicable, TM Royalty are payable to CAS hereunder, with accounting statements to be rendered within thirty (30) days after the end of each applicable accounting period. All accounting shall be of quality and specificity as provided herein, and in all cases shall include any and all material underlying licensee or sub-distributor statements rendered to Distributor to CAS, in good faith, may reasonably designate additional specificity to be included in Distributor’s accountings, including as necessary or material to enable CAS to comply with applicable law. Accountings shall be stand-alone for each of (and not be crossed between or among) the separate Commercial Exploitation Gross Receipts, CAS Ancillary Rights Royalty and, if applicable, the TM Royalty.

(ii)           After the Term, Distributor shall continue to render accountings to the extent any amounts are due or payable to CAS hereunder, on an annual basis.

(iii)          Distributor (including all Affiliates in possession or control of such) will provide CAS with true and correct photocopies of any and all Lions Gate and any other Major Licensee accountings and statements (rendered to Distributor or any Affiliate, including TCI) and all accounting and statements (rendered to Distributor or any Affiliate, or provided to Distributor or any Affiliate directly or indirectly through Lions Gate) or by any Major Licensee, at the required time of Distributor’s accounting to CAS hereunder. Unless Distributor is contractually bound by confidentiality provisions that would prevent Distributor from doing so (provided that Distributor shall use commercially reasonable good faith efforts to not be bound by such restrictions), neither Distributor nor any Affiliate shall fail or refuse to do so on account of any claim of confidentiality by any person, and CAS shall treat all such information as Confidential Information hereunder. Distributor shall also provide CAS with photocopies of any and accountings and statements which are provided to, or for which access is granted, of any parties to the “Existing Transactional Rights Agreements” referenced in the LG License.

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(iv)          Distributor (including all Affiliates in possession of such) will provide CAS with all Viewer Data generated by Distributor or received from any Major Licensee (or any “Existing Transactional Rights Agreements” referenced in the LG License) with respect to any Program distributed by such Major Licensee or Lions Gate, unless prevented by Applicable Law or if Distributor is contractually bound by confidentiality provisions that would prevent Distributor from doing so (provided that Distributor shall use commercially reasonable good faith efforts to not be bound by such restrictions).

(e)           All Commercial Exploitation Gross Receipts, Ancillary Rights Gross Receipts and, if applicable, TM Gross Receipts shall be kept in a segregated account (and not commingled with any other Distributor programs) and Distributor shall keep full, true, and accurate books of account pertaining to its exploitation of the rights in the Programs and, if applicable, Chosen-Branded Productions. Books of account, insofar as they relate to the Programs, and/or any Chosen-Branded Productions (if applicable) or CAS Ancillary Rights Royalty, if applicable, payments hereunder may be examined by CAS upon reasonable advance request but not more than once annually (but overlapping audits shall be permitted) and solely insofar as such books of account relate to statements issued or payments made to CAS within thirty-six (36) months from the date of such audit request. Such audits must be conducted during reasonable business hours at CAS’ expense, and at times that are reasonably mutually acceptable to the parties within forty-five (45) days after notice of such audit, by a reputable accounting or other professional firm. So long as Distributor has provided CAS in a timely manner with the required books of accounts and other auditable information set forth herein, no audit may continue for longer than forty-five (45) consecutive Business Days. If CAS is conducting one or more audits, then the thirty-six (36)-month period shall be extended for an additional six (6) months with respect to those records being audited. In order to ascertain that accountings are uncrossed, in addition to its accounting obligations hereunder, Distributor agrees to provide separate standalone statements for each of the CAS’ Share, CAS Ancillary Rights Royalty and TM Royalty.

(f)            CAM. CAS may direct that Commercial Exploitation Gross Revenues be directed through one or more collection account(s) of a reputable collection agent (e.g., Fintage House or Freeway) (each a “CAM”), including that all required performance royalties, residuals, third party participations, customary off-the-top expenses and other corridors are to be directly paid to such third parties by such collection agent. No person shall be made party to any such CAM without CAS’s approval (e.g., recipients being beneficiaries versus parties to such CAM agreement(s)). CAS and Distributor shall negotiate in good faith (for example, respecting third-party platform-serviced revenues) respecting the potential use (at CAS’s election) of one or more segregated bank accounts into which non-CAM revenues would be remitted (with CAS having full transparency to track such collections in such account(s))Distributor shall execute (and shall use commercially reasonable efforts to cause its licensees to execute or acknowledge) such ancillary documentation requested and prepared by CAS which perfects CAS’ security interests in the proceeds of its license with Distributor, whether or not remitted or payable into such CAM.

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9.            Distributor Approval Process and Courtesy Copy Provision. With respect to any and all matters for which Distributor (or its Affiliate) has an approval right hereunder, or for which CAS is required to provide “timely courtesy copies” of the subject matter, the following shall apply:

a.            Distributor, and CAS will establish and shall continue to maintain the Chosen Planning Council during the Term.

(a)            Matters herein which require “timely courtesy copies” to be provided by CAS to Distributor shall presumptively not be subject to pre-approval by Distributor; provided, however, that if the Chosen Planning Council (including with CAS’s consent) determines that a more formal administrative review process and/or approval right should be instituted in favor of Distributor with respect to any matter for which courtesy copy submission is provided for, then such approval process as determined by the Chosen Planning Council (with CAS’s approval) shall be established on a going forward basis, and CAS shall henceforth comply therewith in good faith and in a commercially reasonable manner; provided, that such process shall be a covenant of CAS and not a condition of any rights of CAS.

(b)           In any event, if any approval by Distributor is required hereunder (or shall become required in the future), such materials related to such matter shall be submitted to Distributor in writing (email is sufficient) allowing Distributor not less than five (5) Business Days from CAS’ submission thereof to review such materials, provided such review period shall be reduced to not less than two (2) Business Days solely with respect to extraordinary approvals sought which are prominently designated as being of “exigent circumstances” (for example, in the email subject line). Distributor shall use commercially reasonable efforts to review and respond to all such requests on a timely basis, provided that any failure by Distributor to do so shall not be deemed a breach hereunder, but shall be subject to the below sub-provisions of this Paragraph 9.

(c)            If Distributor fails to provide its approval or its notes to such materials within such five (5) Business Day period, (reducible to two (2) Business Days for a matter designated as exigent), CAS shall re-submit its request to Distributor for such approval, and in the event Distributor fails to respond to such re-submission within twenty-four (24) hours following CAS’ re-submission, such matter or materials shall be deemed approved solely with respect to the limited use for which they were originally designated by CAS.

(d)           Distributor’s approvals (if required hereunder) shall not be unreasonably withheld, delayed or conditioned by Distributor, and any of Distributor’s approval rights shall at all times (itself and through any agents) be exercised in good faith and in a focused and timely manner, and not in a manner designed to frustrate or interfere with or delay CAS’ exploitation of the CAS Reserved Rights.

(e)            Any rejection or non-approval by Distributor hereunder must specify in detail the nature of the objectionable content or matter, including reasonable specific detail as to the specific corrections which will remedy the matter. If Distributor fails to respond substantively or timely to three (3) consecutive approval requests by CAS, then upon written notice by CAS to Distributor, the review period for all submissions or requests by CAS thereafter shall be reduced to twenty four (24) hours. The Chosen Planning Council may reset such submission and approval periods back to the 5-day/2-day norm after its due consideration. With respect to CAS Versions, CAS may in its sole and absolute discretion provide a courtesy copy of one or more rough cuts or later version.

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(f)            In any event, the Distributor Approval Process may not be exercised by Distributor in a manner which imposes upon CAS any defacto holdback or blackout or other delay of CAS’s Reserved Rights hereunder, including its day-and-date distribution rights.

10.           CAS Marketing and Use of Clips.

(a)            TCI shall use commercially reasonable good faith and timely efforts to deliver to CAS all Marketing Materials substantially concurrently with the delivery to any licensee or sub-licensee of Distributor, which CAS shall have and enjoy the right to use in marketing and promotion in connection with its exploitation of the CAS Reserved Rights, including, without limitation, CAS’ may use and incorporate the Marketing Materials in the exercise of the CAS Reserved Rights (such versions referred to herein as the “CAS Version Marketing Material”). So long as such CAS Version Marketing Material is comprised only of a dubbed, subtitled, or translated version of Release Materials and/or Additional Materials provided by Distributor, then such CAS Version Marketing Material shall not require pre-approval by Distributor (or Director) hereunder but shall be subject to Paragraph 9 hereof CAS shall in good faith (i) meaningfully consult with Key Man (or his designee) with respect to CAS policies and procedures with respect to the creation of its CAS Version Marketing Material, and (ii) continue the pattern and practice to collaborate and share marketing collateral with TCI to ensure consistency, integrity and quality adheres to Chosen Brand standards and (iii) collaborate with TCI as to CAS anticipated releases of CAS Version Marketing Material. CAS shall be responsible for all editing, laboratory and other costs and expenses incurred in connection with creating CAS Version Marketing Materials. CAS Version Marketing Materials shall indicate that they are from and/or associated with CAS. For clarity, CAS’ customary sermon material, instructional material, evangelical literature, lesson plan material, Donation solicitations or other marketing targeted to the NP Market which incorporates Marketing Materials, or clips of a Program or Feature Derivative Production (not exceeding 1 minute for any clip or an aggregate of 4 minutes of clips in any single such material) shall not in any case require courtesy copy submission to or approval by Distributor or Key Man so long as such usage does not result in a non-contextual use of such clip or footage.

(b)            CAS’ use of portions of a transcript of a Program or Feature Derivative Production (including in alternative language) shall not require courtesy copy submission to, or approval by, Distributor, so long as such transcription does not alter the program screenplay other than on account of such literal translation to a non-English language. Upon reasonable written request by Distributor, CAS, in its sole discretion, shall give Distributor confidential access to such materials (e.g., in a hosted cloud) for Distributor’s confidential library or archival use. Any such uses by CAS shall be subject to any third party contractual talent and Guild related contractual restrictions and obligations; provided, that no contractual talent restrictions shall be agreed without CAS’ prior written approval. Any Guild Residuals, re-use fees or other amounts or obligations which become due or payable as a result of CAS’ uses (“CAS Residuals”) shall be the responsibility of CAS, subject to the provisions hereof for collection and remittance, including through the CAM; and subject to the clearances provisions hereof. The Parties acknowledge that Distributor, and not CAS, has primary responsibility for administering Guild Residuals, re-use fees, participations and other amounts and obligations which become due or payable to any person on account of exploitation of a Program. Distributor shall use commercially reasonable good faith efforts to cause TCT to obtain (at cost reflected in the respective production budget) clearance of all talent rights necessary for CAS’ exploitation of the CAS Reserved Rights (including, where customary, to effect a buy-out or other device to efficiently administer residuals, re-use fees, participations and other amounts and obligations which would or could become payable with respect to the exploitation of a Program), including for CAS’ use of foreign language versions of the Programs with respect to use of the Reserved Rights. Distributor shall administer and pay any Guild Residuals on behalf of CAS, and CAS shall remit any such amounts pursuant to the CAM or otherwise substantially concurrently with Distributor’s remittances therefore. In addition to the direct obligations of TCT under the 2024 PSFA, Distributor shall (and shall cause TCT to) proactively use good faith efforts to obtain clearance for all such CAS uses when Distributor is otherwise obtaining clearances for Programs, including for CAS uses of foreign language versions of the Programs. Otherwise, at all times, Distributor and CAS shall cooperate in good faith with respect to such clearances.

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11.           NP Chosen App. As between CAS and Distributor (including its Affiliates), all ownership rights (including by license of rights from third parties) to the NP Chosen App (including software, licenses, SAAS and other property comprising the functions of the NP Chosen App) are owned exclusively by CAS unless otherwise provided by CAS in writing. Parties agree to cooperate with each other in the development of the NP Chosen App and any other applications for the VOD, OTT or similar streaming and/or other exhibition of the Programs. Any license by CAS to Distributor related to its NP Chosen App shall be in writing.

12.           Credits. The credit provisions set forth in the 2024 PSFA are incorporated herein by this reference. Distributor shall incorporate and include all such credits in the Programs it distributes hereunder, and shall include any contractual credits (if any) required to be included in advertising and marketing material. Distributor shall communicate directly with TCT to coordinate and align credits arising in the ordinary course of production and delivery, as necessary in connection with any Programs hereunder. Distributor shall not grant any credit in any Program to any licensee that would violate the credit provisions of the 2024 PSFA. Distributor shall not grant any credit in any Program that it distributes hereunder if such inclusion would violate the MTM Clause of the 2024 PSFA.

13.           Certain Additional Non-Profit Rights in Distributor Non-Program [***] Works. Subject to the terms provided for herein, CAS acknowledges and agrees that Distributor and/or its successors or Affiliates may develop, co-develop, produce, co-produce and distribute any programming [***] (herein, each a “Distributor [***] Program”). Other than the rights set forth herein, CAS shall not own or claim any intellectual property rights of any kind or nature whatsoever in such Distributor [***] Programs, and Distributor or its successors or designees shall exclusively own all such rights in and to all Distributor [***] Programs. The provisions of the section entitled “[***] Projects Right of First Negotiation” in the 2024 PSFA (“PSFA First Look Provision”) are incorporated herein by this reference and shall be effective with respect to Distributor upon the end of the Term (as defined in the 2024 PSFA) of the 2024 PSFA (including any extension of a Project B Election to Proceed occurs). The Parties do not intend for CAS to have duplicative benefits (i.e., two separate rights of first negotiation) as a result of the incorporation of the PSFA First Look Provision herein.

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14.           CAS’ Personal Information and Indemnity.

(a)            Solely with respect to CAS’ and any CAS licensee’s distribution of the Programs and the operation of the NP Chosen App, CAS shall materially comply with all Data Protection Laws and shall use commercially reasonable efforts to contractually obligate (in addition to any extant obligation) any such licensee for which a license is entered into after the Effective Date (or on a prospective basis for any license entered into prior to the Effective Date to the extent such license is being amended for some other reason) to comply with all Data Protection Laws. For any Program-related Personal Information collected by or on behalf of CAS (including via the NP Chosen App or other medium that is subject to an applicable Data Protection Law), CAS shall indemnify and hold harmless the Distributor Indemnified Party (in accordance with the provisions hereinbelow) for any violation by CAS and/or any licensee of CAS (including any unauthorized or unlawful access to, use of, disclosure of, or modification to Personal Information or breaches, security incidents, or other adverse events related to Personal Information held or processed by or on behalf of CAS or its licensees) of Data Protection Laws.

(b)           With respect to Distributor’s and any Distributor licensee’s distribution of the Programs, Distributor shall materially comply with all Data Protection Laws and shall use commercially reasonable efforts to contractually obligate (in addition to any extant obligation) any such licensee for which a Third Party License is entered into after the Effective Date (or on a prospective basis for any Third Party License entered into prior to the Effective Date to the extent such Third Party License is being amended for some other reason) to) comply with all Data Protection Laws. For any Program-related Personal Information collected by Distributor or by Distributor’s licensees (including via any app or medium that is subject to an applicable Data Protection Law), Distributor shall indemnify and hold harmless the CAS Indemnified Parties (in accordance with the provisions herein below) for any violation by Distributor or Distributor’s licensees (including any licensee to any Third Party License, and including for any unauthorized or unlawful access to, use of, disclosure of, or modification to Personal Information or breaches, security incidents, or other adverse events related to Personal Information processed by Distributor or Distributor’s licensees) of Data Protection Laws.

15.           Press Releases. Each Party agrees to refrain from making any public announcement regarding this Agreement and/or include mention of the other Party in any press releases specifically related any Program (as opposed to corporate and other general press releases in which a Program is incidentally mentioned), without the prior review and written approval (including email approval) by the other Party. Each Party also agrees to participate in joint public announcement activities with the other Party from time to time and in such form to be agreed upon by the Parties. After the Effective Date, if a Party wishes to issue any communications regarding this Agreement, the details of such communication must be identified and submitted to the other Party (including such representatives, as such other Party may direct) in writing (including e-mail) for its review and written approval (including email approval), prior to any release or dissemination. No casual or inadvertent failure by a Party, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall either Party seek or be entitled to injunctive or other equitable relief for breach of any of the requirements of this paragraph. A Party may also refer to this Agreement in such Party’s communications, press releases and/or other public relations activities; provided, that if any such press release mentions the other Party, then the mentioned Party shall have prior written approval (not to be unreasonably withheld, delayed or conditioned) regarding the references to mentioned Party therein.

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15.           Notice of Rights in Copyrighted Material; Termination of any Existing Security Interest of Distributor. CAS agrees that Distributor shall be entitled to record this agreement, or a digest of distribution terms with the US Copyright Office and in any UCC filing office in any jurisdiction that deems appropriate. Distributor hereby terminates any security interest which CAS granted (or may have granted) to Distributor pursuant to the transactions set forth in the 2022 Transaction Agreements. Distributor acknowledges that there is no grant of any security interest to Distributor express or implied, in this Agreement or any other 2024 CAS Agreements.

16.           CAS Security Agreement. The obligations owing by Distributor to CAS set forth herein are referred to as the “Distributor Obligations.” Distributor hereby grants to CAS a security interest as collateral for the Distributor Obligations. Such security interest, and additional matters pertaining to the security interest, its attachment and perfection, are set forth in the CAS Security Agreement.

17.           General Representations and Warranties. Each Party to this Agreement represents and warrants to the other Party as follows: (i) such Party has the full right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) such Party has taken all necessary action to authorize the execution and delivery of this Agreement, (iii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, does not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

18.           Distributor’s and Its Affiliates’ Acknowledgements, Representations and Warranties and Covenants.

(a)            Distributor hereby acknowledges that TCT is making representations and warranties to CAS pursuant to the 2024 PSFA, and that Distributor shall rely exclusively upon the representations and warranties of TCT as to the production and delivery of the Programs, and that CAS is not recertifying or remaking those representations and warranties to Distributor. There are no implicit warranties or representations of CAS made or being made (or remade) by CAS to Distributor regarding the production and delivery of the Programs, other than as specifically set forth herein.

(b)           Distributor shall not purport to sell, lease, assign, transfer, license or convey, to any Person any right, title or interest in or to the Programs, or any part thereof (including the Underlying Materials) or any Licensed Trademark, in a manner that is adverse to or derogatory of any of CAS’s rights herein, including, without limitation, the Reserved Rights.

(c)            Distributor shall be solely responsible, liable and obligated for the payments of all Participations, Distributor shall enter into such Guild assumption, signatory or guaranty agreements with any Guilds as may be required of Distributor in accordance with ordinary custom and practice in the American television and motion picture industry (provided that the foregoing does not create any intended third party beneficiaries and does not confer to any third party any such rights); provided, elsewhere herein the Parties provide for CAS’ obligations respecting exploitation of the Reserved Rights.

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(d)           Distributor shall use commercially reasonable good faith efforts to cause Lions Gate (in accordance with the LG License) to continue to assume all Guild Residuals and music royalties payable on account of Lions Gate’s distribution of Licensed Rights and programs thereof.

(e)            Distributor shall comply with all Laws related to Distributor’s or its licensee’s use and exploitation of the Licensed Rights;

(f)            Distributor is a duly formed, validly existing organization in good standing under the Laws of its jurisdiction of organization; and it is duly licensed or qualified to do business in each jurisdiction where it is so required;

(g)            Distributor has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement;

(h)           Except for the Angel Litigation, there are no Actions pending or, to the best of such Distributor’s knowledge: (i) threatened against or affecting Distributor in any court or before any Governmental Entity that, if adversely determined, would have a Material Adverse Effect (as defined in the 2024 PSFA) on the ability of Distributor to perform its obligations under this Agreement; (ii) threatened against or affecting the Programs or Licensed Rights in any court or before any Governmental Entity; or (iii) threatened, the adverse determination of which might have a Material Adverse Effect or on any related or affiliated group or impair its ability to perform its obligations under, or affect the validity or enforceability of this Agreement;

(i)            Distributor shall not purport to grant to any person, any Liens in any Programs or any Licensed Rights;

(j)            Distributor shall not solicit funding (including fee advances), or accept any funding, from any third party for the distribution or marketing of any of the Licensed Rights hereunder.

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(k)            E&O Insurance.

(i)            Distributor shall, at its own expense, secure and maintain, or cause to be secured and maintained, during the Term and until (3) years after the end of the Term, in continuous force and effect, standard distributor’s (and in lieu of that, producer’s) liability (i.e., “errors & omissions”) insurance issued by a reputable insurance carrier reasonably acceptable to CAS. Such policy must be occurrence-based; in the event that the policy is claims-based, then Distributor must support such policy with a rights period endorsement (or term of insurance endorsement) reasonably satisfactory to CAS. Distributor or its Affiliate shall provide to CAS a copy of the policy and a certificate of insurance which shall provide that such insurance: (i) has a coverage limit of no less than Three Million United States Dollars (US$3,000,000) per claim and Five Million United States Dollars (US$5,000,000) in the aggregate, with a deductible of no greater than Twenty-Five Thousand United States Dollars (US$25,000); (ii) cannot be cancelled or modified without first providing CAS with thirty (30) days prior written notice via registered mail; (iii) is not subject to any non-standard endorsements or exclusions from, restrictions of or limitations in coverage or any material difference in deductibles as the standard in the industry; (iv) provides coverage for distribution of the Programs in all media granted to Distributor; and (v) provides coverage for all music, film clips (if any) used in any Program as well as the title of the Programs. Such policy shall name as additional insureds CAS, its affiliated companies, successors, distributors, sub-distributors, licensees, sub-licensees, advertisers and assigns and the respective officers, directors, shareholders, attorneys, employees, agents and any other representatives of any and all of the foregoing, and shall contain an endorsement that negates the “other insurance” clause in the policy and a statement that the insurance being provided is primary and not contributing to or in excess of any errors and omissions insurance carried by CAS or any other person or entity (other than Distributor). Prior to the release of each Season of a Program (or a program that is not the Series), Distributor will provide CAS with a certificate of insurance evidencing Distributor’s compliance with all of the insurance requirements set forth in this paragraph with respect to such upcoming release. Upon request by CAS, Distributor shall promptly cause additional parties to be added as additional insureds to the policy, or to expand coverage under the policy as reasonably required by CAS, and provide CAS with a related certificate and/or revised policy.

(ii)           Distributor shall maintain any insurance policies required to be maintained by Distributor pursuant to the LG License.

(l)            Distributor shall cause the Key Man to fulfill his obligations under this Agreement and remain exclusive to Distributor and TCT pursuant to and as set forth in the Key Man Amendment (defined in the 2024 PSFA)(except as permitted pursuant to the Key Man Amendment and the Key Man Affiliation provisions [e.g., exclusivity provisions and services rendered during production hiatus periods]) until the Season 7 Delivery Date (the “Key Man Term”)(the foregoing referred to as the “DMA Key Man Affiliation”). Upon the failure of the Key Man Affiliation to be extant until the end of the Key Man Term (and provided that Key Man is otherwise in compliance with the Key Man Amendment), Distributor acknowledges that CAS has rights and remedies under the PSFA which include without limitation, CAS’ rights to: (i) terminate CAS’ funding obligation(s) under the 2024 PSFA, as to [***] (“Unfunded Projects”); and (ii) terminate TCT’s exclusive production and/or other exclusive rights under the 2024 PSFA as to Unfunded Projects. Distributor acknowledges that CAS’ exercise of its foregoing rights or remedies under the PSFA, upon notice to Distributor hereunder (including any applicable cure periods), may include CAS’ right to terminate Distributor’s exclusive rights hereunder for such Unfunded Projects (i.e., for which the Key Man Affiliation has terminated), and Distributor acknowledges that CAS’s exercise of its rights and remedies with respect to any such failure of the Key Man Affiliation for the Key Man Term is intended by each Party (and TCT) to provide CAS with the benefit of its fundamental bargain under the 2024 CAS Agreements with respect to the personal services and direct involvement of the Key Man respecting the Key Man Affiliation.

(m)           Distributor shall use commercially reasonable good faith efforts to give written notice to CAS, not later than the June 30, 2027, of whether the Key Man Term (as defined in the 2024 PSFA) has been agreed in writing by TCI, TCT and the Key Man to be extended beyond the original Key Man Term, including therewith a copy of any such written extension; and if no such written notice of Key Man Term extension is provided by such date, CAS shall be entitled to rely upon such Key Man Term and act in accordance therewith.

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19.           CAS’s Representations and Warranties. CAS represents and warrants to the Distributor as follows:

(a)            it has conducted, and will conduct, its business so as to comply in all material respects with all applicable Laws and orders and neither CAS nor any officer, manager, director or member of CAS is charged with, or so far as is known by such CAS, is under investigation with respect to, any violation of any such Laws or orders that could have a material adverse effect on the financial condition, business or operations of CAS, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1 et seq.), as amended, and the UK Bribery Act 2010;

(b)            in connection with the Donations, it has not, and will not, directly or indirectly, knowingly receive any funds, contributions, payments or proceeds (including by way of debt, equity or other capital contribution) from any Person with any connection (economic or otherwise) to Russia, China, Saudi Arabia or any Person known to be subject of sanctions promulgated by the United States federal government, or in contravention of applicable Laws, including, without limitation, anti-money laundering Laws.

(c)            is duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction where it is so required, and (iii) has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement;

(d)            it has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement; and

(e)            This Agreement has been duly authorized by all necessary action by it and duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable according to its terms.

20.          Trademark Matters; Morals. The Parties further agree that the Licensed Trademarks shall be subject to the following standards requirements:

(a)           All goods and services offered under the Licensed Trademarks shall: (i) be consistent with and not contravene the religious and historical teachings of the Bible as interpreted by evangelical Christian beliefs; (ii) maintain the same standards of artistry, theological interpretation and quality of goods and content as are demonstrated and reflected in Seasons 1 through 4 of The Chosen Series and corresponding goods and services to date; and (iii) not violate or contradict the substance of the BAC Approvals provided for in the production of the Programs.

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(b)           Distributor shall take no act in violation of the MTM Clause (as defined in and set forth in the 2024 PSFA) and incorporated herein by this reference.

(c)            CAS hereby delegates to Key Man requisite authority over setting and enforcing the standards of quality for goods and services (to include content) offered to the public under the Licensed Trademarks. Such delegation shall continue until such may be revoked in writing by CAS (in its sole and absolute discretion), provided that such revocation shall be forward-looking only, and shall not vitiate any prior acts of the Key Man under such delegation. Distributor shall use commercially reasonable good faith efforts to cause Key Man to be responsible for establishing and enforcing the quality and content standards of the Licensed Trademarks and to cause Key Man to manage the day to day monitoring and management of all use of the Licensed Trademarks (and provided that the Chosen Planning Council may include such matters in its regular agenda). Distributor shall use commercially reasonable good faith efforts to cause Key Man (or his representative) (including via the Chosen Planning Council) to timely report to CAS any problems with brand standards. The Parties acknowledge and agree that Key Man may not delegate the foregoing authority to establish and police standards without the written consent of CAS; provided that Key Man may employ agents and representatives to assist him in his duties so long as the Key Man at all times maintains direct responsibility for and oversight of all such quality standards and enforcement for the Licensed Trademarks. Distributor shall timely report to Key Man and CAS any all third party complaints regarding brand standards of the Licensed Trademarks which remain active and unresolved after ninety (90) days from the date of first complaint. CAS’ delegation hereunder is personal to Key Man and may not be assigned to another without CAS’s written consent.

(d)            Distributor shall keep CAS informed of all goods and services offered under the Licensed Trademarks and shall timely provide samples to, or allow auditing of, the same to CAS. Distributor shall maintain records sufficient to disclose the preceding five (5) years of Distributor’s uses of the Licensed Trademarks. CAS has the right, at its sole expense, to inspect and audit all records and things associated with the use of the Licensed Trademarks, and Distributor shall cooperate with all reasonable inspection and auditing requests. Distributor and CAS may appoint a designee of Distributor, from time to time, as a trademark management agent to manage the exchange of information regarding trademark and brand issues between the Parties, with David Stidham Esq., or such other designee of Distributor, being the initially appointed agent. Such agent shall act as the agent of CAS with respect to certain management and administrative functions pertaining to the Licensed Trademarks. CAS may prospectively terminate the trademark license hereunder if Distributor materially breaches the foregoing trademark use standards and fails to remedy the breach after written notice and failure to cure within a reasonable period of not less than fourteen (14) days, and provided further that CAS provide written notice of termination after the failure to cure and allow Distributor sixty (60) days within which to respond or initiate mandatory arbitration pursuant to the terms of this Agreement. Termination shall be suspended pending arbitration and any arbitration involving this section shall be conducted pursuant to the mandatory arbitration provisions hereof. Notwithstanding anything to the contrary contained herein, any such termination hereunder shall not apply with respect to the use of the Licensed Trademarks and/or the title of the Series or Programs with respect to episodes produced (in whole or in part) or distributed prior to the date of such termination.

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21.           Events of Default. Each of the following shall be an “Event of Default” under this Agreement:

(a)            Involuntary Insolvency Proceedings. The entry of a decree or order for relief in respect of the either Party in a bankruptcy, insolvency or receivership proceeding, or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law; or a receiver, trustee, liquidator, assignee, sequestrator (or similar official) is appointed in respect of such Party or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under any bankruptcy, insolvency or other similar law; or the commencement against either Party of an involuntary case under any bankruptcy, insolvency, receivership or other similar law which is not dismissed within 120 days; or

(b)            Insolvency; Voluntary Insolvency Proceedings. Either Party or any Affiliate of such Party shall: (i) be dissolved, (ii) fail or shall be unable to pay its debts generally as they become due, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors, (v) commence a voluntary case in bankruptcy, insolvency, receivership, reorganization or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be liquidated, adjudicated bankrupt or insolvent), (vi) consent by answer or otherwise to the commencement against it of an involuntary case in bankruptcy, receivership, insolvency, reorganization or any other such action or proceeding or (vii) otherwise become insolvent; or

(c)            Cessation of Business. If either Party’s business is prohibited or suspended, partially or totally, or if either Party suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

(d)            Obligations. If either Party materially fails to perform any of its material covenants or obligations set forth herein or fails to cure such failure within a reasonable period of time (not to exceed sixty (60) days), after receipt of written notice from the other Party. (except for a Specified Key Man Loss as defined under the 2024 PSFA, for which the cure period shall be as set forth in the 2024 PSFA).

22.           Remedies. If an Event of Default has occurred and is continuing, the non-defaulting Party may take any or all of the following actions:

(a)           Any action or remedy provided for by applicable law.

(b)           Terminate the Agreement for an Event of Default pursuant to the immediately preceding paragraph above. Subject to the provisions of the below paragraph entitled, “Injunctive Relief/Non-Disturbance/Quiet Enjoyment”, the rights and remedies of the non-defaulting Party hereunder, are cumulative and in addition to all rights and remedies provided under all agreements between Distributor, on the one hand, and CAS, on the other hand, in equity or otherwise. Neither any delay nor any omission by the non-defaulting Party to exercise any right or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right or remedy.

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23.           Indemnification.

(a)            CAS agrees to defend, indemnify and hold harmless Distributor and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party claims arising from: (i) CAS’s exploitation of the CAS Reserved Rights, (ii) CAS’s exploitation of the NP Chosen App and any advertising, marketing, promotional or other materials created by CAS, (iii) any Non-Profit Organization’s exploitation of a Program (pursuant to a license or sublicense with CAS), (iv) CAS’ or its licensee’ use of the CAS Marketing Materials and/or (v) any material breach of a material representation or warranty of CAS contained herein which is not cured timely as provided herein.

(b)           Distributor agrees to defend, indemnify and hold harmless CAS and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party claims arising from: (i) Distributor’s exploitation of the Licensed Rights, (ii) any advertising, marketing, promotional or other materials created by Distributor, and/or (iii) any material breach of a material representation or warranty of Distributor contained herein, which is not cured timely as provided herein.

(c)            Each party’s indemnification obligations under this section are hereby expressly conditioned on the following: (i) the party requesting indemnity (“Indemnified Party”) provides the purported indemnifying party (“Indemnifying Party”) with prompt written notice of any such claim; (ii) the Indemnified Party permits the Indemnifying Party to control the defense of such action with counsel chosen by the Indemnifying Party (who will be reasonably acceptable to Indemnified Party); and (iii) Indemnified Party provides the Indemnifying Party with any reasonable information or assistance requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect to which the Indemnified Party is or could be indemnified hereunder unless such settlement either: (A) includes an unconditional release of the Indemnified Party from all liability on all claims that are the subject matter of such proceeding or (B) is consented to in writing by the Indemnified Party (which consent shall not be unreasonably withheld).

24.           Confidentiality. Distributor and CAS shall each keep confidential and retain in the strictest confidence and shall not disclose to any third party any of the terms of this Agreement or any confidential or proprietary information of the other Party that is now known or that may hereafter become known to either of them as a result of the arrangements under this Agreement (“Confidential Information”), without the written consent of the other, except (a) as required by law (provided that any Party so required shall provide the other Party with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure); (b) to enforce a party’s rights hereunder; (c) to a party’s attorneys, accountants, agents, investors, potential investors, financiers (including, without limitation, their representatives), and other professional representatives who agree to be bound to the confidentiality obligations of this provision; or (d) in connection with any third party participations, accounting and audit rights, SEC or other disclosure requirements and tax and other reporting requirements. The provisions of this Paragraph 24 shall survive any termination or expiration of this Agreement. For clarity, nothing in this Agreement shall be deemed to interfere with each Party’s obligation to disclose any information pursuant to any audits or reporting or disclosure requirements or to report transactions with the appropriate governmental, taxing, and/or registering agencies.

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25.           Injunctive Relief; Non-Disturbance/Quiet Enjoyment; Take Downs; No Consequential/Punitive Damages.

(a)            Injunctive Relief. Each Party’s remedies for any breach of this Agreement shall be solely pursuant to the Mandatory Arbitration and related provisions set forth herein. exercise injunctive or other equitable relief shall be subject to the Mandatory Arbitration provisions hereof (including termination of the Agreement pursuant to an Event of Default pursuant to the provision of the Paragraph above entitled “Events of Default” above.

(b)            Quiet Enjoyment. Notwithstanding anything to the contrary herein, each Party (and their respective licensees) shall have the continuing right of quiet enjoyment and non-disturbance of their respective licensing rights (i.e., the Licensed Rights and the CAS Reserved Rights) with respect to already-released programs and specifically as to licenses and sublicenses which are in place (that is, a termination of Distributor’s rights hereunder shall not cause the termination of the licenses or sublicenses entered into by Distributor hereunder accordance with the terms hereof for programs which are already in release under such licenses or sub-licenses) (“Released Program Quiet Enjoyment”). For clarity, CAS’ funding obligations pursuant to the 2024 PSFA are not rights to which Distributor or its Affiliates have any “quiet enjoyment” or “non-disturbance” rights hereunder or in any 2024 CAS Agreement. Neither Party shall exercise its rights hereunder in a manner that materially and adversely infringes upon Released Program Quiet Enjoyment under the licenses and sublicenses entered into by the other Party (or their respective licensees) or the exploitation thereof, subject to the Overspill Provisions.

(c)            Take Downs. If any dispute arises as to whether any of either Party’s use, exploitation or quiet enjoyment of their respective rights (i.e., the Licensed Rights and the CAS Reserved Rights) violates (or may violate) the rights of the other Party, the aggrieved Party agrees that it shall not issue to any person (other than the other Party) any so-called infringement notice or take-down demand (as such are set forth under the Digital Millennium Copyright Act) any similar law or act which demands that a person remove, restrict or limit the distribution of digital content (each a “Take-Down Notice”) except as provided herein. Any Take-Down Notice shall first be submitted to the other Party, and the Parties shall use timely best efforts to resolve any dispute reflected in the Take-Down Notice. If the Parties cannot resolve such matter within fifteen (15) business days, then the aggrieved Party shall refrain from issuing any Take-Down Notice except upon the matter having been adjudicated pursuant to the binding arbitration provisions set forth in “Mandatory Arbitration” paragraph below.

(d)           NO CONSEQUENTIAL OR PUNITIVE DAMAGES. IN NO EVENT SHALL EITHER PARTY (OR ANY AFFILIATE THEREOF) BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES OR LOSS WHICH ANOTHER PARTY (OR ANY AFFILIATE THEREOF) MAY SUFFER OR SUSTAIN AS A RESULT OF ANY BREACH BY ONE PARTY (OR AN AFFILIATE THEREOF) OF THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY (OR ANY AFFILIATE THEREOF) BE LIABLE FOR PUNITIVE DAMAGES, THE RIGHT TO WHICH IS EXPRESSLY WAIVED BY EACH PARTY.

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26.           No Assignment.

(a)            Subject to the Financing Proviso, prior to the end of the Key Man Term, neither Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld (and with such consideration by each Party including the context of the relationship reflected in this Agreement); provided, that if a Project B Election to Proceed is effected (as provided in the 2024 PSFA), then such prohibition shall continue until the completion and delivery of Project B pursuant to such Project B Election to Proceed. Subject to the Financing Proviso, after the end of the Key Man Term, Distributor may effect an assignment of this Agreement without CAS’ consent to surviving or successor entity(ies) directly resulting from a merger, acquisition, corporate reorganization, or sale of all or substantially all of the assets of Distributor (“Reorg”); provided that Distributor’s obligations hereunder must be assumed by any such permitted assignee in such Reorg, and such Reorg must include the written agreement of the Key Man (of which CAS shall be a beneficiary) to continue to satisfy all of his obligations under this Agreement with such assignee in any such Reorg. Other than with respect to a permitted assignment (and assumption) in a Reorg or Financing Transaction, the duties comprising the Key Man Affiliation are not assignable or delegable. Any purported assignment made contrary to the terms of this Agreement (including any assignment for the benefit of creditors, or any assignment to a trustee pursuant to any bankruptcy or insolvency, or any unpermitted assignment or delegation of the duties comprising the Key Man Affiliation) shall constitute a breach hereof and shall be void ab initio. Company in any event, shall not be obligated to accept any executory performances from, or render any executory performances to, any purported assignee of this Agreement in any bankruptcy This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto.

(b)           This Agreement and the Key Man Affiliation that is a condition hereof requires the personal services of and by the Key Man, and such personal services of the Key Man are inextricably connected to the services to be provided by Distributor hereunder. Other than specifically as provided and limited with respect to a Reorg or a Financing Transaction provided for herein, the duties and obligations of the Key Man under this Agreement are not assignable or delegable to any person without CAS’ prior written consent (in its sole and absolute discretion), nor shall CAS be compelled to accept Distributor’s performance hereunder (or pursuant to any Reorg or Financing Transaction) without the Key Man Affiliation. The Parties acknowledge that CAS’s funding obligations under the PSFA are financial accommodations and are not assignable to any person without CAS’ prior written consent (in its sole and absolute discretion). For clarity, the foregoing shall not be construed to prohibit Distributor’s customary licensing or sub-distribution in the ordinary course of business in connection with its exploitation of the Licensed Rights, subject to any consultation and/or approval rights of CAS as set forth herein.

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(c)            Notwithstanding the foregoing subparagraphs (a)-(b), Distributor may reorganize its capital structure, including, without limitation, by one or more issuances of equity or debt-equity hybrid interests, and/or by a Reorg, so long as such transaction (or series of integrated transactions) makes available to Distributor, on commercially reasonable terms, a reasonable amount of working capital and liquidity to enable Distributor to satisfy its financial obligations as they come due (a “Financing Transaction”). A Financing Transaction shall not require the consent of CAS, so long as the following conditions are met with respect to such Financing Transaction (the “Proviso Conditions”): (i) if such Financing Transaction includes an assignment of this Agreement or any rights or obligations hereunder to a third party successor (such third party or successor, an “Assignee”), Distributor’s obligations hereunder must be assumed in their entirety by any such permitted Assignee in such Financing Transaction; (ii) the Financing Transaction must include the written agreement of the Key Man (of which CAS shall be a beneficiary) to continue to satisfy all of Key Man’s obligations under this Agreement (without delegation of Key Man’s personal services) with such Assignee in any such Financing Transaction; (iii) Distributor and any Assignee (as applicable) must remain solvent (to the extent such entity remains in existence) immediately after giving effect to the Financing Transaction; (iv) a transfer or assignment in bankruptcy shall not qualify as a Financing Transaction; (v) a Financing Transaction may not violate the MTM Clause (as defined in the 2024 PSFA); and (vi) a Financing Transaction may not result in a Change of Control. This subparagraph (c) is referred to herein as the “Financing Proviso.”

27.           Copyright. Subject to the provisions hereof, if any Person that is not a Party to this Agreement shall do or perform any acts that Distributor believes constitute a copyright infringement of any Program and/or of any Underlying Materials, or of the rights of Distributor and/or CAS therein, or if any Person shall do or perform any acts that Distributor believes constitute an unauthorized or unlawful distribution, exhibition or use thereof, then in such event, Distributor (upon notice to CAS) shall have the right to take such steps and institute or defend such suits or proceedings or take such other action as Distributor may deem advisable or necessary to prevent such acts and conduct and to secure damages and other relief by reason thereof, and generally to take such steps as Distributor deems advisable or proper for the full protection of the rights of the Parties with respect to such Program. Distributor may take such steps and institute or defend such suits or proceedings in its own name, or in the name of a designee, and/or in the names of the Parties jointly. CAS agrees to cooperate with Distributor in such suits or proceedings as reasonably required by Distributor.

28.           Further Documents. The Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this and each Party’s respective rights and entitlements hereunder. CAS shall, concurrent with the execution of this Agreement, execute and deliver to Distributor the Memorandum of License attached hereto and incorporated herein by this reference as Exhibit B.

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29.           Notices. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been given, if such notice is provided as follows: (a) by deposit with the United States mail, certified, return receipt requested, upon deposit with a nationally recognized overnight carrier; (b) by personal delivery; or (c) by electronic mail (with confirmed receipt). Rejection or other refusal to accept or inability to deliver because of a changed address or email address of which no notice has been received shall also constitute service of notice. The Parties may change their respective addresses by sending written notice to the other Parties in accordance with the foregoing; provided, however, that no written notice of change of address shall be effective until the date of receipt thereof. Physical and email addresses for the notices are as follows:

If to Distributor:

The Chosen, Inc.

4 South 2600 West, Suite 5

Hurricane, Utah 84737

Attn: Brad Pelo

Email: brad@thechosen.tv

and

Willkie Farr & Gallagher LLP

2029 Century Park East

Los Angeles, California 90067

Attn: Andrew Kramer

Email: akramer@willkie.com

If to CAS:

Come and See Foundation, Inc.

6385 Corporate Drive, Suite 200

Colorado Springs, Colorado 80919

Attn: Ryan Dunham, COO

Email: ryan@comeandseefoundation.org

With copies to:

Michael Barnes Esq.

Barnes Law Firm

24 West Camelback Road, #467

Phoenix, Arizona 85013

Email: MBarnes@BarnesLaw.US

and

Anthony Biller Esq.

Envisage Law

2601 Oberlin Rd, Ste 100

Raleigh, NC 27608

ajbiller@envisage.law

30.           MANDATORY ARBITRATION; JURISDICTION.

(a)            Subject to Mandatory Arbitration and the Rules, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely therein, without regard to any conflict of law principles; provided that if there is any conflict between such choice of law and the Rules or Mandatory Arbitration provisions, the Rules and the Mandatory Arbitration shall control, and such choice of law may not adversely affect or vitiate the Mandatory Arbitration provisions hereof or the application of the Rules in such Mandatory Arbitration.

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(b)           The Parties hereto are Christians and believe that the Bible commands them to make every effort to live at peace and to resolve disputes with each other in private or within the Christian church (see Matthew 18:15-20; 1 Corinthians 6:1-8). Therefore, the Parties hereto agree that any claim or dispute between them shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (the “Rules”), to be held in a neutral local or such other mutually agreed upon location. Subject to the primacy of applying such Rules, the Parties will make best efforts to select an arbitrator who has substantial experience in adjudicating and/or arbitrating disputes in the motion picture and television industry. If the Parties are not able to locate an arbitrator with such experience, the Parties agree that the arbitrator may (and should) select a special master at the Parties’ shared expense with substantial experience in the industry to advise the arbitrator. The Parties further agree that for disputes forecast to involve less than $100 million in controversy, the matter shall be resolved by a single arbitrator, and for matters in excess of $100 million, the matter shall be resolved by a panel of three (3) arbitrators. (As used herein, the singular “arbitrator” includes the plural if applicable.) The arbitrator shall decide all issues and questions of whether a dispute or claim is subject to mediation and/or arbitration pursuant to the Rules and/or of the arbitrability (including the existence, validity, and scope of the arbitration agreement) and/or jurisdiction of a dispute or claim, pursuant to Rules 24 and 34. Judgment upon any such arbitration decision or award may be entered in and enforced by any court having jurisdiction thereof. If any dispute or claim is arbitrated, the arbitration award shall also provide for payment by the non-prevailing Party to the prevailing Party of all fees and costs incurred in connection with said arbitration, as well as the reasonable outside attorneys’ fees and costs incurred by the prevailing Party. These mandatory arbitration provisions are referred to collectively as “Mandatory Arbitration”.

(c)            Each Party hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; and (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, THIS AGREEMENT; and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which the applicable Party and its assets are subject.

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31.           Miscellaneous.

(a)            This Agreement constitutes the Parties’ entire understanding with respect to the subject matter hereof and it supersedes all prior statements, negotiations, agreements and understandings between or among the Parties, whether oral or written (and including respecting any third party or third party beneficiary). Other than as specifically set forth in this Agreement, no other purported agreement, statement, negotiation, assurance, inducement, understanding or promise between or among the Parties relating to the subject matter of this Agreement shall be valid or binding, nor provide any remedy to any Party relating to the subject matter of this Agreement. This Agreement shall be deemed jointly drafted by the Parties and each Party hereto will bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement. The Parties acknowledge that in entering into this Agreement they have not relied and will not in any manner rely upon any other agreements, other than those agreements specifically set forth in this Agreement or in any agreements referred to therein. No Person, whether or not an officer, agent, employee or representative of any Party hereto, has made for or on behalf of that Party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement. This Agreement can be amended only by a written instrument signed by the Parties. Each provision of this Agreement will be considered separate and severable, and in the event that any such provision is held to be invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions will continue to be in full force and effect without being impaired or invalidated in any way. This Agreement, and all rights and obligations hereunder, will be binding on and inure to the benefit of the Parties hereto and their respective successors, licensees, assigns, and Affiliates. Except as may be expressly set out in this Agreement, nothing herein is intended or shall be construed to confer on any person or entity other than the Parties, and their successors or assigns, any rights or remedies under or by reason of this Agreement, and there are no third-party beneficiaries hereof except as specifically, explicitly and intentionally provided by the terms of this Agreement. Angel Studios is not an intended third party beneficiary of this Agreement.

(b)            The failure of any Party at any time or times to demand strict performance by another Party of any of the terms, covenants, or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof. Any Party may by written notice, at any time, demand strict and complete performance by the other Party of the terms, covenants, and conditions of this Agreement. A waiver shall only be effective if set forth in writing and signed by the Party to be charged with such waiver. No notice or demand on any Party shall entitle it to any further notice or demand in similar or other circumstances.

(c)            Neither party shall take any action, nor exercise its rights in any manner, which will (or would reasonably be perceived by the other Party or the public as being) derogatory, scandalous or defamatory to either Party, or which would subject the Programs or the Licensed Trademarks to public ridicule or disapproval, or uses which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner, or in a manner which is a material deviation from the doctrines of biblical scripture, as they are traditionally understood and interpreted with modern evangelical audiences and institutions.

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(d)           This Agreement may be signed in counterparts and PDF documents and photocopies may be used as an original. Signatures of the parties so transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes. The exchange of copies of this Agreement and of signature pages by PDF or other electronic means from which a paper replica can be generated shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

(e)            Nothing herein contained shall constitute a partnership between or joint venture by any Party hereto, or constitute any Party the agent of the other Party. No Party shall hold itself out contrary to the terms of this subparagraph (e) and no Party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any Person not signatory to this Agreement, and this Agreement shall not be deemed to give any right or remedy to any such Person, whether referred to herein or not.

(f)            The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. If and to the extent there is a conflict between the above paragraphs of this Agreement and any schedule or exhibit attached hereto, the more particular or specific expression or terms in the conflicting instruments shall control over those which are general. Commencing with Season 4 of The Chosen Series, if there is any conflict between the terms of any provision of the 2022 License Agreement and any provision of this Agreement, the provisions of this Agreement shall apply.

(g)            CAS and Distributor (including through meetings of the Chosen Planning Council) shall from time to time review in good faith the application of Commercial Exploitation Gross Receipts provisions and other material terms hereof, CAS Ancillary Rights Royalty, TM Royalty, and other terms and implementation details of this Agreement with the objectives of ensuring that such terms and structure (i) avoid excise taxes to Distributor on excess benefit transactions under Section 4958 of the Code and the regulations thereunder, (ii) avoid providing an impermissible “private benefit” or “private inurement” to Distributor by CAS as an organization exempt from federal income tax under Section 501(c)(3) of the Code, and (iii) to the extent reasonably possible, comply, with an arm’s-length standard principles under Section 482 of the Code and the regulations thereunder (collectively, the “Tax Objectives”).  If mutually agreed, CAS and Distributor or their representatives shall, individually, and if appropriate jointly, engage, or continue their engagements with, qualified independent third-party experts to assist in such review at CAS’ sole cost and expense. CAS and Distributor shall cooperate in good faith in providing all necessary information and documentation to facilitate such review and work in good faith to agree to any modifications to the Transaction Agreements to achieve the Tax Objectives. The Parties may, mutually acting in good faith, agree to further adjustments, refinements, and changes to the CAS Ancillary Rights Royalty, CAS Ancillary Rights Royalty, TM Royalty, and other terms of this Agreement based upon fair market value appraisals, comparables and industry standards.

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(h)            Upon and after expiration or earlier termination of the Term, any provision of this Agreement that, by its nature or express terms, is intended to survive such termination or expiration of the Term will survive.

[signature page follows]

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AGREED AND ACCEPTED:

THE CHOSEN, INC.	COME AND SEE FOUNDATION, INC.

By:	By:
Name: Brad Pelo	Name: Ryan Dunham
Its: President	Title: Chief Operating Officer

Exhibit B

Form of Mutual Consent Under Funding Agreement

[See attached]

Exhibit C

Form of Production Services and Funding Agreement

[See attached]

EXECUTION COPY

PRODUCTION SERVICES AND FUNDING AGREEMENT

This Production Services and Funding Agreement (“Agreement”) is entered into as of June __, 2024 (the “Agreement Date”), by and between Come and See Foundation, Inc. (“Company” or “CAS”), a North Carolina non-profit corporation, and The Chosen Texas, LLC (“Producer”), a Texas limited liability company, in connection with the television programs currently entitled “The Chosen” (“The Chosen”) and the potential production of an unproduced project currently designated as “Project B” (“Project B”). The Chosen and, if applicable, Project B shall each be referred to individually as a “Program” and collectively as the “Programs”. Company and Producer shall sometimes each be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Company owns certain intellectual property rights comprising The Chosen (subject to distribution rights to “TCI” [as defined below] in and to the Programs [the “Distribution Rights”]), and is hereby engaging Producer (including for the services of its Key Man, Dallas Jenkins) to provide production services for The Chosen, and to deliver the completed episodes of The Chosen (as well as Project B, if applicable) on a work for hire basis as provided herein;

WHEREAS, Producer and the Key Man have previously produced and delivered seasons 1, 2, 3 and 4 of The Chosen, including having done so on seasons 3 and 4 in connection with various agreements with Company;

WHEREAS, Producer is a wholly-owned subsidiary of The Chosen, Inc., a Delaware corporation (“Producer Parent” or “TCI”), and concurrently herewith, Producer Parent and Company are entering into an Amended and Restated Distribution License and Marketing Services Agreement (including the security agreements, mortgages, financing statements, exhibits, agreements and instruments delivered in connection therewith, the “2024 DMA”) with respect to The Chosen (and if applicable, Project B);

WHEREAS, Producer by this Agreement shall be producing upcoming seasons of The Chosen, and pursuant to the 2024 DMA the Producer Parent shall be distributing The Chosen (and if applicable, Project B), and the Parties desire to facilitate the efficient production and distribution of The Chosen (and if applicable, Project B) by the consummation of this Agreement and the 2024 DMA, including to facilitate Producer’s delivery of the Programs to Producer Parent and the permitted Program licensees of Producer Parent;

WHEREAS, the Key Man is an affiliate of each of Producer and Producer Parent, and his continued affiliation with Producer with respect to The Chosen (and if applicable, Project B) is provided for herein;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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1.            CONCURRENT AGREEMENTS; SERVICES; PRODUCTION MATTERS.

(a)           This Agreement is being entered into with the following agreements (collectively, “Transaction Documents”): (i) this Agreement; (ii) the Asset Purchase Agreement between TCI and CAS dated as of May 13, 2024 (including the security agreements, mortgages, financing statements, exhibits, certificates, schedules, payment directions, control agreements, collection accounts and instruments delivered in connection therewith, the “2024 CAS APA”); (iii) the 2024 DMA; (iv) [omitted]; (v) the Key Man Acknowledgement (defined herein) by a designated control person of TCI and Producer; and (vi) the Security Agreement, the Security Documents and such other ancillary agreements, schedules, exhibits, filings, instruments, security agreements, mortgages, account control agreements, payment directions, recordations and certificates as are set forth in and delivered in connection with the consummation of the transactions set forth in the above agreements (i)-(v). The Transaction Documents are sometimes collectively referred to herein as the “2024 CAS Agreements.”

(b)           Company hereby engages Producer (subject to Key Man Affiliation) to produce and deliver each episode (herein, a “The Chosen Episode”) of seasons 5, 6 and 7 of The Chosen (each, a “Season”) in accordance with the provisions hereof (“The Chosen Services”). If a Project B Election to Proceed (as defined herein) is effected (whether in the format of one more or more feature-length motion pictures or an episodic series) (herein, a “Project B Episode”), then each motion picture and/or each season(s) of such Project B production shall be produced and delivered by Producer as set forth herein (the “Project B Services”). The Chosen Episode and Project B Episodes shall each be referred to as an “Episode” for the purposes of including such production of Project B under the terms of this Agreement. The Chosen Services and the Project B Services hereunder are referred to herein each as the “Services”.

(c)           Such Services by Producer (including the Key Man’s services) hereunder shall include all customary production services for development, pre-production, principal photography, post-production and delivery of the subject program, in the materially similar form and of the same quality of the prior seasons of The Chosen and the standards and practices of applicable first class comparable scripted dramatic series programing in the United States network television or streaming industry (and if Project B is produced as provided hereunder as a motion picture(s), in the United States theatrical motion picture industry) (herein, “Production Standards”).

(d)           Producer shall cause the production and delivery of the Programs pursuant to the Production Standards and, as related to The Chosen, in accordance and compliance with the time periods set forth in the production and delivery schedule set forth in Schedule PDS hereto (as may be extended pursuant to “Excluded Factors” (as defined below)) (“Production and Delivery Schedule”).

(e)           A fundamental condition of the engagement of Producer hereunder (and continuation of the engagement of Producer) to perform The Chosen Services on a The Chosen Episode is that the Company has obtained and shall continue to maintain (at all relevant times) the services of Dallas Jenkins (the “Key Man”) as the show runner of The Chosen and each Episode thereof (meaning without limitation, the Key Man acts as the showrunner and director of each Episode, and as a credited writer of each Episode), with such priorities and exclusivities applicable to the Key Man as provided herein. Such would also apply to Project B if produced hereunder as an episodic series; or if produced as a motion picture(s), then the Key Man would be required to render the Project B Key Man Services of such theatrical motion picture(s) comprising Project B. For clarity, if the foregoing services by Key Man are not rendered for Project B, the status hereunder of the Episodes of The Chosen would not be affected. Producer shall at all relevant times retain the services of the Key Man in connection with The Chosen so as to effect and maintain the Key Man Affiliation (as defined herein).

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(f)           As used herein, a “Chosen-Branded Program” means any motion picture, television program or other content which includes or incorporates the Chosen Brand into its title, logline or other identifying trade elements; or a program for which a Trademark Attribution exists. A “Licensed Trademark” has the meaning set forth in the 2024 DMA. The “Chosen Brand” shall mean: (i) the Copyrights and Licensed Trademarks defined in or set forth in the 2024 DMA or its schedules and exhibits; (ii) the goodwill associated with or flowing from such Copyrights and Licensed Trademarks, including, without limitation, goodwill respecting the use of the Copyrights and Licensed Trademarks; and/or (iii) the right to associate with the Licensed Trademarks. A “Trademark Attribution” means the use or incorporation in a program title, logline or identifying trade elements, of any the following (or phrasing substantially similar thereto) attributes: “The Chosen”; “The Chosen Presents;” “A Chosen Production;” “In association with The Chosen;” “Presented by The Chosen”; “A Chosen Universe production,” and phrases of similar import to the extent they are used in a material manner by Producer to market or promote a program (that is otherwise neither a Chosen-Branded Program nor a Derivative Production) so as to associate such other program with The Chosen, the Chosen Brand or the Licensed Trademarks. [***]

(g)           Project B. If prior to the date that is three (3) years after the outside delivery date of the last episode of Season 7 of The Chosen (the “Project B Election Period”), Producer has presented to Company a commercially reasonable production package of reasonable detail for the production of Project B which satisfies all of the following conditions (the “Project B Package”), then upon Company’s making a written acceptance thereof if it reasonably believes the production package satisfies such conditions (such review by Company (i) not to be unreasonably delayed and (ii) to be exercised in a good faith commercially reasonable manner), the potential Project B production (as presented in such materials) shall be deemed to be covered by this Agreement as referred to herein, and Company shall fund such Project B production, and Producer shall produce such production, each in accordance with the provisions hereof (including subject to all of Company’s rights herein applicable to The Chosen [excluding the Key Man Affiliation, but subject to the Project B Key Man Services]): (i) the provision of services of the Key Man has been agreed (in form and substance that is satisfactory to Company in its sole and absolute discretion) in writing for the Key Man to render creative writing and directing services on a first-priority basis on such production(s) (and on an exclusive basis during principal photography of such production(s)) (the “Project B Key Man Services”); (ii) none of Producer, Producer Parent or Key Man is in uncured, material breach of its obligations hereunder; (iii) Producer presents Company with a commercially reasonable distribution plan for such production, which is acceptable to Company in its sole and absolute discretion (with the 2024 DMA being presumptively deemed to be a commercially reasonable distribution plan); (iv) the all-in production costs of such production (presented in reasonable detail) are not greater than the maximum budget amount provided for herein for such production; (v) all of the Production Integrity and Production Conditions provided for herein (including without limitation, the requirement of a BAC-Approved screenplay) shall be satisfied by such production; and (vi) Producer is not insolvent. Company and Producer acknowledge that the subject matter of the potential production and funding of Project B shall from time to time be an agenda item for review by the Chosen Planning Council. The agreement of the Parties to proceed with the production and funding of Project B, if it occurs, is referred to as a “Project B Election to Proceed”. Upon the earlier of Company’s election to not effect a Project B Election to Proceed or the expiration of the Project B Election Period (the “Project B Rights Expiration”), subject to the “Project B Changed Elements Rights” (defined below), then Producer shall have the right to proceed to development and production of Project B and Producer shall have no further obligations of any kind or nature to Company in connection with Project B pursuant to this Agreement or the 2024 DMA (except as provided below) including, without limitation, Company shall have no further right of first negotiation or changed elements protection pursuant to the [***] Project Right of First Negotiation and Project B shall be deemed an excluded project (i.e., not a “Derivative Production” [as defined below]); provided that Producer shall be entitled to, and upon the Project B Rights Expiration CAS shall execute and deliver to Producer (subject to good faith negotiation between the Parties), a commercially reasonable industry-standard gratis license(s) of protectable elements of The Chosen for use in and in connection with Project B and/ or the programs which comprise Project B, in perpetuity, for use in all media (whether now known or hereafter created) throughout the universe, pursuant to which various specific production and/or copyrightable elements (e.g., the same cast, characters, etc.), and/or specific scene clips (if requested) from The Chosen shall be licensed gratis to Producer. If, prior to the expiration two (2) months from and after the date of Company’s election to not effect a Project B Election to Proceed with respect to such BPA Package, there are any “Changed Elements” (as defined below) and provided that Producer has not theretofore entered into any agreement with a bona fide third-party for the development, production, financing or distribution of Project B, then Producer shall submit the Project B Changed Elements to Company and Company shall have five (5) business days following Producer’s submission of the Project B Changed Elements to effect a Project B Election to Proceed (as used herein the “Project B Changed Elements Rights”). Notwithstanding the foregoing, in the event Producer or Producer Parent (or a permitted successor or assignee) produces or exploits Project B after any Project B Rights Expiration (i.e., if Project B is a Chosen-Branded Program), Company shall remain entitled to the “TM Royalty” as defined in the 2024 DMA in connection with Project B.

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(h)           Chosen Planning Council.

(i)            As used herein, “Chosen Planning Council” or “CPC” shall mean the Chosen Planning Council that is established and maintained as set forth in the 2024 CAS APA. (The 2024 CAS APA sets forth certain reserved rights for CAS if the Chosen Planning Council is not established to the mutual approval of Producer Parent and CAS within 60 days of the Agreement Date.) The Chosen Planning Council shall be comprised of three (3) members of the board of the directors of TCI plus an executive officer of TCI; and three (3) members of the board of directors of CAS plus an executive officer of CAS. The CPC shall address those various matters as provided herein and under the 2024 DMA. With respect to this Agreement, the Chosen Planning Council shall: (i) serve, as between the Parties, to coordinate, collaborate, communicate and guide the production, marketing and distribution of The Chosen and the strategic and long term planning of The Chosen, (ii) address the specific matters set forth in the following subparagraph (h)(ii), and (iii) shall meet monthly for the first six months after being established and thereafter as frequently as the CPC deems reasonably necessary.

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(ii)           The Parties agree that the Chosen Planning Council shall from time to time address the matters below respecting this Agreement, and that Producer shall actively and meaningfully coordinate, collaborate and communicate with the CPC with respect to following items: (i) the production, delivery and funding of the Programs hereunder, including coordination with related matters under the 2024 DMA; (ii) Project B and any proposed Election to Proceed thereunder; and (iii) other matters referenced herein as being subject to Chosen Planning Council guidance (collectively, the “CPC Purview”). The Chosen Planning Council retains the authority with respect to the matters under the CPC Purview, and Producer and CAS shall coordinate, collaborate and communicate with the Chosen Planning Council with respect thereto, including through their respective executives. If there is a disagreement between Producer and CAS as to a specific action required with respect to CPC guidance on a matter under CPC Purview, either Producer or CAS may refer the disagreement to the Chosen Planning Council for resolution; and if the Chosen Planning Council cannot resolve the matter, the Chosen Planning Council (or any appointees thereto) may refer the matter in dispute to Key Man and a person designated in writing (email shall suffice) by CAS (the “CPC Referral Group”) for their mutual agreement to resolve the disputed matter, and the Parties will each act in accordance with such dispute resolution made by the Chosen Planning Council or (if applicable) the CPC Referral Group.

(iii)          The Chosen Planning Council (and the CPC Referral Group) shall not be deemed to control the business of either CAS or Producer. A CAS representative’s participation in the Chosen Planning Council (or CPC Referral Group) shall not impose or imply that such person has any fiduciary duty or other duty to any person other than CAS, and such CAS representative’s good faith fiduciary duties owing to Company, are hereby acknowledged. A Producer (or Producer Parent) representative’s participation in the Chosen Planning Council shall not impose or imply that such person has any fiduciary duty or other duty to any person other than the Producer or Producer Parent, and such Producer and/or Producer Parent representative’s good faith fiduciary duties owing to Producer and/or Producer Parent, as applicable, are hereby acknowledged. Each and every approval right of CAS under this Agreement (or any other 2024 CAS Agreement) shall be and remain exercisable by CAS as set forth herein, even if CAS from time to time refers such subject matter to the Chosen Planning Council or the CPC Referral Group. Neither this Agreement nor any other Transaction Documents amends the certificate of formation, organizational agreement or operating agreement of Producer, nor the certificate of incorporation or bylaws of TCI; and the actions of the Chosen Planning Council (and CPC Referral Group) shall not be deemed to effect any amendment to such organizational documents.

(iv)          Producer shall share on a timely basis all relevant information respecting the Programs with the Chosen Planning Council and the Key Man, in order to reasonably and in good faith facilitate the affairs of the Chosen Planning Council. Producer shall perform its Services hereunder with respect to the Programs in accordance with the instructions of TCI.

2.              TERM. (a)      The term of this Agreement (the “Term”) shall commence as of the Agreement Date and shall continue until the outside date set forth on the Production and Delivery Schedule for Producer to complete and fully deliver the last episode of Season 7 of The Chosen to Company. Producer shall deliver to Producer Parent all materials and elements created by Producer required to enable Producer Parent’s to effect timely delivery to its distributors and subdistributors, as applicable from time to time (“Delivery”). If a Project B Election to Proceed is made, then the Term shall be extended to such time as the Delivery of the initial Project B Episode is supposed to be effected by Producer in accordance with the Production and Delivery Schedule (or such other delivery date as may be agreed by the Parties in connection with applicable Episodes (or motion pictures) comprising Project B as set forth in the Project B Election to Proceed). If the Project B Election to Proceed (as made or approved by CAS) for the applicable Episodes (or motion pictures) comprising Project B include a delivery date for an anticipated subsequent Project B Episode, then the Term shall extend to such delivery date for such applicable Episodes (or motion pictures) comprising Project B as set forth in the Project B Election to Proceed. References herein to “Project B, if applicable” or similar phrasing shall refer to the circumstance of Project B becoming a covered project hereunder on account of a Project B Election to Proceed.

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(b)           Company and Producer may, in their respective sole and absolute discretion, agree to extend the Term.

3.             PRODUCER ROLE; OTHER PROJECTS; LIMITATIONS.

(a)           So long as Producer is performing the material Services (including the requisite services pursuant to the Key Man Affiliation) as related to the applicable Program and is not in uncured, material breach hereunder, Producer’s engagement hereunder to provide the Services (including the services of Key Man pursuant to the Key Man Affiliation as related to The Chosen) shall continue in connection with each and every Episode and Season of The Chosen and, if applicable, Project B, as the lead producer of such Episodes and Programs, including the exclusive producer services of Section 3(b) hereof. The Key Man’s services as show runner for The Chosen (and if a Project B Election to Proceed is effected, the Project B Key Man Services, for Project B) are not delegable. Upon any material, uncured breach of Producer’s obligation to provide the Services hereunder (including providing the requisite services of the Key Man pursuant to the Key Man Affiliation), Company shall have the remedies provided for herein.

(b)           Producer’s Services are and shall be first priority on the Programs and each Episode, to any other development or production of any other project. So long as Producer is not in uncured, material breach hereof (and including that the Key Man continues as the show runner of each The Chosen Episode and as the director of each The Chosen Episode and as a writer and producer of each The Chosen Episode and continues to render the Project B Key Man Services [if applicable]), Producer shall be and continue as the exclusive producer of the Programs, and Company shall not engage any person or company to provide material writing, directing, producing or production company services on such Programs (except for the Company Producer as provided herein, or to the extent that Company is exercising its legal remedies with respect to an Event of Producer Default hereunder).

(c)           During the Term, Producer (and Key Man) may render development and/or production services on other content, programs and/or productions for exploitation in any and all media other than the Programs (a “Non-Series Program”) so long as the provision of such services (i) does not interfere with the development or production of the Programs in accordance with the Production Standards or the Production Integrity Obligations and (ii) does not interfere with the delivery of the Episodes in compliance with the delivery dates set forth in the Production and Delivery Schedule.

(d)           During the Term, the Key Man's [***], shall not be a violation of this Agreement or the Key Man Affiliation, so long as the Key Man's provision of services thereunder (i) does not interfere with the development or production of the Programs in accordance with the Production Integrity Obligations or the Production Standards, and (ii) does not interfere with the delivery of the Episodes on the terms hereof and in compliance with the delivery dates set forth in the Production and Delivery Schedule for The Chosen.

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Company may seek and shall be entitled to rely upon the assurances (or lack thereof) of the Key Man with respect to the non-interference requirements of the preceding two paragraphs.

(e)           Any Non-Series Program that Producer elects to produce or co-produce during the Term that is a Chosen Branded-Program [***] (“Chosen-Branded [***] Project”) shall be subject to and conditioned upon the following (collectively, the “Chosen-Branded [***] Project Conditions”):

i)	[***]

ii)	[***]

iii)	[***]

iv)	[***]

v)	[***]

vi)	[***]

vii)	[***]

viii)	[***]

4.            PRODUCTION FUNDING.

(a)           Production Funding. Schedule AB sets forth the aggregate budget amounts and caps for The Chosen (each a “The Chosen Advance Budget Amount”); and for Project B (if an Election to Proceed is made respecting Project B), (the “Project B Advance Budget Amount”). The Chosen Advance Budget Amount and the Project B Advance Budget Amount are assumed to, and shall, reflect the production of the subject programming in a materially similar quality and form of Seasons 3 and 4 of The Chosen and the standards and practices of applicable first class comparable scripted dramatic series programing in the United States network television or streaming industry (and if Project B is produced as provided hereunder as a motion picture(s), in the United States theatrical motion picture industry). So long as Producer is performing its Services hereunder and is not in uncured, material breach hereunder, Company shall fund each such season of The Chosen and Project B, in accordance with the Approved Budget (defined herein) and Approved Cash Flow Schedule (defined herein) for each such program. There are no intended third party beneficiaries of Company’s various agreements and assurances to provide funding, other than (i) Producer, (ii) a third party who in Company’s discretion is provided a written assurance from Company.

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(b)           Producer shall present Company with Producer’s initially proposed budget for each Season of the Programs, including for each Episode of such season, not later than ninety (90) days prior to commencement of production of such season (each, an “Initial Budget”). The Initial Budget submitted by Producer shall not exceed the Chosen Advance Budget Amount (or for Project B, the Project B Advance Budget Amount), as more fully set forth on Schedule AB. Company shall not be required to cash-flow any Production Subsidies (defined in Schedule AB). Such Initial Budget shall present the budget for each of the Episodes of the season, as well as the season as a whole, presented in such best detail as Producer has created as of the time of such submission (e.g., on Movie Magic or such other budgeting software as is customary and reasonable) (“Budget Detail”). Any overhead or administrative costs or fees of Producer shall be clearly reflected in such Initial Budget, as well as any allocation formula which Producer proposes to use in such Initial Budget.

(c)           Company shall from time to time designate in writing a Company Producer (provided for herein) to whom such budget and cash flow materials shall be provided. The Chosen Advance Budget Amounts (and, if applicable the Project B Advance Budget Amount) shall be sometimes be referred to herein as the “Advance Budget Amount” for the applicable Season of the applicable Program (or motion picture, if applicable). Company’s obligation hereunder to fund each Season of The Chosen (or Project B, as applicable) shall not exceed the Advance Budget Amounts (as provided in Schedule AB).

(d)           Company shall review the Initial Budget for each Season to make such comments or input as it deems reasonable and appropriate (including as to an Episode budget, in Company’s good faith discretion), including for CAS to ascertain that the proposed production budget is reasonably sufficient to produce the BAC-Approved screenplay in reasonable conformity with the Production Standards. If Company approves such Initial Budget, it shall be deemed an Approved Budget (defined herein), subject to the remaining terms hereof. If the Initial Budget (with Budget Detail) is in reasonable conformity with Production Standards and the Production and Delivery Schedule and is equal to or less than the Chosen Advance Budget Amount for such season (or for Project B, the Project B Advance Budget Amount), then such Initial Budget shall presumptively be deemed approved by Company, subject to the remaining terms provided herein. If Company rejects an Initial Budget, Company and Producer shall confer meaningfully without delay with respect thereto, in good faith in order to arrive at an Approved Budget. Producer shall provide Company with each material update to the Initial Budget (or if an Initial Budget has been approved, as to an Approved Budget. Such updates, to the extent material, shall be provided not less than monthly; and beginning one month before production, not less frequently than weekly; and during production, as each revised budget is prepared by Producer.) Company shall timely review and in the event the revised budget and, if any, make timely comments or input as Company in its discretion deems appropriate. Any Approved Budget is not anticipated to reflect a contingency reserve of greater than 10% of the otherwise budgeted amounts, and subject to Company’s reasonable approval, including any greater or lesser continency or reserve.

(e)           Working from the Initial Budget (and including due regard for any deemed presumptive approval provided for hereunder), the Company and Producer shall use timely good faith efforts to agree an “Approved Budget” for the Season (and each Episode), anticipated to be approved within twenty-one (21) days after Producer’s submission of the Initial Budget. Such Approved Budget shall require the Budget Detail (and a detailed, line-by-line budget and not a so-called top-line budget.) The budget shall only be deemed an “Approved Budget” when it is approved in writing by Company, and an Initial Budget that is presumptively deemed approved shall become an Approved Budget as such detailed, line-by-line budget items are populated). Producer may in its ordinary course of providing Services, in good faith allocate reasonable amounts of reserve/contingency to cover unanticipated line-item or category overages; but Producer may not make material re-allocations of Approved Budget items (e.g., make a material increase to one line item or category, offset by reduction(s) to other line items or categories) without review by Company, if such would adversely affect Production Standards. Producer shall give immediate written notice to Company if Producer anticipates that an Approved Budget of a season (or motion picture) will be exceeded (including after application of any reserve/contingency, or if an overage in an Episodic budget is likely to cause an overage in the seasonal budget.

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(f)            Beginning with Producer’s presentation of the Initial Budget to Company, Producer shall provide Company with a written proposed cash flow schedule for such Season (“Initial Cash Flow Schedule”), with email sufficing. As the Producer updates the Initial Budget or Approved Budget, Producer shall provide Company with requisite changes to the cash flow schedule. Company shall timely review the Initial Cash Flow Schedule and each revised cash flow schedule and, if any, make timely comments or input (if any) as it determines in its sole discretion. The Company and Producer shall use timely good faith efforts to agree a Company-approved cash flow schedule (the “Approved Cash Flow Schedule” from the Initial Cash Flow Schedule and any updates for the Season (and each Episode), anticipated to be agreed concurrently with the Approved Budget. A cash flow shall only be deemed the “Approved Cash Flow Schedule” when it Is approved in writing by Company. With regards to the Approved Cash Flow Schedule, Company and Producer shall consult in good faith as to a funding schedule from Company (in accordance with reasonable industry custom and practice), including any advance or deposit amounts required (i.e., talent escrows) and shall include the particulars of any such funding advance or cushion in the Approved Cash Flow Schedule (i.e., funding of needed cash flow some days or weeks in advance, and/or with reserves).

(g)           Company shall fund the Approved Budget of each Episode of a Season (or motion picture) of the Programs in accordance with the Approved Cash Flow (which for clarity, each of which must have been approved in writing by the Company). If there is no Approved Budget or Approved Cash Flow (i.e., Company in its discretion shall has not approved of a proposed budget or a proposed cash flow), then Company shall not be obligated to fund such Episode or the season of the Programs of which it is a component. So long as Company has approved. So long as there is an Approved Budget and an Approved Cash Flow Schedule (and so long as there is no uncured Event of Producer Default), Company shall provide reasonably requested assurances of creditworthiness as are customary, reasonable and necessary to provide material third party vendors and talent with financial assurances that the Approved Budget amount is available for expenditure in accordance with the Approved Cash Flow Schedule. Producer acknowledges that based upon its prior production collaboration with Company, it considers Company to be a creditworthy funding source, and because of Producer’s existing accounts and relationships with vendors, any such financial assurances to third parties are anticipated to be limited, if any (for example, talent holding fees). Company shall not be required to make any assurances to any licensee or prospective licensee of the Programs. The foregoing notwithstanding, nothing herein (express or implied) creates or is intended to create any obligation of Company to become a signatory to any guild, union or collective bargaining agreement or any performing rights society, nor to guaranty any financial obligations of Producer or any contractor of Producer respecting any such guild. In the event any guild requests that Company provide financial assurances or other documents from Company with respect to The Chosen, Producer and Company shall cooperatively meet and confer with each other in good faith to resolve such guild requests towards the mutual objective of the continuation of production of The Chosen.

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(h)           Prior receipt of Producer’s continuing “Production Representations and Warranties” set forth on Schedule PRW hereto, certified and delivered by Producer to Company at the time of the Approved Budget and the Approved Cash Flow (and in any event before the commencement of production of each season of the Programs.)

(i)            The Company in its reasonable and good faith discretion consistent with prudent procedures, may determine the manner in which material Approved Budget remittances (in excess of $1 million in any one payment or $3 million to any one vendor during a season’s production) are made to such vendor. Regardless thereof, Company (via the Company Producer provided for herein) shall have real-time full access on a continuing basis, to the production accounting and disbursement records of each Episode and season. Producer shall make timely payments to all its vendors, in accordance with the Approved Budget and the Approved Cash Flow Schedule.

(j)            The actual development, production and post-production costs for a Season (or motion picture) of the Program (i.e., each of The Chosen and, if applicable, Project B) through and including complete delivery to Company by Producer are referred to herein as the “Final Cost of Season”. If the Final Cost of Season of a season (or motion picture) of the Programs is less than the Approved Budget for such applicable Season (or motion picture) (such amount, if any, an “Underage”), Company and Producer shall each be entitled to receive an amount equal to Fifty Percent (50%) of any such Underage. Unused contingency reserve (reflected in the Approved Budget) shall be considered an Underage, and Producer shall be entitled its share thereof, but Producer shall not be entitled to a Production Services Fee on unused contingency for which the Underage fee is payable.

(k)           Company is a registered non-profit company, and Company’s funding provided for herein is subject to the continuing condition that the funding be used only for charitable, educational, religious and/or scientific purposes, including the development, production and post-production of the Programs.

(l)            Producer may not seek or utilize any production funding in excess of the Approved Budget, including any advances from any licensee or other person. Any such advances would be revenues hereunder subject to the accounting provisions hereof and shall not be used to cover production expenses or overages.

(m)          Schedule AB addresses the applicability of Production Subsidies to the Approved Budget amounts and Approved Advance Budget amounts.

(n)           For clarity, Company has no obligation (to Producer or any other person) to fund any amount in excess of the Advance Budget Amount or Approved Budget of a Program. There are no third-party beneficiaries of Company’s funding obligations hereunder. Producer does not have the authority to make any financial or funding commitments to any person, for or on behalf of or binding upon the Company.

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5.            COMPENSATION

(a)           Production Services Fee. In connection with each season (or motion picture) of the Programs (i.e., each of The Chosen and, if applicable, Project B), Company shall pay to Producer the “Production Services Fee” as defined and in accordance with the provisions of Schedule PSF attached hereto and incorporated herein by this reference (the “Production Services Fee Schedule”).

(b)          The Production Services Fee shall be calculated, accounted and paid in accordance with the provisions of Schedule FAS attached hereto (the “Fee Accounting Schedule”). The Approved Budget (and the Advance Budget Amount) is a capped amount for purposes of the Production Services Fee, and for clarity, any Overages (including any which might be approved by Company) will not be added to the Final Cost of Season for purposes of calculating the Production Services Fee. Ninety-five percent (95%) of the Production Services Fee shall be payable to Producer in accordance with the Approved Cash Flow Schedule, with the final 5% (“Fee Holdback”) being payable upon Delivery of the applicable Season (or motion picture) of the Programs.

(c)           Taxes and Withholdings. The Approved Budget of each season shall reflect all taxes and withholdings due, depositable or payable on account of the production of such season, including all Guild payments, and Producer shall remit all such amounts in a timely to the respective taxing authority in accordance with the Approved Cash Flow Schedule.

6.            OVERAGES/ENHANCEMENTS. Producer shall be responsible for all amounts necessary to complete and deliver the Programs in excess of the Approved Budget (“Overages”); provided, that enhancements (meaning specific cost increases which are set forth in a timely written request by Producer, together with such written justification (including from the Key Man, if directly related to matters under Key Man’s responsibilities) as to why such proposed enhancement is specifically creatively beneficial to the production), which in response to such request are approved by Company in advance in writing (“Enhancements”), shall be deemed added to the Approved Budget and funded by Company. Producer shall present to Company in a timely and good faith manner, and the Parties shall thereupon discuss in good faith, the Company’s potential funding of one or more Overages to the current Approved Budget, with the mutual good faith objective of enabling the completion of the production and delivery of the current Program then in production. Any agreement by Company to fund such Overages, and the terms upon which Company might agree, shall be in Company’s sole and absolute discretion, exercised in good faith along with Producer’s good faith in presenting such Overage to Company. Notwithstanding anything to the contrary contained herein, Producer shall not be responsible for Overages caused by Excluded Factors.

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7.            OWNERSHIP OF RIGHTS.

(a)           All of the results and proceeds of Producer’s Services (without regard to whether Producer or Producer’s employees or any other third party perform such services) shall be deemed a “work made for hire” specially ordered or commissioned by Company in connection with the Programs in accordance with US copyright law and otherwise; and all rights in and to the Programs and any physical materials relating to or embodying the Programs shall vest solely in Company as the “author” thereof irrevocably upon creation or acquisition by or for Producer without any further act or instrument by any person; and Company shall from inception own all rights, title, and interest in and to the foregoing without any claim, lien, or encumbrance in favor of any person (other than the customary liens of laboratories for services and facilities, other than customary liens granted to any Guild to which Producer and/or Producer Parent is a counterparty). Without limiting the foregoing, Company shall for all purposes the absolute owner of the same and Producer hereby grants to Company without reservation, condition or limitation, all rights of every kind and nature in and to all ideas and other elements included in or relating to the Programs, the results and proceeds of Producer’s Services and each element thereof (but excluding the “Tangible Assets” [as defined below]) (collectively, “Proceeds”) including, without limitation, any and all contracts, agreements, assignments, documents and/or other instruments pursuant to which Producer may have heretofore or may hereafter acquire any right, title or interest of any kind in and to the Programs; any and all releases, warranties and indemnities acquired by Producer in connection with the Programs; any and all rights of copyright and extension and renewal of copyright therein, perpetually, in any and all languages, throughout the universe, in any and all media whether now known or hereafter devised; and the unlimited and absolute right, in Company’s sole discretion, to edit, add to, subtract from, modify, dub, translate and subtitle in all languages the Programs or any element thereof and to combine the results and proceeds of Producer’s Services or any element thereof with material furnished or created by others and to use the results and proceeds of Producer’s Services in promotion, marketing and advertising of the Programs and in merchandise, sound recordings, commercial/promotional tie-ins and in partnership marketing campaigns. Producer expressly waives any so-called rights of droit moral, moral rights of authors and similar rights and agrees to use reasonable efforts to provide in all agreements entered into with any third parties in connection with the Programs that such third parties waive such rights. All rights granted by Producer under this Agreement, including without limitation all rights in and to the results and proceeds of Producer’s Services, are irrevocable and shall vest and remain vested in Company and shall not be subject to rescission whether this Agreement expires in normal course or is sooner terminated for any cause or reason, including without limitation any termination of this Agreement. If under any applicable law the fact that the Proceeds are a “work made for hire” is not effective to place sole authorship and sole ownership of the Programs and all rights therein in Company, then to the fullest extent available and for the full term of protection otherwise accorded to Producer under such applicable law, Producer hereby irrevocably and perpetually assigns and transfers to Company all right, title and interest in and to the Proceeds (and all rights and properties comprising the Programs) of every kind and nature now known or hereafter devised.

(b)          The foregoing work for hire provision shall not imply that Company owns Producer’s physical props, stages, sets, wardrobe, real estate, fixtures, emblements and equipment which are now or hereafter may be created by Producer in connection with the Services rendered hereunder (the “Tangible Assets”), which for clarity are hereby expressly reserved by Producer and Producer Parent.

(c)           Producer shall execute any and all further documents or instruments consistent herewith which Company deems reasonably necessary and proper to record the ownership of Company and otherwise carry out the purposes of this Agreement. Producer hereby appoints Company as its lawful attorney in fact with full right of substitution and the full right and authority to execute and deliver the same, which appointment is hereby declared to be a power coupled with an interest and shall be irrevocable under any and all circumstances. Company shall use good faith commercially reasonable efforts to afford Producer with five (5) days advance written request and notice prior to Company’s exercise of its power of attorney hereunder. If Company executes any documents on Producer’s behalf, Company shall provide a copy(ies) of such document(s) to Producer upon written request therefor; provided, that any inadvertent failure of Company to provide such copies shall not be deemed a breach hereof.

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8.            FUNDAMENTAL CONDITONS AND PRODUCTION OBLIGATIONS.

(a)           Production Integrity Obligations. Producer shall at all times substantially perform and discharge, and cause its “Affiliates” (as defined below) to at all times substantially perform and adhere to, the “Production Integrity Obligations” set forth in Schedule I attached hereto and incorporated herein by this reference, and Producer acknowledges and agrees that the Production Integrity Obligations are a fundamental element of this Agreement. Producer acknowledges that the Key Man Affiliation includes substantial personal service performances required of the Key Man, and Producer shall use good faith efforts to cause the Key Man to perform and adhere to the Production Integrity Obligations. As used herein, “Governmental Authority” means any federal government, state, municipal, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government; “Person” means any individual, corporation, partnership, trust, unincorporated organization, joint stock company or other legal entity or organization and Governmental Authority; “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. Without limitation, Producer’s Affiliates include TCI, the Key Man and the Affiliated ProdCos (as defined below).

(b)           Production Conditions. Producer shall at all times substantially perform and adhere to and cause its Affiliates to at all times substantially perform and adhere to, the “Production Conditions” set forth in Schedule II attached hereto and incorporated herein by this reference. Producer acknowledges and agrees that the Production Conditions are fundamental elements of this Agreement. Producer acknowledges that the Key Man Affiliation includes substantial personal service performances required of the Key Man, and Producer shall use good faith efforts to cause the Key Man to perform and adhere to the Production Conditions to the extent within Producer’s control.

(c)           Company Producer.

i.             As provided herein, the production of each Episode and the Programs are each a work for hire by Producer for Company. There are material conditions and requirements set forth herein respecting Producer’s services in developing, producing and delivering the Programs. Company has a material and continuing interest in monitoring the status of the production and delivery of the Programs. Producer shall use its good faith and timely efforts to promptly inform the Company of all matters substantially affecting the production of each Episode of the Programs.

ii.             Company (for each Season or motion picture of the applicable Program) may from time to time designate in writing a person to act as a representative of Company to render services as a producer of such Season or motion picture of the Programs (and/or each Episode thereof). Such person shall have relevant experience in the process of producing dramatic television or film programing (or similar qualifications, such as a completion guarantor representative) and such appointment shall (absent material and exigent circumstances) be subject to the prior written (email shall suffice) reasonable approval of Producer, which shall not be unreasonably withheld or delayed (the “Company Producer”). The Company Producer shall be bound by the confidentiality obligations set forth in Section 20 below.

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iii.            Company Producer: (i) shall at all relevant times have access to the production set of the Programs; (ii) shall appear as a “Producer” on each daily “call sheet” distributed to cast, crew and/or other production personnel, during production, post-production and otherwise (provided, that any inadvertent (i.e., non-repetitive) failure to include Company Producer on any daily “call sheet” shall not be deemed a breach hereof); (iii) shall have full access during business hours to the production accounts, books and records of the Producer (including without limitation the production accountant and, if different, the disbursement personnel) in relation to each Episode; (iv) shall be provided office or work space on the production set, commensurate with a producer of the Programs (and Company Producer may at Company’s sole cost elect to locate a mobile office trailer on set); and; (v) shall be timely presented with all budget and cash flow items which Producer is obligated hereunder to provide to Company.

(d)           Guilds. Producer shall continue (and renew, as necessary) its signatory status with any and all applicable guild, union or collective bargaining agreement counterparties (each a “Guild”), including SAG-AFTRA. Producer shall interface with all Guilds respecting the Programs. Company shall not be required to enter into any Guild agreements, including any signatory, financial assurances or other guaranty of obligations of Producer. Producer shall not suggest or offer to any Guild that the Company become a Guild signatory or provide contractual assurances to any Guild. Anything herein or in any Contribution Document notwithstanding, this Agreement and the other Contribution Documents are not intended to create any obligation of Contributor to become a signatory to any guild, union or collective bargaining agreement (each, a “Guild”) or performing rights society, with respect to The Chosen, nor to guaranty or assume any obligations (including the obligations of Producer or Producer Parent) respecting any such Guild. In the event any Guild requests that Company provide financial assurances or other documents with respect to the Programs, the Parties shall meet and confer and shall cooperate with each other in good faith to resolve such Guild requests and ensure the continuation of production of the applicable Program.

(e)           Subject to the terms and conditions contained herein, including the Production Conditions and the Production Integrity Obligations, Producer acting in all respects through the Key Man, shall have customary creative control and creative discretion respecting the artistic and creative elements of the Programs and its Episodes, and Company shall not interfere with such Key Man’s creative control and discretion. So long as the Key Man Affiliation is extant pursuant to the terms of this Agreement, Producer shall have control over ordinary course, day-to-day business and production matters of the Programs (subject to the limitations and conditions herein, including the provisions respecting the Chosen Planning Council and all rights of Company herein).

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(f)            Other Obligations of Producer. Producer shall at all times perform its Services hereunder in direct coordination with its Parent Company, which is performing distribution and marketing services for the Programs pursuant to the 2024 DMA.

9.             CREDITS. All credit matters relating to the Programs, including, without limitation, the granting of any credits on the Program shall be determined by Producer in its sole discretion; provided, that subject to any applicable Guild requirements and any applicable distributor policies (with respect to appearance, size and duration), the following shall apply:

(a)           Company shall be accorded a front-end presentation credit, first position (provided, that such first position credit shall be subject to any contractual obligations to Angel Studios, if any, and any distributor’s presentation credits), single card, in such form (static or animated) as Company directs, for “Come and See” (or such alternative name designated by Company and approved by Key Man) on all Episodes of Seasons 5, 6, and 7 of The Chosen, and all episodes (if applicable) of Project B. Subject to the reasonable and customary approval policies and procedures of any distributor or sub-distributor within its own territory or media, such credit shall also be included in the billing block portion of all Program ads which Program ads also include any other presentation or company credit, at Company’s discretion (subject to customary excluded ads and congratulatory award advertising, unless any other presentation or company credit appears therein).

(b)           Producer and Key Man shall meaningfully consult with Company regarding any main title company or presentation credits and any credits which Company may request to have included, including, without limitation, an appropriate credit for the Company Producer. Producer shall not accord any third-party presentation credits (other than Producer Parent) that have not already been granted or credited on prior Seasons of The Chosen, without prior written approval of Company.

Except as set forth herein, all other matters relating to the foregoing credit shall be at Producer’s sole discretion. No casual or inadvertent (i.e., non-repetitive) failure by Producer, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall Company seek or be entitled to injunctive or other equitable relief for breach of any of the credit/billing requirements hereof. Producer agrees, upon receipt of written notice from Company specifying any failure to accord such credit, to take prompt, commercially reasonable steps to prospectively cure such failure, but Producer will be under no obligation to recall any printed materials, ads, or other materials.

10.          THE CHOSEN KEY MAN AFFILIATION.

(a)           Dallas Jenkins shall be engaged by Producer (or TCI) as the principal show runner of Seasons 5-7 of The Chosen, to render creative writing and directing services on a first-priority basis (and on an exclusive basis during principal photography of each The Chosen Episode) (“Key Man Affiliation”). As a component of such Key Man Affiliation, the Key Man shall also have and actively exercise the primary creative and design authority respecting the branding, quality and production of The Chosen and each The Chosen Episode thereof. For clarity, the services of Dallas Jenkins in the Key Man Affiliation (or the Project B Key Man Services) are not delegable (nor assignable in any bankruptcy). Company and Producer acknowledge that Key Man (and conditioned upon the Key Man Affiliation) shall have and retain customary creative control and creative discretion respecting the artistic content of The Chosen (subject to review and approval rights of Company set forth herein). Company shall also have the right to insist upon and enforce the Key Man Affiliation requirements, to insist that the Key Man (Dallas Jenkins) must have and exert customary directorial creative control over The Chosen, including as to the Evangelical theological standards incorporated therein in the seasonal dramatic arcs as well as each The Chosen Episodic content.

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(b)           If a Project B Election to Proceed is effected hereunder (which, for clarity, requires that the Project B Key Man Services be extant as a condition thereof) and Project B is produced and funded hereunder in accordance with such Project B Election to Proceed (whether as an episodic series or one or more theatrical features, or some combination thereof), then any financing obligation of Company for Project B shall be conditioned upon the Project B Key Man Services being in effect for Project B and its production. A Project B Election to Proceed for Project B as a motion picture or a television series shall be subject to both the Key Man’s and the Company’s satisfaction (and approval) that the Key Man’s direct roles or responsibilities (comprising the Project B Key Man Services) with respect to any a Project B motion picture(s) or television series are not substantively reduced, circumvented or materially adversely diminished than the roles and responsibilities otherwise applicable to The Chosen series television production. As part of the Key Man Affiliation, Producer shall use good faith efforts to cause the Key Man to provide (at no additional cost to the production or any Approved Budget) first priority marketing services and appearances respecting the initial release of each season of The Chosen, such services and appearance of a type and frequency being not less than as occurred with respect to the theatrical and VOD releases of Season 4 of The Chosen.

(c)           Producer shall use reasonable good faith efforts to cause the Key Man Amendment to remain in full force and effect, and TCI and Company continue to enjoy all their respective rights and benefits (including limitations on Key Man’s services to third parties) thereunder as intended third party beneficiaries of such Key Man Amendment in connection with The Chosen. The Key Man’s services pursuant to the Key Man Affiliation are not assignable or delegable (or assignable in any bankruptcy) by Producer or Key Man. Company at its discretion and at its cost may obtain and maintain key man insurance respecting the Key Man. The existence or not of any such key man insurance shall not affect Company’s remedies hereunder or under any Transaction Document.

11.           [***] PROJECTS RIGHT OF FIRST NEGOTIATION. During the period which ends on the later of (i) the end of the Term (and including any extension thereof if a Project B Election to Proceed occurs), and (ii) the end of the term (including any extension provided for thereunder) of the 2024 DMA, Producer (and TCI) shall, and shall cause any Affiliate, to submit to Company each and every “[***] Project” (as defined below) for which Producer (or TCI or any Affiliate) desires to elect to produce, co-develop, co-produce, finance or co-finance such [***] Project. Producer shall present (in writing – email shall suffice) [***] (such elements submitted at the time, the “Submission Elements”). Company and Producer (and any other Affiliate of TCI or Producer involved in the proposed development or production) shall negotiate in good faith for fifteen (15) business days following Producer’s submission thereof (the “Negotiation Period”) respecting Company’s potential acquisition of some or all of the “CAS Reserved Rights” (as defined in the 2024 DMA) (which may require Company to provide financing or otherwise transact with respect to such [***] Project) (the “Material Deal Terms”) (such right of Company being referred to herein as the “[***] Project Right of First Negotiation”). If the Parties do not: (a) agree to the Material Deal Terms prior to the expiration of the Negotiation Period or (b) enter into definitive written agreements with respect to the financing of any accepted [***] Project within thirty (30) days after completion of the Negotiation Period, then Producer (or its Affiliate) may thereafter present the proposed [***] Project to third parties; provided, that if prior to entering into an agreement with a bona fide third-party for the applicable [***] Project there are any changed elements [***] (the “Changed Elements”), then Producer shall submit the Changed Elements to Company and Company shall have five (5) business days following Producer’s submission of the Changed Elements to negotiate the Material Deal Terms (the “Changed Elements Negotiation Period”). If the Parties do not: (a) agree to the Material Deal Terms prior to the expiration of the Changed Elements Negotiation Period or (b) enter into written agreements with respect to the submitted [***] Project (with such Changed Elements), within fifteen (15) days after completion of the Changed Elements Negotiation Period, then Producer shall be free to negotiate and enter into agreements with third parties with respect to the financing, development, production and/or other exploitation of the applicable [***] Project and Producer shall have no any further obligations of any kind or nature to present such [***] Project opportunity to Company; provided, that for clarity if the project is or becomes a “Chosen-Branded Program” the applicable terms of this Agreement shall apply. For clarity, discussions of a potential project at a Chosen Planning Council meeting or otherwise shall not replace or satisfy the formal written notices required under this first look provision. “[***] Project(s)” shall be defined as a television or film (including streaming) project [***].

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12.           DERIVATIVE PRODUCTIONS BY COMPANY. During the Term, neither Party shall have the right to develop, produce, finance or otherwise exploit any derivative work or production of any kind (including, without limitation, prequel, sequel, remake, spinoff, theatrical motion picture, television or streaming episodic or limited series or long-form program, live stage production, podcast, print publication, location based attraction, live event, etc.) based upon or derived from The Chosen (“Derivative Production(s)”) unless otherwise mutually approved by the Parties in writing. After expiration of the Term, if at any time Company elects develop, produce, finance or otherwise exploit any Derivative Production, then (i) if Key Man is still engaged with Producer in substantially the same capacity as he was on The Chosen (i.e., the substance of the Key Man Affiliation or, if applicable, the Project B Key Man Services), then Key Man shall have sole control over whether or not a Derivative Production may be produced, and if Key Man approves production of a Derivative Production, then Producer shall have the first opportunity (as provided herein) to develop, produce and distribute the applicable Derivative Production and Key Man shall have the first opportunity (as provided herein) to write and direct (and produce, if desired) the applicable Derivative Production; or (ii) if Key Man is not then engaged with Producer in substantially the same capacity as he was for The Chosen (i.e., the substance of the Key Man Affiliation, or the Project B Key Man Services), then Key Man shall have sole control over whether or not such a Derivative Production may be produced, and if Key Man approves a production of a Derivative Production, CAS shall use commercially reasonable good faith efforts (subject to the Key Man’s control of such production) to cause Producer to have the first opportunity (as defined herein) to develop, produce and distribute the applicable Derivative Production but in all cases with Key Man retaining the creative authority (including green-lighting authority) over the applicable Derivative Production. If Key Man is no longer active in the entertainment industry, then Company (and not Key Man) shall in its sole and absolute discretion control over whether a Derivative Production shall be produced, and the creative control thereof. In furtherance of Producer having the first opportunity as set forth in this paragraph, if the Key Man Affiliation (or a substantially similar affiliation) is extant, the Parties shall enter into good faith discussions (which shall include the Key Man and Producer (or only the Producer, if Key Man is no longer active in the entertainment industry) for their potential creative and production services respecting such Derivative Production, and if Producer and Key Man are able and willing to provide such creative and production services (substantially of the type and quality as provided hereunder for The Chosen), then Producer shall use Producer and Key Man exclusively for such development and production. If the Key Man Affiliation (or a substantially similar affiliation) is not extant, Company shall have good faith negotiations with Producer respecting Producer’s potential creative and production services respecting such Derivative Production, for a period of thirty (30) days (the “Derivative Production Negotiation Period”). If the Parties do not agree in writing to material deal terms within the Derivative Production Negotiation Period, then Company shall be free to develop, assign, produce, finance and/or distribute the applicable Derivative Production as it determines in its sole discretion. Further, the foregoing first look/first negotiation rights does not apply to “CAS Versions” or alternative versions (for example, foreign language versions) of the Programs, nor any promotional or marketing programs created by or funded by Company . For further clarity, the foregoing first look/first negotiation rights does not apply to any exploitation of Company’s Reserved Rights as set forth in the Transaction Documents. Upon and after the expiration of a Derivative Production Negotiation Period where no written agreement results, this provision shall not apply to any other Derivative Production, and Company after such expiration shall be free to develop, assign, produce, finance and/or distribute Derivative Productions as it determines in its sole discretion. In the event that a Project B Election to Proceed is effected, then the terms and conditions of this Section shall also apply to Derivative Productions based upon or derived from Project B or any element therein.

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13.           BOOKS AND RECORDS. Producer agrees to maintain full and complete records of all transactions made by Producer in connection with its activities hereunder, including books of account, records, papers, correspondence, vouchers, contracts, receipts, and inventories (collectively, the “Books”). Producer shall keep and maintain the Books continuously throughout the Term and for three (3) years thereafter. During the Term and for three (3) years thereafter, Company shall have the right through its representatives and accountants at all times during regular business hours to have free and full access to the Books (in addition to the specific rights of Company and Company Producer herein)

14.           REPRESENTATIONS AND WARRANTIES, AND CERTAIN PRODUCER COVENANTS.

(a)	Producer represents, warrants and agrees that:

i.              Producer is validly organized under the laws of its applicable jurisdiction, is in good corporate standing in such jurisdiction, and will remain so until satisfaction of all of its obligations hereunder, and has the right, power, and authority to enter into this Agreement and satisfy all of its obligations hereunder;

ii.             Producer and TCI each has full power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Producer of this Agreement, the performance by Producer of its obligations hereunder and the consummation by Producer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Producer, including the requisite approval of Producer’s equity holders. This Agreement constitutes the valid and legally binding obligation of Producer, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.

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iii.            Producer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would have a Material Adverse Effect.

iv.            Each Episode and the Programs are and shall be wholly original with Producer or in minor or incidental part in the public domain throughout the universe (of which Producer shall promptly notify Company in writing), or contains material with respect to which Producer has obtained written releases or other documents from all applicable parties granting to Producer all of the rights granted to Company hereunder (including, without limitation, waivers and/or assignments of all so-called “moral rights,” “droit moral,” “patrimonial rights,” or any similar rights (and rights of enforcement thereof) that may now or hereafter be recognized in any country or place).

v.             Producer has not made and will not make any grant, assignment, or agreement, or take any other action that will conflict or interfere with any rights granted to Company herein.

vi.            In connection with the pre-production, production and post-production of the Programs, Producer shall obtain and maintain, any and all agreements, permissions, licenses or permissions, required of Producer or any Affiliated Prodco, as are necessary and sufficient for the production and exploitation of Programs and to cause their Delivery in accordance herewith, and Producer shall comply with all applicable Guild agreements (and shall maintain its agreements or renewals thereof with any applicable Guild), laws, codes, permit requirements, statutes, ordinances, rules, regulations, and requirements of all governmental agencies and regulatory bodies.

vii.          To the best of Producer’s knowledge, the Episodes and Programs do not and will not, nor will the Programs produced hereunder, defame any person or entity or infringe upon or violate the rights of privacy, publicity, copyright, or trademark or any other rights of any kind or nature whatsoever (including, without limitation, any literary, dramatic, comedic, musical or photoplay right, or contract right) of any person or entity.

viii.          Producer shall, and shall use good faith efforts to cause its Affiliates to, maintain the Key Man Affiliation.

ix.            Producer shall directly coordinate deliveries and clearances of Programs with Producer Parent pursuant to the 2024 DMA.

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x.             No Material Adverse Effect (such term as used herein having the definition as set forth in the 2024 CAS APA) affecting Producer or Producer Parent is extant.

xi.            Producer shall use commercially reasonable efforts to give written notice to CAS not later than June 30, 2027 of whether the Key Man Term has been agreed in writing by TCI Producer and the Key Man to be extended beyond the original Key Man Term, including therewith a copy of any such written extension; and if no such written notice of Key Man Term extension is provided by such date, CAS shall be entitled to rely upon such Key Man Term and act in accordance therewith.

(b)           Company represents, warrants and agrees that:

i.              Company is validly organized under the laws of its applicable jurisdiction, is in good corporate standing in such jurisdiction, and will remain so until satisfaction of all of its obligations hereunder, and has the right, power, and authority to enter into this Agreement and satisfy all of its obligations hereunder.

ii.             Throughout the Term, Company will have sufficient financial resources or means to satisfy its monetary and other obligations under this Agreement as they come due, and to effect in a timely manner the fundings to Producer that are required of Company under the Approved Cash Flow Schedule for each Season.

iii.            Company owns all rights in and to the Programs and has full power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement and the other Transaction Documents, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Company.

iv.            This Agreement constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting creditors’ rights generally or provisions limiting competition, and by equitable principles.

15.           INDEMNIFICATION.

(a)            Producer shall at all times indemnify and hold harmless Company and its parent, subsidiary, and affiliated entities, successors, licensees, and assignees and each of their respective officers, directors, shareholders, employees, financiers, investors, contractors, partners, licensees, and agents from any and all third party losses, damages, claims, liabilities, or expenses (including reasonable outside legal fees and costs) (collectively, “Claims”) arising out of, relating to, or founded upon any breach of any of Producer’s representations, warranties, and/or obligations hereunder.

(b)           Company shall at all times indemnify, defend and hold harmless Producer and its parent, subsidiary, and affiliated entities, successors, licensees, and assignees and each of their respective officers, directors, shareholders, employees, financiers, investors, contractors, partners, licensees, and agents from any and all third party Claims arising out of, relating to, or founded upon any breach of any of Company’s representations, warranties, and/or obligations hereunder. The foregoing notwithstanding, this Agreement does not implicitly or otherwise create any obligation of Company to indemnify Producer or any Affiliate of Producer for any claim by Angel Studios Inc. arising or asserted prior to the Agreement Date, including in the litigation proceeding that is pending as of the May 1, 2024 between Angel Studio Inc. and TCI.

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(c)           Each Party’s indemnification obligations under this section are hereby expressly conditioned on the following: (i) the Party requesting indemnity (“Indemnified Party”) provides the purported indemnifying Party (“Indemnifying Party”) with prompt written notice of any such claim; and (ii) the Indemnified Party permits the Indemnifying Party to control the defense of such action, with counsel chosen by the Indemnifying Party (who will be reasonably acceptable to Indemnified Party); and (iii) Indemnified Party provides the Indemnifying Party with any reasonable information or assistance requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect to which the Indemnified Party is or could be indemnified hereunder unless such settlement either (A) includes an unconditional release of the Indemnified Party from all liability on all claims that are the subject matter of such proceeding or (B) is consented to in writing by the Indemnified Party (which consent shall not be unreasonably withheld).

(d)          The aggregate monetary liability for which Producer shall be liable under this Agreement shall not exceed the aggregate amount of the Production Fee actually received by Producer (provided, that equitable or injunctive relief shall not be subject to such limit). Neither Party shall have any liability to the other Party for any direct claim unless and until the aggregate amount of all damages and/or losses associated with each such claim exceeds Twenty- Five Thousand Dollars ($25,000), but if and when such threshold is met, such Party shall be required to pay or be liable for all of such claim, subject to the other qualifications in this Section 15; provided, that any exercise of an equitable remedy by either Party shall not be subject to any such requirement.

(e)           Each Party to be indemnified hereunder shall take commercially reasonable steps to mitigate any damage and/or loss upon being notified of a claim or breach hereunder; provided, that no mitigation shall be required of Company with respect to the Producer’s Services hereunder or the requirement of the Key Man Affiliation (or if applicable, the Project B Key Man Services), subject to the provisions of Section 17(c)(i)(1) and 17(c)(i)(2) below.

(f)            Payments by a Party in respect of any monetary damage and/or monetary loss which is covered by the indemnifying Party’s insurance shall be limited to the amount of any monetary liability or monetary damage that remains after deducting therefrom any insurance proceeds received or reasonably expected to be received by the other Party in respect of any such claim. Such other Party shall use its commercially reasonable efforts to recover under insurance policies for any monetary damages and/or monetary losses.

(g)           In no event shall any Party be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple; provided, that this shall not limit any equitable remedy available to either Party with respect to the MTM Clause hereof, nor shall it limit any termination right or remedy that a Party has pursuant to the terms hereof.

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16.           INSURANCE. Prior to commencement of Services in connection with the Programs, Producer shall procure and maintain all customary insurance as is necessary to cover any and all claims arising in connection with the pre-production, production, post-production and exploitation of the Programs (including, without limitation, producers’ errors & omissions insurance, loss payees on the production package insurance, commercial general liability and employers’ liability policies). Such policy limits shall be no less than those which were in effect at the commencement of production of Season 5 of The Chosen. Company may in its discretion require that such insurance package and policies also provide for a binding commitment to issue any errors and omissions policy that is required under the 2024 DMA. The Parties agree that the costs of such insurances shall be covered by the Approved Budget. Each of Company’s and its parent, subsidiary and affiliated entities, successors, licensees and assigns, and their respective members, officers, directors, shareholders, representatives, employees, contractors, partners, licensees and agents shall be included as named insureds on the Programs specific insurances.

17.           NO PARTNERSHIP OR JOINT VENTURE. Nothing herein shall be deemed to create a partnership or joint venture relationship between the Parties, it being specifically understood and agreed that Producer’s services shall be rendered as an agent of Company and shall be limited to the specific services expressly provided for herein.

18.           EVENTS OF DEFAULT.

(a)           Events of Producer Default: Each of the following shall be an “Event of Producer Default” under this Agreement:

i.             Failure to Perform. A failure of Producer to timely produce and cause Delivery of the Programs in accordance with the Production and Delivery Schedule (subject to the provisions hereof respecting the “Excluded Factors” (as defined below)).

ii.            Failure of Standards or Conditions. A failure of Producer to perform the Services in substantial accordance with (i) the Production Standards or (ii) the “Designated Production Integrity Obligations and the Designated Production Conditions” (as defined and set forth on Schedule X hereto); and such failure (if capable of being cured) is not cured by Producer in accordance with any cure provision hereof.

iii.            MTM. A violation by Producer (or its directors or officers) of the MTM Clause.

iv.           Involuntary Insolvency Proceedings. The entry of a decree or order for relief in respect of Producer or TCI in a bankruptcy, insolvency or receivership proceeding, or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law; or a receiver, trustee, liquidator, assignee, sequestrator (or similar official) is appointed in respect of Producer or TCI or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under any bankruptcy, insolvency or other similar law; or the commencement against Producer or TCI of an involuntary case under any bankruptcy, insolvency, receivership or other similar law which is not dismissed within 120 days.

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v.            Voluntary Insolvency Proceedings. Producer or TCI shall (i) be dissolved, (ii) fail or shall be unable to pay its debts generally as they become due, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors, (v) commence a voluntary case in bankruptcy, insolvency, receivership, reorganization or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be liquidated, adjudicated bankrupt or insolvent), (vi) consent by answer or otherwise to the commencement against it of an involuntary case in bankruptcy, receivership, insolvency, reorganization or any other such action or proceeding or (vii) otherwise become insolvent.

vi.           Government Intervention. Any Governmental Authority shall (i) take any action to condemn, seize, nationalize, attach, compulsory purchase, occupy, intervene with respect to or expropriate all or substantially all of the assets of Producer (either with or without payment of compensation); (ii) take any other action that (A) causes a Material Adverse Effect or (B) renders this Agreement invalid or unenforceable or materially delays the performance or observance by Producer of its obligations thereunder; or (iii) prevent Producer from exercising normal control over all or a substantial part of its assets;

vii.          Cessation of Business. If all or substantially all of Producer’s business is prohibited or suspended by any Governmental Authority, or if Producer suspends, ceases or threatens to suspend or cease to carry on all or substantially all of its business;

viii.         Key Man Control and Affiliation. Producer fails to maintain the Key Man Affiliation; or the Key Man ceases to timely perform his primary show runner and direct producing of the episodes of The Chosen; or ceases to exert customary directorial creative control over The Chosen (and if the Project B Election to Proceed occurs, Key Man ceases to timely perform as the primary show runner of the episodes of Project B (meaning without limitation, the Key Man acting as the showrunner and director of each Episode [or the director, a writer and as a producer of such theatrical motion picture(s)] comprising Project B); or ceases to be the controlling decisionmaker at Producer directly undertaking and incorporating into each seasonal treatment of The Chosen (and, if applicable, Project B) (as well as each The Chosen Episodic screenplay and casting decisions) the requisite creative acts necessary to ensure substantial conformity thereof in accordance with BAC-Approved materials (in substantially the same manner in which Key Man has previously interacted with BAC on seasons 3 and 4 of The Chosen) regarding the Evangelical theological standards incorporated in each seasonal treatment and screenplay of The Chosen; or ceases to be exclusive to the production of The Chosen during its shooting schedule, or if Key Man becomes exclusive or substantially exclusive to another production other than The Chosen except during an agreed Program production hiatus period (which shall not exceed four (4) months per calendar year); or ceases to be the controlling decisionmaker at Producer directly overseeing the Company’s Production Integrity Obligations and the Production Conditions with respect to The Chosen.

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(A) In the event that either Producer or Producer Parent fails to cause the Key Man Affiliation to remain in full force and effect; or fails to cause the Key Man to remain exclusive (except as otherwise provided herein) to TCI and Producer pursuant to and as set forth in the Key Man Amendment in effect as of the date hereof until the completion and Delivery of Season 7 of The Chosen (the “Key Man Term”) (the foregoing referred to as the “Designated Key Man Affiliation”). Upon the termination of the Key Man Term (and provided that Key Man is otherwise in compliance with the Key Man Amendment), CAS (in its sole and absolute election and determination among these options) reserves the rights to: (i) terminate CAS’ funding obligation(s) hereunder as to unproduced episodes or seasons of The Chosen, Project B or derivatives thereof (“Unfunded Projects”) (but subject to Company’s providing funds to satisfy any bona fide third party pay-or-play obligations to talent as set forth in an Approved Budget (“PP Funding Obligation”); and/or (ii) terminate Producer’s exclusive production and/or other exclusive rights hereunder as to Unfunded Projects (except as specifically provided for hereunder with respect to Producer’s right of first negotiation with respect to Derivative Productions pursuant to Section 12) as CAS, in its sole and absolute discretion, determines.

ix.            The occurrence of an event causing a Material Adverse Effect (as defined in the 2024 CAS APA) to Producer, an Affiliate Prodco or TCI continues and remains uncured for a period exceeding thirty (30) days.

(b)           Company Remedies. If an Event of Producer Default has occurred, and is continuing without cure by Producer for a period of no less than sixty (60) days from Producer’s receipt of written notice thereof from Company (or seven (7)  days in the event of Specified Key Man Loss (defined herein), Company may take any or all of the following actions:

i.              terminate this Agreement; and

ii.             exercise any and all other rights and remedies available to it under this Agreement (including specific performance or injunctive relief), or otherwise under applicable law or in equity.

(c)           Producer Breach of Obligations. In addition to the Event of Producer Default provisions (above), the following provisions and remedies shall apply:

i.              If Producer fails to maintain the Key Man Affiliation during the Key Man Term as set forth herein, or if Producer otherwise fails to perform or comply with the Designated Production Integrity Obligations and Designated Production Conditions (the “Obligations”), and such failure remains uncured for sixty (60) days following Producer’s receipt of written notice from Company specifying the nature of such failure (or seven (7) days in event of a Specified Key Man Loss (defined herein) the following shall apply and shall be the sole remedy for Company in such event (provided, that Company retains all of its other remedies for any related breaches by Producer):

1.            If Producer is unable to maintain the Key Man Affiliation due to the death, disability, or incapacity of Jenkins, or for any other reason beyond the reasonable control of Producer and Key Man (“Loss of Key Man”), Company and Producer shall discuss and work with each other in good faith to identify and attempt to mutually approve a suitable replacement for Jenkins so as to enable the production and delivery of The Chosen to continue through completion of the current Season then in production, as contemplated hereunder; provided that if the Parties are not able to mutually approve such replacement after sixty (60) days of mutual consultation, Company shall be entitled to designate such replacement; provided, that the voluntary termination by the Key Man of his Key Man Affiliation, or his decision to breach his Key Man obligations, or his breach of or repudiation of the Key Man Amendment, shall not be deemed to be “beyond the reasonable control” hereunder and may be deemed by Company in its sole discretion to be an Event of Producer Default; and provided further, that ‘incapacity’ shall mean a bona fide health incapacitation and shall not mean a conflicting work schedule or a refusal to perform services). If the Company agrees to replace the Key Man in mitigation of a Loss of Key Man, in the Company’s sole and absolute discretion such replacement may and shall be limited to the Season that is in production at the time the Loss of Key Man occurs; and Company in its sole discretion retains the remedy to terminate the Agreement (and all of its other remedies) with respect to any unmade seasons of The Chosen (and with respect to Project B, if Project B has not commenced principal photography); and subject to any PP Funding Obligation.

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2.            If Producer fails to maintain the Key Man Affiliation other than for a reason set forth in subparagraph (a) above (such failure defined herein as a “Specified Key Man Loss”), Company may in its sole discretion exercise any and all rights and remedies it may have under law or in equity, including termination of this Agreement. For clarity, only a seven (7) day notice and cure period shall apply to a Specified Key Man Loss.

3.            If Producer fails to perform or comply with the Obligations (other than a failure to maintain the Key Man Affiliation), Company and Producer shall discuss and work with each other in good faith to implement remedies with the objective of enabling the production and delivery of the Programs to continue through completion as contemplated hereunder, and (subject to Company’s discretion) such remedy implementation may include that Company Producer becoming empowered to render production decisions to mitigate the failures (and Company reserved the right and remedy to such); provided, however, that if the Parties are unable to implement mitigation remedies following such good faith discussions, and if such failure is not due to the reasons set forth in Section 19(c)(i)(b)(A)-(G) below (“Excluded Factors”), Company shall have the right to assume (without delay) control of the production, and/or post-production of the Programs solely to the extent and for the period of time necessary to reach a mitigation of the Obligation failure, with the objective that such mitigation resolution enables the completion of the production and delivery of the Programs as contemplated hereunder, including according to the Production and Delivery Schedule and the Approved Budget. (In the Company’s sole and absolute discretion, such mitigation or remedy implementation may and shall be limited to the season that is then in production, and it shall not be inferred that Company must fund future (unmade) season(s) of The Chosen, nor in such instance shall Company be obligated to fund Project B (subject to any PP Funding Obligations, if any). The Excluded Factors shall mean material delays proximately caused by any of the following (and in each case below, a Specified Key Man Loss cannot form the basis for such Excluded Factor):

(A)          Delays caused as a result of an Event of Force Majeure.

(B)          Delays caused as a result of new or changed scenes done, reshoots done, or changes in the production schedule made, at the request of Company.

(C)          Delays caused as a result of any breach of contract by any third party or any disability of any principal cast member (but not Loss of Key Man or a Specified Key Man Loss) (provided, that Company shall be entitled to designate replacement cast if the Parties have not mutually agreed within thirty (30) says of such loss of key cast).

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(D)          Laboratory delays.

(E)           Delays caused by Company’s failure to fund the Approved Budget in accordance with the Approved Cash Flow Schedule; or Company’s unreasonable delay (after proper and timely request by Producer) to exercise any of Company’s approval rights hereunder.

(F)           Delays caused by an “Event of Company Default” (as defined below).

(d)           Events of Company Default. Each of the following shall be an “Event of Company Default” under this Agreement:

i.              Involuntary Insolvency Proceedings. The entry of a decree or order for relief in respect of Company in a bankruptcy, insolvency or receivership proceeding, or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law; or a receiver, trustee, liquidator, assignee, sequestrator (or similar official) is appointed in respect of Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under any bankruptcy, insolvency or other similar law; or the commencement against Company of an involuntary case under any bankruptcy, insolvency, receivership or other similar law which is not dismissed within 120 days;

ii.             Voluntary Insolvency Proceedings. Company or any Affiliate of Company shall (i) be dissolved, (ii) fail or shall be unable to pay its debts generally as they become due, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors, (v) commence a voluntary case in bankruptcy, insolvency, receivership, reorganization or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be liquidated, adjudicated bankrupt or insolvent), (vi) consent by answer or otherwise to the commencement against it of an involuntary case in bankruptcy, receivership, insolvency, reorganization or any other such action or proceeding or (vii) otherwise become insolvent.

iii.            Government Intervention. Any Governmental Authority shall take any action to condemn, seize, nationalize, attach, compulsory purchase, occupy, intervene with respect to or expropriate all or substantially all of the assets of Company (either with or without payment of compensation); or if all or substantially all of Company’s business is prohibited or suspended by any Governmental Authority.

iv.            Failure to Fund. If Company fails to fund the Approved Budget amounts in accordance with a corresponding Approved Cash Flow Schedule.

(e)           Producer Remedies. If an Event of Company Default has occurred, and is continuing without cure by Company for a period of no less than sixty (60) days from Company’s receipt of written notice thereof from Producer, Producer may take any or all of the following actions:

i.              terminate this Agreement;

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ii.             exercise any and all other rights and remedies available to it under this Agreement, or otherwise under applicable law or in equity; and

iii.            upon the occurrence and during the continuation of an Event of Company Default, Producer is authorized, to the fullest extent permitted by law and with prior written notice to Company, at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time then due and owing by, Producer to or for the credit or the account of Company against any and all obligations then due and owing to Producer under the Transaction Documents, now or hereafter existing, irrespective of whether or not Producer shall have made demand under the Transaction Documents and irrespective of whether any obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.

(f)            No Waiver. Neither any delay nor any omission by either Party to exercise any right or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right or remedy.

19.           FORCE MAJEURE EVENTS. If Producer’s development and/or production of the Programs is prevented, interrupted or materially interfered with proximately by reason of any governmental law, ordinance, order or regulation, war, or by reason of fire, flood, earthquake, organized labor dispute, lockout, strike, injunction, illness, disability, death or default of a key cast member or other fundamental production personnel (but excluding the Key Man), accident, act of God or public enemy or other force majeure event (each an “Event of Force Majeure”), Producer shall have the right, at Producer's sole option, to suspend, extend and/or delay the production and delivery of the Programs pursuant to the Production and Delivery Schedule only for a reasonable period equal to the duration of any such Event of Force Majeure (inclusive of such time as Producer may reasonably require to recommence development and/or production); provided, that the Parties agree that none of the following shall constitute an Event of Force Majeure: The non-availability of the Key Man with respect to The Chosen or Project B; a Loss of Key Man; a Specified Key Man Loss; or an event proximately caused or resulting from the foregoing.

20.           CONFIDENTIALITY.

(a)           The Parties acknowledge and agree that they may receive confidential information of the other Party, including information about or concerning the other Party’s: (i) financial condition; (ii) business ventures and strategic plans; (iii) marketing strategies and operational methods and strategies; (iv) donor, family and personal information respecting Persons affiliated with or contracting with any Party; and (v) other information that may reasonably be deemed confidential, proprietary or a trade secret (collectively, “Confidential Information”). Confidential Information does not include information that: (x) has become part of the public domain, through no act or omission of the Party receiving the Confidential Information (“Receiving Party”); (y) was developed independently by the Receiving Party without reference to the Confidential Information; or (z) is or was lawfully and independently provided to Receiving Party prior to disclosure hereunder, from a third party who, to the knowledge of the Receiving Party, was not subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.

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(b)           Each Receiving Party agrees that it, its Affiliates and “Advisors” (as defined below) will not disclose the Confidential Information of the other Party, will protect such information using customary and reasonable safeguards and will use the Confidential Information exclusively for the purpose of exercising its rights or fulfilling its obligations under this Agreement and for no other purpose. Notwithstanding the foregoing, either Party may disclose this Agreement or any part or portion hereof (i) to the extent this Agreement and/or Company’s support hereunder need to be disclosed to obtain approval of any regulatory authority or Producer’s equity holders, (ii) for disclosures made in accordance with the terms of this Agreement, (iii) to the extent required by applicable law, regulations or U.S. Securities and Exchange Commission requirements or (iv) as publicly filed or to evidence the chain of title in and to the Programs. The Receiving Party may disclose Confidential Information to its Affiliates, managers, directors, officers, employees and agents and advisors (“Advisors”) solely to the extent necessary to exercise its rights or fulfill its obligations under this Agreement and/or the Program, but shall remain liable for confidentiality breaches of its Advisors. The Receiving Party acknowledges that the Confidential Information is considered proprietary and of competitive value, and in many cases, trade secrets. Accordingly, the Receiving Party agrees that the Party providing the Confidential Information shall be entitled without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, as a remedy for any breach of the confidentiality obligations hereunder.

21.           MORALS; TRADEMARK DAMAGE. As a material inducement to enter into this Agreement, the Parties (including the Parties’ and TCI’s respective officers, directors, and senior executives and for clarity, including the Key Man) each agree that, on and after the Agreement Date, they will not commit (a) a misdemeanor of moral turpitude that is punishable by a prison term of at least six (6) months or a felony (regardless of the length of prison term associated with such offense), or (b) any act which cannot be reasonably cured which can reasonably be considered by contemporary community standards to be immoral, deceptive, scandalous, or obscene that is likely to cause public ridicule or disapproval or otherwise negatively affect the reputation and goodwill associated with the other Party; or which would subject the Programs or the Trademarks to public ridicule or disapproval, or uses thereof which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner.

(b)          The provisions of the paragraph are sometimes referred to herein as the “MTM Clause.”

22.           NOTICES. Any notice or communications provided for hereunder must be in writing and delivered either personally, by telecopy, telex or by registered mail, postage prepaid to the following addresses and shall be conclusively deemed to have been received by the addressee and to be effective on the day on which it is personally delivered to such Party at the address set forth below (or to such other address as specified by like notice) or, if sent by registered or certified U.S. mail, on the fifth business day after the date on which it is mailed, postage prepaid, addressed to such Party at such address, or if sent by cable, telegram, telex or telecopier on the day on which it is wired or telexed:

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To Producer:                        The Chosen Texas, LLC

4 S. 2600 W.

Suite 5

Hurricane, UT 84737

Attn: Brad Pelo

Email: brad@thechosen.tv

With a copy to:

Willkie Farr & Gallagher LLP

2029 Century Park East

Los Angeles, CA 90067-2905

Attn: Andrew Kramer, Esq.

Email: Akramer@willkie.com

To Company:                        Come and See Foundation, Inc.

6385 Corporate Drive

Suite 200

Colorado Springs, CO 80919

Attn: Ryan Dunham, COO

Email: ryan@comeandseefoundation.org

With a copy to:

Barnes Law Firm

24 West Camelback Road, #467

Phoenix, Arizona 85013

Attn: Michael Barnes Esq.

Email: MBarnes@BarnesLaw.US

-and-

Envisage Law

2601 Oberlin Road

Raleigh, North Carolina 27608

Attn: Anthony Biller Esq.

Email: AJBiller@Envisage.law

23.           PUBLIC ANNOUNCEMENTS AND MEDIA RELATIONS. (a)      Each Party agrees to refrain from making any public announcement regarding this Agreement and/or Company’s support hereunder without the prior review and written approval (including email approval) by the other Party, except (i) to the extent this Agreement and/or Company’s support hereunder need to be disclosed to obtain approval of any regulatory authority or Producer’s equity holders, (ii) for disclosures made in accordance with the terms of this Agreement, (iii) as required for Company to maintain its non-profit status or (iv) to the extent required by applicable law, regulations or U.S. Securities and Exchange Commission requirements.

(b)           Each Party agrees to participate in joint public announcement(s) with the other Party from time to time and in such form to be mutually agreed upon by the Parties.

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(c)           If a Party wishes to issue any press release or media communications regarding this Agreement, it shall submit its proposed communication to the other Party (including such representatives, as such other Party may direct) in writing (including e-mail) for the other Party’s review and written approval (including email approval), prior to any release or dissemination to the public or to the media. If either Party wishes to issue any press release or media communications regarding the Programs (other than this Agreement), then the Parties shall meaningful consult regarding any such press release or media communication in advance or publication; provided, that if any such press release mentions the other Party, then the other Party shall have prior written approval (not to be unreasonably withheld, delayed or conditioned) regarding the references to such Party therein. Subject to the approval of Key Man in each instance, press releases by Producer (or TCI) may in a customary place include a brief mission statement as the Company may from time to time provide to Producer.

(d)          The Parties acknowledge that the Key Man shall exercise the primary creative and design authority respecting communications respecting branding, quality and production of the Programs, and the Party’s press release approval rights hereunder shall not be rendered in a manner so as to interfere with such authority.

24.           FURTHER ASSURANCES. In addition to specific assurances herein or in the Transaction Agreements, the Parties agree to execute any and all further documents or instruments consistent herewith, and to perform such ministerial and administrative tasks which are not in conflict herewith and which are materially necessary to carry out the expressed purposes of this Agreement.

25.           GOVERNING LAW. Subject to Mandatory Arbitration and the Rules (each as defined below), this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely therein, without regard to any conflict of law principles; provided that if there is any conflict between such choice of law and the Rules or Mandatory Arbitration provisions, the Rules and the Mandatory Arbitration shall control, and such choice of law may not adversely affect or vitiate the Mandatory Arbitration provisions hereof or the application of the Rules in such Mandatory Arbitration.

26.           MANDATORY ARBITRATION; SPECIFIC PERFORMANCE; JURISDICTION.

(a)           Subject to Mandatory Arbitration and the Rules, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely therein, without regard to any conflict of law principles; provided that if there is a conflict between such choice of law and the Rules or Mandatory Arbitration provisions, the Rules sand the Mandatory Arbitration shall control, and such choice of law may not adversely affect or vitiate the Mandatory Arbitration provisions hereof or the application of the Rules in such Mandatory Arbitration.

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The Parties hereto are Christians and believe that the Bible commands them to make every effort to live at peace and to resolve disputes with each other in private or within the Christian church (see Matthew 18:15-20; 1 Corinthians 6:1-8). Therefore, the Parties hereto agree that any claim or dispute between them shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (the “Rules”), to be held in a neutral local or such other mutually agreed upon location. Subject to the primacy of applying such Rules, the Parties will make best efforts to select an arbitrator who has substantial experience in adjudicating and/or arbitrating disputes in the motion picture and television industry. If the parties are not able to locate an arbitrator with such experience, the parties agree that the arbitrator may (and should) select a Special Master at the parties’ shared expense with substantial experience in the industry to advise the arbitrator. The parties further agree that for disputes forecast to involve less than $100 million in controversy, the matter shall be resolved by a single arbitrator, and for matters in excess of $100 million, the matter shall be resolved by a panel of three arbitrators. (As used herein, the singular “arbitrator” includes the plural if applicable.) The arbitrator shall decide all issues and questions of whether a dispute or claim is subject to mediation and/or arbitration pursuant to the Rules and/or of the arbitrability (including the existence, validity, and scope of the arbitration agreement) and/or jurisdiction of a dispute or claim, pursuant to Rules 24 and 34. The arbitration award shall also provide for payment by the non-prevailing party to the prevailing party of all fees and costs incurred in connection with said arbitration, as well as the reasonable outside attorneys’ fees and costs incurred by the prevailing parties. Judgment upon any such arbitration decision or award may be entered in and enforced by any court having jurisdiction thereof. These mandatory arbitration provisions are referred to collectively as “Mandatory Arbitration”.

(c)           Each Party hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; and (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, THIS AGREEMENT; and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which the applicable Party and its assets are subject.

27.           NO PRESUMPTION; HEADINGS. In the interpretation of this Agreement, no Party shall be deemed the drafting Party and each provision hereof and thereof shall be interpreted neutrally with no presumption arising in favor of one Party or the other based upon which Party prepared the drafts or the final version hereof or thereof. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

28.           ASSIGNMENT.

(a)           Subject to the “Financing Proviso” (as defined below), prior to the end of the Key Man Term, neither Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld (and with such consideration by each Party including the context of the relationship reflected in this Agreement); provided, that if a Project B Election to Proceed is effected, then such prohibition shall continue until the completion and delivery of Project B pursuant to such Project B Election to Proceed.

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(b)           Subject to the Financing Proviso, after the end of the Key Man Term, Producer may effect an assignment of this Agreement without CAS’ consent to surviving or successor entity(ies) directly resulting from a merger, acquisition, corporate reorganization, or sale of all or substantially all of the assets of Producer (“Reorg”); provided that Producer’s obligations hereunder must be assumed by any such permitted assignee in such Reorg, and such Reorg must include the written agreement of the Key Man (of which CAS shall be a beneficiary) to continue all of the Key Man Affiliation obligations with such assignee in any such Reorg. Other than with respect to a permitted assignment in a Reorg or Financing Transaction, the duties comprising the Key Man Affiliation are not assignable or delegable. Any purported assignment made contrary to the terms of this Agreement (including any assignment for the benefit of creditors, or assignment to a trustee pursuant to any bankruptcy or insolvency or any unpermitted assignment or delegation of the duties comprising the Key Man Affiliation) shall constitute a breach hereof and shall be void ab initio. Company in any event, shall not be obligated to accept any executory performances from, or render any executory performances to, any purported assignee of this Agreement in any bankruptcy This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto.

(c)           This Agreement and the Key Man Affiliation that is a condition hereof requires the personal services of and by the Key Man, and such personal services of the Key Man are inextricably connected to the services to be provided by Producer hereunder. Other than specifically as provided and limited with respect to a Reorg or Financing Transaction (including the Proviso Conditions) provided for herein, the duties and obligations of the Key Man under this Agreement are not assignable or delegable to any person without CAS’ prior written consent (in its sole and absolute discretion), nor shall CAS be compelled to accept Producer’s performance hereunder (or pursuant to any Reorg or Financing Transaction) without the Key Man Affiliation. The Parties acknowledge that CAS’s funding obligations hereunder are financial accommodations and are not assignable to any person without CAS’ prior written consent (in its sole and absolute discretion). For clarity, the foregoing shall not be construed to prohibit Producer Parent’s customary licensing or sub-distribution in the ordinary course of business in connection with its exploitation of the Licensed Rights, subject to any consultation and/or approval rights of CAS as set forth in the 2024 DMA.

(d)           Financing Proviso. Notwithstanding the foregoing subparagraphs (a)-(c), Producer may reorganize its capital structure, including, without limitation, by one or more issuances of equity or debt-equity hybrid interests, and/or by a Reorg (as defined above), so long as such transaction (or series of integrated transactions) makes available to Producer, on commercially reasonable terms, a reasonable amount of working capital and liquidity to enable Producer to satisfy its financial obligations as they come due (a “Financing Transaction”). A Financing Transaction shall not require the consent of CAS, so long as the following conditions are met with respect to such Financing Transaction (the “Proviso Conditions”): (i) if such Financing Transaction includes an assignment of this Agreement or any rights or obligations hereunder to a third party or successor (such third party or successor, an “Assignee”), Producer’s obligations hereunder must be assumed in their entirety by any such permitted Assignee in such Financing Transaction; (ii) the Financing Transaction must include the written agreement of the Key Man (of which CAS shall be a beneficiary) to continue all of the Key Man Affiliation obligations (without delegation of Key Man’s personal services) with such Assignee in any such Financing Transaction; (iii) Producer and any Assignee (as applicable) must remain solvent (to the extent such entity remains in existence) immediately after giving effect to the Financing Transaction; (iv) a transfer or assignment in bankruptcy shall not qualify as a Financing Transaction; (v) a Financing Transaction may not violate the MTM Clause; and (vi) the Financing Transaction may not result in a Change of Control. As used hereunder a “Change of Control” shall mean a transfer, directly or indirectly, (y) of securities of or other interests in Producer (or Producer Parent or The Chosen Productions, LLC (“TCPL”) representing a majority of the votes respecting the election of directors (or the individuals performing similar functions, such as a manager in the case of a limited liability company) of Producer (or Producer Parent or TCPL), or (z) by the equity holders of Producer (or Producer Parent or TCPL) of the authority to direct the management and policies of Producer (or Producer Parent or TCPL) to any other person or entity (other than its respective board of directors (or manager in the case of a limited liability company)). This subparagraph (d) is referred to as the “Financing Proviso.”

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29.           CONTINUATION OF SECURITY INTERESTS BENEFITTING CAS.

(a)           Pursuant to that certain Contribution Funding And Production Agreement dated as of November 29, 2022 between TCI and CAS (including with any ancillary agreements related thereto, the “2022 Funding Agreement”), CAS reserved certain rights in and to various rights, properties and assets (including proceeds and after-acquired property (as set forth therein), and in addition, TCI granted to CAS various liens and security interests in properties and rights (including proceeds and after-acquired property, as set forth therein) related to The Chosen program and related rights properties and rights, including under a Copyright Mortgage and Security Agreement dated as of November 29, 2022 and schedules mortgages, financing statements, exhibits, agreements and instruments appended thereto or entered into in connection therewith (collectively, “2022 Ancillary Security Agreements”).

(b)          The 2022 CAS Agreements applied to the production and release of Season 3 of The Chosen, and the production of Season 4 of The Chosen, and the Parties (and their Affiliates and licensees) are entitled to rely thereupon. The Parties intend that this Agreement and the 2024 Agreements shall apply to the distribution of Season 4 of The Chosen, and shall apply to the development, production and distribution of all Episodes and other matters as of and after the Agreement Date. The 2022 CAS Agreements are and shall be deemed amended and novated in their entirety by the 2024 CAS Agreements; provided, that (i) with respect to any new season of The Chosen (or Project B, if applicable) commencing with season 5 of The Chosen, if there is any conflict between the terms of any provision of the 2022 CAS Agreements and any provision of the 2024 CAS Agreements, the provisions of the 2024 CAS Agreements shall apply; (ii) with respect to the distribution of Season 4 of The Chosen, and any renewals and administration of licenses after the Agreement Date by Producer or Producer Parent with respect any new season of The Chosen (or Project B, if applicable), including previous seasons, the 2024 CAS Agreements shall apply.

(c)          The 2022 Ancillary Security Agreements secured the “Obligations” of TCI as defined in the 2022 Funding Agreement (“2022 Secured Obligations”). The 2022 Secured Obligations remain in full force and effect in accordance with their respective terms. The 2022 Ancillary Security Agreements are not terminated by the Transaction Documents.

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30.          TERMINATION OF SECURITY INTERESTS BENEFITTING TCI.

(a)           The 2024 DMA terminates any and all security interests (each a "Prior TCI Lien" and collectively, the "Prior TCI Liens"), granted by Company to TCI or any Affiliate of TCI pursuant to the terms of (i) the 2022 Funding Agreement, (ii), the Intellectual Property Assignment and Limited Assumption Agreement dated as of November 29, 2022 between TCI and CAS (including any exhibits, security agreements, mortgages, schedules and ancillary agreements related thereto, the “2022 CAS IPPA”), (iii) the License Agreement dated as of November 29, 2022 between TCI and CAS (including with any ancillary agreements, exhibits, security agreements, mortgages and schedules related thereto, the “2022 License Agreement”), each as amended to date, are referred to herein collectively as the “2022 CAS Agreements. To the extent that Producer was a party to or beneficiary of any such Prior TCI Lien, by this Agreement the Parties hereto hereby terminate each and every such Prior TCI Lien.

(b)           Producer hereby irrevocably grants to CAS a power of attorney, to act as Producer's attorney-in-fact, with full authority in the name, place and stead of Producer, from time to time in CAS's sole and absolute discretion, to take any action consistent herewith and to execute any instrument that CAS may reasonably deem necessary or advisable to accomplish the purposes consistent herewith. This power of attorney authority includes the following authority:

(i)	execute, file and record terminations or notice(s) of termination with respect to any Prior TCI Lien, in the sole discretion of CAS without first obtaining TCI's approval thereof or signature thereto, but after providing written notice to TCI;

(ii)	To take any action reasonably necessary or advisable to perfect, maintain, or continue any lien or security interest of CAS under any of the 2022 CAS Agreements or the 2024 CAS Agreements, including, without limitation, executing and filing any financing statement, mortgage of copyright, trademark or intellectual property security agreement, notice of assignment, payment direction letter, account control agreement, any continuation statement or any amendment thereto, and any other instrument which is necessary to attach or perfect a security interest of CAS granted under the 2022 CAS Agreements or the 2024 CAS Agreements (including as to proceeds and after-acquired property).

(c)            The foregoing power of attorney is coupled with an interest and is irrevocable. Company shall use good faith commercially reasonable efforts to afford Producer with five (5) days advance written request and notice prior to Company’s exercise of its power of attorney hereunder. If Company executes any documents on Producer’s behalf, Company shall provide a copy(ies) of such document(s) to Producer upon written request therefor; provided, that any inadvertent failure of Company to provide such copies shall not be deemed a breach hereof.

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31.           GRANT OF SECURITY INTERESTS

(a)            The obligations owing by Producer to CAS set forth herein (and/or in any of the 2024 CAS Agreements, including the 2024 APA) are referred to as the “Producer Obligations.”

(b)            For the avoidance of doubt and without limitation of the other Secured Obligations (as defined in the Amended, Reinstated and Consolidated Security Agreement attached hereto as Exhibit SA (the “Security Agreement”), Producer’s Obligations shall be secured by the Security Agreement and the other Security Documents.

(c)            For clarity, the grant of the security interest pursuant to the Security Agreement is in addition to the continuation of CAS’s existing liens and security interests provided for elsewhere in this Agreement.

(d)            Producer hereby irrevocably grants to CAS a power of attorney, to act as Producer's attorney-in-fact, with full authority in the name, place and stead of Producer, from time to time in CAS's sole and absolute discretion, to take any action consistent herewith and to execute any instrument (in Producer’s name) that CAS may reasonably deem necessary, including to file and record financing statements and copyright notices, trademark or intellectual property security agreements, notice of assignments, payment direction letters, account control agreements, any continuation statement or any amendment thereto, and any other instrument which is necessary to attach or perfect a security interest of CAS granted hereunder or under the 2022 CAS Agreements (including as to proceeds and after-acquired property). The foregoing power of attorney is coupled with an interest and is irrevocable. Company shall use good faith commercially reasonable efforts to afford Producer with five (5) days advance written request and notice prior to Company’s exercise of its power of attorney hereunder. If Company executes any documents on Producer’s behalf, Company shall provide a copy(ies) of such document(s) to Producer upon written request therefor; provided, that any inadvertent failure of Company to provide such copies shall not be deemed a breach hereof.

32.            MISCELLANEOUS. This Agreement and the Transaction Documents constitutes and contains the entire agreement between the Parties and expressly supersedes in all respects any prior or contemporaneous representations, promises or agreements, whether written or oral, between the Parties with respect to the subject matter hereof. This Agreement may not be changed, modified, amended or supplemented except in writing signed by both Parties hereto. If any provision of this Agreement is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby; and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement may be executed and delivered via pdf or electronic transmission in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Agreement Date.

COME AND SEE FOUNDATION, INC. (“Company”)

By:
Its:	Ryan Dunham
Authorized Signatory

THE CHOSEN TEXAS, LLC (“Producer”)

By:
Its:	Derral Eves
Authorized Signatory

[Signature Page to the Production Services and Funding Agreement]

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Exhibit D

Form of Security Agreement

[See attached]